UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Fisher Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 24, 2013

Dear Fisher Shareholder:

On behalf of the board of directors of Fisher Communications, Inc. (“Fisher”), I cordially invite you to attend a special meeting of shareholders of Fisher, to be held at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, at 10:00 a.m., Pacific Time, on August 6, 2013.

On April 11, 2013, Fisher entered into a definitive Merger Agreement (as defined below) with Sinclair Broadcast Group, Inc. (“Sinclair”) and Sinclair Television of Seattle, Inc., an indirect wholly owned subsidiary of Sinclair (“Merger Sub”), providing for the acquisition of Fisher by Sinclair. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Fisher, with Fisher continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Sinclair (the “Merger”). At the special meeting, you will be asked to consider and vote upon a proposal to approve the Merger Agreement, thereby approving the Merger, and certain other matters as set forth in the shareholder notice and the accompanying proxy statement.

If the Merger is completed, you will be entitled to receive $41.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you.

After careful consideration, the board of directors of Fisher (the “Fisher Board”) has unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders, and has adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Fisher Board unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

In addition, the Fisher Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers. Approval of the Merger Agreement and approval of the “golden parachute” compensation are subject to separate votes by Fisher’s shareholders. Approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to completion of the Merger.

In order for the Merger Agreement to be approved, shares of our common stock representing at least two-thirds of the votes entitled to be cast must be voted “FOR” the proposal to approve the Merger Agreement. In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved, the votes cast “FOR” such proposal by the shares of our common stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of our common stock entitled to vote on such proposal, in each case, provided that a quorum is present in person or represented by proxy at the special meeting. If, however, less than a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Your vote is very important, regardless of the number of shares of our common stock you own. Whether or not you plan to attend the special meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or via the Internet, prior to the special meeting to ensure that your shares of our common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to approve the Merger Agreement will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Agreement and Plan of Merger, dated as of April 11, 2013, as it may be amended from time to time, by and among Fisher, Sinclair and Merger Sub (the “Merger Agreement”) is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Fisher from documents we have filed with the U.S. Securities and Exchange Commission.

On behalf of the board of directors and management of Fisher, we thank you for your support.

Best regards,

Paul A. Bible

Chairman of the Board

The proxy statement is dated June 24, 2013, and is first being mailed to our shareholders on or about June 28, 2013.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

FISHER COMMUNICATIONS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 6, 2013

To the Shareholders of Fisher Communications, Inc.:

A special meeting of shareholders of Fisher Communications, Inc. (“Fisher”) will be held at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, at 10:00 a.m., Pacific Time, on August 6, 2013, for the purpose of considering and voting upon the following matters:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 11, 2013, as it may be amended from time to time (the “Merger Agreement”), by and among Fisher, Sinclair Broadcast Group, Inc., a Maryland corporation (“Sinclair”), and Sinclair Television of Seattle, Inc., a Washington corporation and an indirect wholly owned subsidiary of Sinclair (“Merger Sub”), providing for the acquisition of Fisher by Sinclair. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Fisher, with Fisher continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Sinclair (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the proxy statement of which this notice forms a part.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

3.	To consider and cast an advisory (non-binding) vote on a proposal to approve certain “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers.

4.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the direction of the board of directors of Fisher (the “Fisher Board”).

The Fisher Board has fixed the close of business on June 14, 2013 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of shares of our common stock you own. The Merger cannot be completed unless shares of our common stock representing at least two-thirds of the votes entitled to be cast are voted “FOR” the proposal to approve the Merger Agreement. In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved, the votes cast “FOR” such proposal by the shares of our common stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of our common stock entitled to vote on such proposal, in each case, provided that a quorum is present in person or represented by proxy at the special meeting. If, however, less than a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or via the Internet, prior to the special meeting to ensure that your shares of our common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you fail to submit a proxy or to vote in person at the special meeting, this will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement, and your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to approve the Merger Agreement will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

After careful consideration, the Fisher Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders, and has adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Fisher Board unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. In addition, the Fisher Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers. Approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to completion of the Merger.

Holders of our common stock are or may be entitled to assert dissenters’ rights with respect to the Merger under Chapter 23B.13 of the Washington Business Corporation Act. A copy of Chapter 23B.13 is attached as Annex C to the proxy statement.

The proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Fisher from documents we have filed with the U.S. Securities and Exchange Commission. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, New Jersey 07310

Toll-Free: (800) 509-0983

E-mail: Fisher@georgeson.com

June 24, 2013	BY ORDER OF THE BOARD OF DIRECTORS Christopher J. Bellavia Corporate Secretary

Annex A	Agreement and Plan of Merger, dated as of April 11, 2013, by and among Fisher Communications, Inc., Sinclair Broadcast Group, Inc. and Sinclair Television of Seattle, Inc.	A-1

Annex B	Opinion of Fisher’s Financial Advisor	B-1

Annex C	Chapter 23B.13 of the Washington Business Corporation Act	C-1

This proxy statement and the enclosed proxy card are first being mailed on or about June 28, 2013 to shareholders of Fisher Communications, Inc. who owned shares of its common stock, par value $1.25 per share, which we refer to as the “Company Common Stock” in this proxy statement, as of the close of business on June 14, 2013.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement.

In this proxy statement, the terms “Fisher”, the “Company”, “we”, “us” and “our” refer to Fisher Communications, Inc. and, where appropriate, its subsidiaries, and the term the “Fisher Board” refers to the board of directors of Fisher. We refer to Sinclair Broadcast Group, Inc. as “Sinclair” and Sinclair Television of Seattle, Inc. as “Merger Sub”. All references to the “Merger” refer to the merger of Merger Sub with and into Fisher, with Fisher continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Sinclair, and all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated April 11, 2013, as it may be amended from time to time, by and among Fisher, Sinclair and Merger Sub, a copy of which is included as Annex A to this proxy statement. Fisher, following the completion of the Merger, is sometimes referred to in this proxy statement as the “surviving corporation”.

Parties to the Merger (Page 24)

Fisher Communications, Inc., a Washington corporation, is an integrated media company that was founded in 1910 and has been in the broadcasting business since 1926. We conduct our operations through our subsidiary, Fisher Broadcasting Company. Through its operating subsidiaries, Fisher Broadcasting Company owns and operates thirteen full power television stations (including a 50%-owned television station), seven low power television stations and three owned radio stations (in addition to one managed radio station) in the Western United States. Our television stations are located in Washington, Oregon, California and Idaho and our radio stations are located in Washington.

Sinclair Broadcast Group, Inc., a Maryland corporation, is a diversified television broadcasting company that owns or provides certain programming, operating or sales services to television stations in the United States. As of March 1, 2013, Sinclair owned, provided programming and operating services pursuant to local marketing agreements or provided (or was provided) sales services pursuant to outsourcing agreements to 86 television stations in 46 markets.

Sinclair Television of Seattle, Inc., a Washington corporation, is an indirect wholly owned subsidiary of Sinclair and was formed solely for the purpose of facilitating the acquisition of Fisher. To date, Merger Sub has not carried on any activities other than those related to its formation and the Merger. Upon consummation of the Merger, Merger Sub will merge with and into Fisher and will cease to exist, with Fisher continuing as the surviving corporation.

The Special Meeting (Page 26)

Time, Place and Purpose of the Special Meeting (Page 26)

The special meeting will be held on August 6, 2013 at 10:00 a.m., Pacific Time, at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109.

At the special meeting, holders of Company Common Stock will be asked to approve the Merger Agreement and to approve adjournment of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. In addition, holders of Company Common Stock will be asked to approve, on an advisory (non-binding) basis, the compensation disclosed in this proxy statement that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers, which we refer to as the “golden parachute” compensation in this proxy statement.

Record Date and Quorum (Page 26)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company Common Stock at the close of business on June 14, 2013, which the Fisher Board has fixed as the record date for the special meeting and which we refer to as the “record date” in this proxy statement. You will have one vote for each share of Company Common Stock that you owned at the close of business on the record date. As of the close of business on the record date, there were 8,872,713 shares of Company Common Stock outstanding and entitled to vote at the special meeting. A majority of the votes represented by shares of Company Common Stock issued and outstanding at the close of business on the record date and entitled to be cast at the special meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the special meeting.

Vote Required (Page 27)

In order for the Merger Agreement to be approved, shares of Company Common Stock representing at least two-thirds of the votes entitled to be cast must be voted “FOR” the proposal to approve the Merger Agreement.

In order for the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting. If, however, less than a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting.

As of the close of business on the record date, the directors and executive officers of Fisher beneficially owned and were entitled to vote, in the aggregate, 241,782 shares of Company Common Stock, excluding shares of Company Common Stock issuable upon the exercise of stock options and restricted stock units as of such date, representing 2.73% of the outstanding shares of Company Common Stock at the close of business on the record date.

The directors and executive officers have informed Fisher that they currently intend to vote all of their shares of Company Common Stock (other than shares of Company Common Stock as to which such holder may not have discretionary authority) “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

Proxies and Revocation (Page 28)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. Each of the proposal to approve the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation is a non-routine proposal on which banks, brokerage firms and other nominees do not have discretion to vote any uninstructed shares. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company Common Stock in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

If a quorum is present in person or represented by proxy at the special meeting, the failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. If, however, less than a quorum is present, the failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock on the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies will have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock will have no effect on the outcome of the proposal to approve (on an advisory basis) the “golden parachute” compensation.

The Merger (Page 32)

The Merger Agreement provides that, upon the terms and subject to conditions of the Merger Agreement, Merger Sub will merge with and into Fisher. Fisher will be the surviving corporation in the Merger and will continue to do business following the Merger as an indirect wholly owned subsidiary of Sinclair. As a result of the Merger, Fisher will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of capital stock of the surviving corporation.

Merger Consideration (Page 32)

At the effective time of the Merger, which we refer to as the “Effective Time” in this proxy statement, each share of Company Common Stock outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Sinclair or Merger Sub, all of which will be canceled, shares of Company Common Stock held by any subsidiaries of Fisher or Sinclair (other than Merger Sub) and shares of Company

Common Stock that are held by shareholders, if any, who are entitled to and have properly demanded dissenters’ rights in accordance with Chapter 23B.13 of the Washington Business Corporation Act, which we refer to as the “WBCA” in this proxy statement, and have not withdrawn or lost such rights, will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to $41.00, which we refer to as the “Merger Consideration” in this proxy statement.

Dividends (Page 92)

Until the Effective Time, the Merger Agreement permits Fisher to, and Fisher expects to, continue to pay regular quarterly cash dividends of $0.15 per share of Company Common Stock. However, future cash dividends, if any, will be at the discretion of the Fisher Board and can be changed or discontinued at any time, subject to any limitations in the Merger Agreement.

Expected Timing of the Merger

We currently expect to complete the Merger late in the third calendar quarter of 2013 or in the fourth calendar quarter of 2013. The Merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of Fisher or Sinclair could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the Merger Agreement.

Reasons for the Merger (Page 39)

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Fisher Board consulted with Fisher’s senior management, its outside legal advisors and its independent financial advisor. In declaring that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders and recommending that Fisher’s shareholders vote their shares of Company Common Stock in favor of approval of the Merger Agreement, the Fisher Board considered, among others, the following factors:

•	the financial terms of the Merger and certainty of value to be paid to Fisher’s shareholders;

•	the prospects of Fisher and the risks associated with Fisher continuing as a stand-alone publicly-held entity;

•	the comprehensive sales process conducted by Fisher and the strategic alternatives available to Fisher;

•	the fairness opinion of Fisher’s financial advisor;

•

the terms of the Merger Agreement, including the deal protection and regulatory approvals and related risk allocation provisions of the Merger Agreement, and the conditions to completion of the Merger;

•	the likelihood of consummation of the Merger, and the risk that the Merger may not be completed or may be unduly delayed;

•	the interests of certain members of senior management in the Merger; and

•	the risk that Fisher may be unable to obtain shareholder approval of the Merger Agreement.

Recommendation of the Fisher Board (Page 44)

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Fisher Board” beginning on page 39 of this proxy statement, the Fisher Board:

•

unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders;

•	unanimously adopted the form of the Merger Agreement and the terms and conditions contained therein, including the terms and conditions of the Merger;

•	authorized, empowered and directed the appropriate officers of Fisher, in the name and on behalf of Fisher, to execute and deliver the Merger Agreement;

•

authorized, empowered and directed the appropriate officers of Fisher, in the name and on behalf of Fisher, to take all such further actions and to prepare, execute, deliver and file all such further reports, schedules, statements, consents, documents, agreements, certificates and undertakings as such officers determine to be necessary, advisable or appropriate in connection therewith;

•	recommended to the shareholders of Fisher that they approve the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement; and

•	approved the Merger pursuant to the Merger Agreement for purposes of Section 23B.19.010 et seq. of the WBCA and any other similar laws that may be deemed applicable to Fisher.

In considering the recommendation of the Fisher Board with respect to the proposal to approve the Merger Agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Fisher’s shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement. The Fisher Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Fisher.

The Fisher Board unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. In addition, the Fisher Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger.

Opinion of Fisher’s Financial Advisor (Page 44)

In connection with the Merger, the Fisher Board received a written opinion, dated April 11, 2013, from Fisher’s financial advisor, Moelis & Company LLC, which we refer to as “Moelis” in this proxy statement, as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be received in the Merger by holders of Company Common Stock. The full text of Moelis’ written opinion, dated April 11, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Fisher’s shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Fisher Board (in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to holders of Company Common Stock and does not address Fisher’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Fisher. Moelis’ opinion does not constitute a recommendation to any shareholder of Fisher as to how such shareholder should vote or act with respect to the Merger or any other matter.

Financing of the Merger (Page 54)

The Merger is not conditioned on Sinclair obtaining the proceeds of any financing. We anticipate that total funds of approximately $390 million will be needed to purchase all of the issued and outstanding shares of Company Common Stock and to complete the Merger and the other transactions contemplated by the Merger Agreement, and to pay related fees and expenses. Sinclair intends to finance the Merger with cash on hand and borrowings under its existing credit facility.

Interests of Certain Persons in the Merger (Page 55)

Certain of Fisher’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Fisher’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Fisher, the Fisher Board was aware of these conflicts of interest and considered them among other matters described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Fisher Board” beginning on page 39 of this proxy statement.

In addition, if the Merger Agreement is approved by Fisher’s shareholders, shares of Company Common Stock held by Fisher’s directors and executive officers will be treated in the same manner as outstanding shares of Company Common Stock held by other shareholders of Fisher.

For further information, see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

Material United States Federal Income Tax Consequences (Page 62)

The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company Common Stock and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service, which we refer to as the “IRS” in this proxy statement, Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 62 of this proxy statement for definitions of “United States Holder” and “non-United States Holder”, and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Regulatory Approvals (Page 66)

Antitrust Authorities. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act” in this proxy statement, the Merger may not be completed until the expiration of a thirty-calendar day waiting period which began when Sinclair filed a Premerger Notification and Report Form under the HSR Act with the Federal Trade Commission, which we refer to as the “FTC” in this proxy statement, and the Antitrust Division of the Department of Justice, which we refer to as the “Antitrust Division” in this proxy statement, unless such waiting period is earlier terminated by the FTC and the Antitrust Division, or unless extended by a Request for Additional Information. Pursuant to the terms of the Merger Agreement, Fisher and Sinclair were obligated to file a Premerger Notification and Report Form within ten business days of April 11, 2013. Sinclair filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the Merger on April 25, 2013. Fisher filed its Premerger Notification and Report Form under the HSR Act on April 25, 2013.

On May 15, 2013, the FTC notified Sinclair and Fisher that early termination of the waiting period applicable to the Merger under the HSR Act has been granted.

FCC. Under the Communications Act of 1934, as amended, which we refer to as the “Communications Act” in this proxy statement, Fisher and Sinclair may not complete the Merger unless they have first obtained the approval of the Federal Communications Commission, which we refer to as the “FCC” in this proxy statement, to transfer control of Fisher’s FCC licenses to Sinclair, which approval we refer to as the “FCC Consent” in this proxy statement. The FCC Consent is sought through the filing of transfer of control applications with the FCC, which are subject to public comment and objections from third parties. The FCC cannot grant the applications until they have been out on public notice for a minimum of thirty days. Pursuant to the Merger Agreement, Fisher, Sinclair and Merger Sub, as applicable, were obligated to file applications with the FCC seeking the FCC Consent within ten business days of April 11, 2013. Sinclair and Fisher filed applications for the FCC Consent on April 25, 2013. The FCC put the applications for Fisher’s Media Bureau and Wireless Telecommunications Bureau licenses on public notice on May 1, 2013. On May 8, 2013, the FCC put the applications for Fisher’s International Bureau licenses on public notice. The timing or outcome of the FCC Consent process cannot be predicted.

There can be no assurance that a challenge to the Merger on antitrust, FCC or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be. Fisher and Sinclair are obligated to use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, and any actions or nonactions by, any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Litigation Relating to the Merger (Page 67)

In connection with the Merger, on April 17, 2013, a purported class action lawsuit was filed against Fisher and the Fisher Board in King County Superior Court in the State of Washington, docketed as Halberstam v. Fisher Communications, Inc., et al., Case No. 13-2-17171-6 SEA. An amended complaint was filed on April 23, 2013, and a second amended complaint was filed on June 3, 2013.

The lawsuit alleges, among other things, that the Fisher Board breached its fiduciary duties to Fisher’s shareholders by failing to take steps to maximize shareholder value or to engage in a fair sales process before approving the proposed acquisition of Fisher by Sinclair. Specifically, the lawsuit alleges that the consideration to be paid by Sinclair is inadequate in light of Fisher’s growth prospects, that the use of certain deal protection devices chills any potential post-deal market check and ensures that no competing offers will emerge, and that this proxy statement omits and/or misrepresents material information regarding the Fisher Board’s process and evaluation of the Merger and other possible strategic alternatives.

The plaintiff seeks relief that includes, among other things, a determination that the Fisher Board breached its fiduciary duties, an injunction prohibiting the Merger and prohibiting the Fisher Board from implementing the disputed measures, compensatory damages, and payment of plaintiff’s attorneys’ fees and costs. Fisher and the Fisher Board believe the lawsuit is without merit and intend to defend against it vigorously. There can be no assurance, however, with regard to the outcome. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

The Merger Agreement (Page 68)

A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For further information regarding the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 68 of this proxy statement.

Treatment of Company Common Stock, Stock Options and Restricted Stock Units (Page 69)

•

Common Stock. At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Sinclair or Merger Sub, all of which will be canceled, shares of Company Common Stock held by any subsidiaries of Fisher or Sinclair (other than Merger Sub) and shares of Company Common Stock that are held by shareholders, if any, who are entitled to and have properly demanded dissenters’ rights in accordance with Chapter 23B.13 of the WBCA and have not withdrawn or lost such rights, will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to $41.00.

•

Stock Options. At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock, whether vested or unvested, will be fully vested and will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) determined by multiplying the excess, if any, of $41.00 over the applicable exercise price per share of such option by the number of shares of Company Common Stock subject to such option. However, options granted during calendar year 2013 will partially vest, and the holders of such option will be entitled to a proportionate amount of cash, as provided in the applicable stock option agreement.

•

Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit issued by Fisher, whether vested or unvested, will be fully vested and will be canceled, with the holder of such restricted stock unit becoming entitled to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of $41.00 multiplied by the number of shares of Company Common Stock subject to such restricted stock unit. However, restricted stock units granted to Fisher employees during calendar year 2013 pursuant to a new award made in such year will partially vest, and the holders of such restricted stock unit will be entitled to a proportionate amount of cash, as provided in the applicable award agreement.

Solicitation of Acquisition Proposals (Page 76)

Fisher has agreed not to, among other things, solicit any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, prior to the approval of Fisher’s shareholders of the Merger Agreement, Fisher can furnish information and enter into discussions or negotiations with respect to an acquisition proposal if the Fisher Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal either is, or is reasonably likely to lead to, a superior proposal. At any time before the Merger Agreement is approved by Fisher’s shareholders, if the Fisher Board so determines in good faith that an acquisition proposal is a superior proposal, Fisher may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement with respect to such superior proposal, so long as Fisher complies with certain terms of the Merger Agreement, including paying to Sinclair a termination fee as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 86 of this proxy statement.

Changes in the Recommendation of the Fisher Board (Page 78)

At any time before the Merger Agreement is approved by Fisher’s shareholders, the Fisher Board may change its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger if the Fisher Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that an acquisition proposal is, or is reasonably likely to lead to, a superior proposal, so long as Fisher complies with certain terms of the Merger Agreement, including Sinclair’s ability to match the terms of such acquisition proposal.

In addition, at any time before the Merger Agreement is approved by Fisher’s shareholders, the Fisher Board may change its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger in connection with a previously unknown, material intervening event or change in circumstances unrelated to an acquisition proposal if the Fisher Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to Fisher’s shareholders, so long as Fisher complies with certain terms of the Merger Agreement, including Sinclair’s ability to renegotiate the terms of the Merger Agreement in light of such intervening event.

Under the Merger Agreement, if the Fisher Board changes its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger, Sinclair may terminate the Merger Agreement and receive from Fisher a termination fee as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 86 of this proxy statement.

Conditions to Completion of the Merger (Page 83)

As more fully described in the Merger Agreement and this proxy statement, the respective obligations of Fisher, Sinclair and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by Fisher’s shareholders, receipt of required regulatory approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. Completion of the Merger would also require the satisfaction or waiver of certain other closing conditions, including Fisher’s receipt of certain non-governmental third-party consents.

Termination of the Merger Agreement (Page 84)

The Merger Agreement may be terminated, subject to certain conditions and limitations, under the following circumstances:

•	by mutual written consent of Sinclair and Fisher;

•	by either Sinclair or Fisher:

•	if the Merger has not been consummated on or before April 11, 2014;

•	if the approval of Fisher’s shareholders of the Merger Agreement has not been obtained at the meeting of Fisher’s shareholders to obtain such approval or at any adjournment or postponement thereof; or

•

if any governmental entity of competent jurisdiction has issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or has become final and non-appealable.

•	by Sinclair:

•

prior to receipt of the approval of Fisher’s shareholders of the Merger Agreement, if the Fisher Board has changed its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger; or

•

if prior to the closing date there has been a breach of or inaccuracy in any of Fisher’s representations or warranties contained in the Merger Agreement or Fisher has failed to perform any of its covenants or agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of any condition to Sinclair’s and Merger Sub’s obligations to effect the Merger and (ii) is incapable of being cured prior to April 11, 2014 or, if curable, is not cured on or before the earlier of (A) April 11, 2014 or (B) the date that is thirty days following the receipt by Fisher of written notice from Sinclair of such breach, inaccuracy or failure to perform or comply, unless Sinclair is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

•	by Fisher:

•

if prior to the closing date there has been a breach of or inaccuracy in any of Sinclair’s or Merger Sub’s representations or warranties contained in the Merger Agreement, or Sinclair or Merger Sub has failed to perform any of its covenants or agreements contained in the Merger Agreement, which inaccuracy, breach or failure to perform or comply (i) would give rise to the failure of any condition to Fisher’s obligation to effect the Merger and (ii) is incapable of being cured prior to April 11, 2014 or, if curable, is not cured on or before the earlier of (A) April 11, 2014 or (B) the date that is thirty days following the receipt by Sinclair of written notice from Fisher of such breach, inaccuracy or failure to perform or comply, unless Fisher is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

if, at any time before the Merger Agreement is approved by Fisher’s shareholders, Fisher has received a superior proposal, Fisher is in compliance in all material respects with the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement and Fisher pays to Sinclair the applicable termination fee.

Effect of Termination (Page 86)

If the Merger Agreement is validly terminated, the Merger Agreement will become null and void and have no effect, and, subject to certain specified provisions of the Merger Agreement which will survive such termination, including among others, representations regarding brokers’ fees and the provisions relating to termination, confidentiality, specific performance and remedies, there will be no liability or obligation on the part of Sinclair, Merger Sub or Fisher. However, other than, with respect to Fisher, in the event that Sinclair is entitled to payment of a termination fee, no party is relieved of any liability or damages arising out of its willful or intentional breach of any provision of the Merger Agreement, which liability or damages will not be limited to reimbursement of expenses or out-of-pocket costs and will include the benefit of the bargain lost by a party’s shareholders.

Termination Fee (Page 86)

Fisher may be required to pay to Sinclair a termination fee of $11.2 million in the following circumstances:

•	if the Merger Agreement is terminated by Fisher in order to accept a superior proposal;

•	if the Merger Agreement is terminated by Sinclair because the Fisher Board has changed its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger; or

•

if prior to the special meeting, an acquisition proposal has been publicly made to Fisher or directly to Fisher’s shareholders generally and not publicly withdrawn, the Merger Agreement is terminated by Sinclair or Fisher due to the approval of the Merger Agreement not having been obtained at the special meeting or any adjournment or postponement thereof and, within twelve months of such termination, Fisher enters into a definitive agreement to consummate, and within eighteen months of such termination consummates, the transactions contemplated by such acquisition proposal.

Market Price of Company Common Stock (Page 92)

The Merger Consideration of $41.00 per share of Company Common Stock:

•

represented a premium of 43.9% over the closing price per share of Company Common Stock on January 9, 2013, the last full trading day prior to the public announcement of the Fisher Board’s decision to explore strategic alternatives;

•	represented premiums of 47.3% and 64.4%, respectively, over the closing price per share of Company Common Stock one-week and one-month prior to January 9, 2013;

•

represented a premium of 5.3% over the closing price per share of Company Common Stock on April 10, 2013, the last full trading day prior to the announcement of the execution of the Merger Agreement; and

•	was greater than the highest closing price per share of Company Common Stock within the five years preceding the date of the Merger Agreement.

Dissenters’ Rights (Page 95)

Fisher’s shareholders are entitled to dissenters’ rights under the WBCA in connection with the Merger if they meet all of the conditions set forth in Chapter 23B.13 of the WBCA. This means that you are entitled to payment in the amount the surviving corporation estimates to be the fair value of your shares of Company Common Stock, plus accrued interest. The ultimate amount you receive as payment for your shares of Company Common Stock pursuant to your dissenters’ rights may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To assert your dissenters’ rights, you must deliver to Fisher, before the shareholder vote is taken on the Merger Agreement, notice of your intent to demand payment for your shares of Company Common Stock if the Merger is completed, you must not submit a proxy or otherwise vote in favor of the proposal to approve the Merger Agreement and you must follow the statutory procedures for perfecting dissenters’ rights. Your failure to follow exactly the procedures specified under the WBCA will result in the loss of your dissenters’ rights. See the section entitled “Dissenters’ Rights” beginning on page 95 of this proxy statement and the text of the dissenters’ rights provisions of the WBCA reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to assert dissenters’ rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for payment for your shares of Company Common Stock by such bank, brokerage firm or nominee. In view of the complexity of Chapter 23B.13 of the WBCA, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 99)

If the Merger is completed, the Company Common Stock will be delisted from the NASDAQ Stock Market, which we refer to as “NASDAQ” in this proxy statement, and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement. As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the “SEC” in this proxy statement.

Help in Answering Questions

If you have questions about the special meeting or the Merger after reading this document, you may contact Georgeson Inc., which is assisting Fisher in the solicitation of proxies, by mail at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, by telephone at (800) 509-0983 (toll-free) or by e-mail at Fisher@georgeson.com.

Neither the SEC nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Fisher. Please refer to the section entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should carefully read in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company Common Stock at the close of business on June 14, 2013. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company Common Stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of Fisher will be held on August 6, 2013 at 10:00 a.m., Pacific Time, at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109. This proxy statement for the special meeting is first being mailed to Fisher’s shareholders on or about June 28, 2013.

Q.	Who is soliciting my vote?

A.	This proxy statement and the proxy card are provided in connection with the solicitation by the Fisher Board for the special meeting. Solicitation may be made by directors and officers of Fisher, via electronic or regular mail, by telephone, by facsimile, by press release, via the Internet or in person. In addition, we have retained Georgeson Inc. to assist in the distribution and solicitation of proxies. See the section entitled “The Merger—Persons Retained, Employed, Compensated or Used” beginning on page 62 of this proxy statement.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	the approval of the Merger Agreement, which provides for the acquisition of Fisher by Sinclair;

•

the approval to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement; and

•

the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers.

Q.	What are the voting recommendations of the board of directors of Fisher?

A.	The Fisher Board unanimously recommends that you vote your shares of Company Common Stock “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers.

Q.	What is the proposed transaction and what effects will it have on Fisher?

A.	The proposed transaction is the acquisition of Fisher by Sinclair pursuant to the Merger Agreement. If the Merger Agreement is approved by our shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Fisher. Upon completion of the Merger, Merger Sub will cease to exist and Fisher will continue as the surviving corporation. As a result of the Merger, Fisher will become an indirect wholly owned subsidiary of Sinclair and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Fisher will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $41.00 per share in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock that you own, unless you are entitled to and have properly demanded and not withdrawn or lost your dissenters’ rights under the WBCA with respect to such shares. For example, if you own 100 shares of Company Common Stock, you will receive $4,100 in cash in exchange for your shares of Company Common Stock, less any applicable withholding taxes. You will not own any shares of capital stock in the surviving corporation.

Q.	How does the per share Merger Consideration compare to the market price of Company Common Stock prior to the announcement of the Merger?

A.	The Merger Consideration of $41.00 per share of Company Common Stock represents a 43.9% premium over the closing price per share of Company Common Stock on January 9, 2013, the last full trading day prior to the public announcement of the Fisher Board’s decision to explore strategic alternatives; a 47.3% premium and a 64.4% premium, respectively, over the closing price per share of Company Common Stock one-week and one-month prior to January 9, 2013; a 5.3% premium over the closing price per share of Company Common Stock on April 10, 2013, the last full trading day prior to the announcement of the execution of the Merger Agreement; and is greater than the highest closing price per share of Company Common Stock within the five years preceding the date of the Merger Agreement.

On June 21, 2013, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company Common Stock on NASDAQ was $41.08 per share of Company Common Stock. You are encouraged to obtain current market prices of Company Common Stock in connection with voting your shares of Company Common Stock.

Q.	Upon the consummation of the Merger, will Fisher continue as a public company?

A.	No. If the Merger is completed, the Company Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act. As such, we will cease to be publicly traded and will no longer file periodic reports with the SEC.

Q.	When do you expect the Merger to be completed?

A.	We currently expect to complete the Merger late in the third calendar quarter of 2013 or in the fourth calendar quarter of 2013. The Merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of Fisher or Sinclair could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the Merger Agreement.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not approved by the shareholders of Fisher or if the Merger is not completed for any other reason, the shareholders of Fisher will not receive any payment for their shares of Company Common Stock. Instead, Fisher will remain a stand-alone publicly-held entity, and the Company Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Fisher may be required to pay to Sinclair a fee with respect to the termination of the Merger Agreement, as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 86 of this proxy statement.

Q.	Is the Merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company Common Stock and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 62 of this proxy statement for definitions of “United States Holder” and “non-United States Holder”, and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Q.	Do any of Fisher’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the Fisher Board with respect to the proposal to approve the Merger Agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, the interests of Fisher’s shareholders generally. The Fisher Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Fisher. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

Q.	Who may attend the special meeting?

A.	All shareholders of record at the close of business on June 14, 2013, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company Common Stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the close of business on the record date, or a legal proxy from your bank, brokerage firm or other nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the close of business on the record date.

Q.	Can I participate if I am unable to attend the special meeting?

A.	If you are unable to attend the meeting in person, we encourage you to send in your proxy card or to vote by telephone or via the Internet. The special meeting will not be broadcast telephonically or via the Internet.

Q.	When will the shareholders’ list be available for examination?

A.	A complete list of the shareholders of record at the close of business on the record date will be available for examination by shareholders of record beginning on July 26, 2013 at Fisher’s headquarters and will continue to be available through and during the special meeting at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109.

Q.	Who may vote?

A.	You may vote if you owned Company Common Stock at the close of business on the record date. Each share of Company Common Stock is entitled to one vote. As of the close of business on the record date, there were 8,872,713 shares of Company Common Stock outstanding and entitled to vote at the special meeting.

Q.	How do I submit a proxy or vote?

A.	If you are a shareholder of record (that is, if your shares of Company Common Stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to submit your proxy or vote:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing, dating and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company Common Stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company Common Stock will be voted by the persons named in the proxy in accordance with the recommendations of the Fisher Board as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

Submission of proxies by telephone or via the Internet for shareholders of record will be available 24 hours a day and will close at 1:00 a.m., Central Time, on August 6, 2013. Submission of proxies by telephone or via the Internet is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to submit a proxy. You may still vote your shares of Company Common Stock in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my shares of Company Common Stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or via the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or via the Internet, your bank, brokerage firm or other nominee will vote your shares of Company Common Stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock, your shares of Company Common Stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the outcome of the advisory (non-binding) vote on the proposal to approve the “golden parachute” compensation. If a quorum is present in person or represented by proxy at the special meeting, the failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock on the proposal to approve the adjournment of the special meeting, if necessary or advisable, to solicit additional proxies will have no effect on the outcome of such proposal. If, however, less than a quorum is present, such failure will have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Q.	Will my shares of Company Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares of Company Common Stock I hold of record?

A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to complete, sign, date and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Can I change my mind after I submit my proxy?

A.	Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company Common Stock in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of Computershare Limited will count the votes and will serve as the independent inspector of election.

Q.	Where can I find the voting results of the special meeting?

A.	Fisher intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Fisher files with the SEC are publicly available when filed.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of the shares held in each such account. We encourage you to register all of your shares of Company Common Stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at (877) 282-1168 (toll-free) or (781) 575-2879, or at the following address:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Q.	Will my shares of Company Common Stock be voted if I do not submit my proxy?

A.	If you are the shareholder of record and you do not vote in person at the special meeting or submit a proxy, your shares of Company Common Stock will not be voted.

If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company Common Stock without instructions from you. Currently, banks, brokerage firms or other nominees have the authority under the NASDAQ rules to vote shares of Company Common Stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. As a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company Common Stock on non-routine matters, which we refer to generally as “broker non-votes” in this proxy statement.

Q.	May shareholders ask questions?

A.	Yes. Our representatives will answer shareholders’ questions of general interest following the special meeting consistent with the rules distributed at the special meeting.

Q.	How many votes must be present to hold the meeting?

A.	A majority of the votes represented by shares of Company Common Stock issued and outstanding at the close of business on the record date and entitled to be cast at the special meeting, present in person or represented by proxy, will constitute a quorum. Shares of Company Common Stock present in person or represented by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.	In order for the Merger Agreement to be approved, shares of Company Common Stock representing at least two-thirds of the votes entitled to be cast must be voted “FOR” the proposal to approve the Merger Agreement.

In order for each of the “golden parachute” compensation proposal and the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, in each case, provided that a quorum is present in person or represented by proxy at the special meeting. If, however, less than a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Q.	How are votes counted?

A.	For the proposal to approve the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Because the affirmative vote required to approve the Merger Agreement is based upon the total number of outstanding shares of Company Common Stock, if you fail to submit a proxy or to vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

For the advisory vote to approve the “golden parachute” compensation and for the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Provided a quorum is present in person or represented by proxy at the special meeting, if you have given a proxy and abstained on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation, your abstention will have no effect on the outcome of such proposal. If there are broker non-votes on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation, such broker non-votes will have no effect on the outcome of such proposal.

Provided a quorum is present in person or represented by proxy at the special meeting, if you have given a proxy and abstained on the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, your abstention will have no effect on the outcome of such proposal, and broker non-votes will have no effect on the outcome of this proposal. If, however, less than a quorum is present, your abstention on the adjournment proposal will have the same effect as voting “AGAINST” such proposal, and broker non-votes, which are not entitled to vote, will have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

The vote to approve the “golden parachute” compensation is advisory only and will not be binding on Fisher or Sinclair and is not a condition to completion of the Merger. If the Merger Agreement is approved by the shareholders and the Merger is completed, the “golden parachute” compensation may be paid to Fisher’s named executive officers in connection with the consummation of the Merger even if shareholders fail to approve the “golden parachute” compensation.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company Common Stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is Fisher’s website address?

A.	Our website address is www.fsci.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investor Relations—SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that are filed electronically with the SEC. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Shareholders may also obtain free copies of the documents filed with the SEC by contacting Fisher’s Investor Relations at (206) 404-4253, by writing to Investor Relations Department, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109, or by e-mailing info@fsci.com.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any shareholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company Common Stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of Company Common Stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of Company Common Stock and each of you notifies Fisher in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares of Company Common Stock.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of Company Common Stock are represented at the special meeting. If you hold your shares of Company Common Stock in your own name as the shareholder of record, please submit a proxy for your shares of Company Common Stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to assert dissenters’ rights under the WBCA instead of receiving the per share Merger Consideration for my shares of Company Common Stock?

A.	Yes. As a holder of Company Common Stock, you are entitled to assert dissenters’ rights under the WBCA in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “Dissenters’ Rights” beginning on page 95 of this proxy statement.

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger?

A.	In accordance with the rules promulgated under Section 14A of the Exchange Act, Fisher is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the proposal to approve the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger.

Q.	What is the “golden parachute” compensation?

A.	The “golden parachute” compensation is certain compensation that is tied to or based on the Merger and may be payable to Fisher’s named executive officers in connection with the consummation of the Merger. See the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

Q.	What vote is required to approve the “golden parachute” compensation that may be payable to certain of Fisher’s named executive officers in connection with the consummation of the Merger?

A.	In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting.

Q.	What will happen if shareholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of the “golden parachute” compensation is not a condition to completion of the Merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Fisher or Merger Sub. If the Merger Agreement is approved by the shareholders and the Merger is completed, the “golden parachute” compensation may be paid to Fisher’s named executive officers in connection with the Merger even if shareholders fail to approve the “golden parachute” compensation.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc. by mail at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, by telephone at (800) 509-0983 (toll-free) or by e-mail at Fisher@georgeson.com.

If your bank, brokerage firm or other nominee holds your shares, you should also call your bank, brokerage firm or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “project”, “estimate”, “will”, “may”, “should”, “future”, “predicts”, “potential”, “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to statements regarding the ability to complete the Merger considering the various closing conditions, projected financial information, the timing or likelihood of completing the Merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These forward-looking statements are only predictions based on Fisher’s current expectations and projections about future events. Important factors could cause Fisher’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, as amended, and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy (or to have waived) other conditions to completion of the Merger, including receipt of required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against Fisher and/or others relating to the Merger Agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	uncertainties as to the timing of the closing of the Merger;

•	risks that Fisher’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the Merger making it more difficult to maintain relationships with customers, suppliers, vendors, licensors and licensees;

•	risks that shareholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; and

•	the risk that competing offers will be made.

These risks are not exhaustive and may not include factors which could adversely impact Fisher’s business and financial performance. Other factors that may cause actual results to differ materially include those set forth in the reports that Fisher files from time to time with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and quarterly and current reports on Forms 10-Q and 8-K. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our annual report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and quarterly and current reports on Forms 10-Q and 8-K (see the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences. Moreover, Fisher operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for Fisher’s management to predict all risk factors, nor can it assess the impact of all factors on Fisher’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although Fisher believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Fisher nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. All forward-looking statements are made only as of the date they are made and you should not rely upon forward-looking statements as predictions of future events. Except to the extent required by law, Fisher does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

Fisher

Fisher Communications, Inc.

140 4th Avenue North

Suite 500

Seattle, Washington 98109

Telephone: (206) 404-7000

www.fsci.com

Fisher Communications, Inc., a Washington corporation, is an integrated media company that was founded in 1910 and has been in the broadcasting business since 1926. We conduct our operations through our subsidiary, Fisher Broadcasting Company. Through its operating subsidiaries, Fisher Broadcasting Company owns and operates thirteen full power television stations (including a 50%-owned television station), seven low power television stations and three owned radio stations (in addition to one managed radio station) in the Western United States. Our television stations are located in Washington, Oregon, California and Idaho and our radio stations are located in Washington.

The Company Common Stock is listed for trading on NASDAQ under the symbol “FSCI”.

Detailed descriptions about Fisher’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. For more details, visit www.fsci.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement.

Sinclair

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Telephone: (410) 568-1500

www.sbgi.net

Sinclair Broadcast Group, Inc., a Maryland corporation, is a diversified television broadcasting company that owns or provides certain programming, operating or sales services to television stations in the United States. As of March 1, 2013, Sinclair owned, provided programming and operating services pursuant to local marketing agreements or provided (or was provided) sales services pursuant to outsourcing agreements to 86 television stations in 46 markets.

Sinclair’s common stock is listed for trading on NASDAQ under the symbol “SBGI”.

For more details, visit www.sbgi.net. Sinclair’s website address is provided as an inactive textual reference only. The information contained on Sinclair’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Merger Sub

Sinclair Television of Seattle, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Telephone: (410) 568-1500

Sinclair Television of Seattle, Inc., a Washington corporation, is an indirect wholly owned subsidiary of Sinclair and was formed solely for the purpose of facilitating the acquisition of Fisher. To date, Merger Sub has not carried on any activities other than those related to its formation and the Merger. Upon consummation of the proposed Merger, Merger Sub will merge with and into Fisher and will cease to exist, with Fisher continuing as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Fisher Board for use at the special meeting to be held on August 6, 2013, starting at 10:00 a.m., Pacific Time, at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, or at any postponement or adjournment thereof. At the special meeting, holders of Company Common Stock will be asked to approve the Merger Agreement, to approve adjournment of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement and to cast an advisory (non-binding) vote to approve the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger under existing arrangements between Fisher and such officers.

Our shareholders must approve the Merger Agreement in order for the Merger to occur. If our shareholders fail to approve the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Recommendation of the Fisher Board

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Fisher Board” beginning on page 39 of this proxy statement, the Fisher Board unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders, unanimously adopted the form of the Merger Agreement and the terms and conditions contained therein, including the terms and conditions of the Merger and recommended to the shareholders of Fisher that they approve the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

The Fisher Board recommends that you vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. In addition, the Fisher Board recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger.

Record Date and Quorum

The Fisher Board has fixed the close of business on June 14, 2013 as the record date for the special meeting, and only holders of record of Company Common Stock at the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company Common Stock at the close of business on the record date. At the close of business on the record date, there were 8,872,713 shares of Company Common Stock outstanding and entitled to vote. Each share of Company Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or represented by proxy, of a majority of the votes represented by shares of Company Common Stock issued and outstanding at the close of business on the record date and entitled to be cast at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. Once a share of Company Common Stock is present or represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that less than a quorum is present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Shareholders may vote by attending the special meeting and voting in person. In order to attend the special meeting in person, arrive on time at the address listed above with your proxy card and a form of valid photo identification. To obtain directions to attend the special meeting, call Investor Relations at (206) 404-4253. If you are a beneficial owner of shares of Company Common Stock held in “street name” and you want to vote in person at the special meeting, you must contact the bank, brokerage firm or other nominee that holds your shares of Company Common Stock in their name prior to the meeting and obtain from them a valid proxy issued by them in your name giving you the right to vote the shares registered in their name. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

For the proposal to approve the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. In order for the Merger Agreement to be approved, shares of Company Common Stock representing at least two-thirds of the votes entitled to be cast must be voted “FOR” the proposal to approve the Merger Agreement. Abstentions will not be counted as votes cast in favor of the proposal to approve the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

If your shares of Company Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company Common Stock, the “shareholder of record”. This proxy statement and proxy card have been sent directly to you by Fisher.

If your shares of Company Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company Common Stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock by following their instructions for voting.

Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. As a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Company Common Stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

For the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. In order for the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting. If, however, less than a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. For purposes of this proposal, provided a quorum is present, if you have given a proxy and abstained on this proposal, this will have no effect on the outcome of the proposal, and broker non-votes will have no effect on the outcome of this proposal. If, however, less than a quorum is present, your abstention will have the same effect as if you voted “AGAINST” the proposal, and broker non-votes, which are not entitled to vote, will have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

For the proposal regarding the “golden parachute” compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting. For purposes of this proposal, provided a quorum is present, if you have given a proxy and abstained on this proposal, this will have no effect on the outcome of the proposal. If there are broker non-votes on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation, such broker non-votes will have no effect on the outcome of this proposal.

Proxies

If you are a shareholder of record, you may submit your proxy or vote your shares of Company Common Stock on matters presented at the special meeting in any of the following ways:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing, dating and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company Common Stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company Common Stock will be voted by the persons named in the proxy in accordance with the recommendations of the Fisher Board as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of Company Common Stock voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Submission of proxies by telephone or via the Internet for shareholders of record will be available 24 hours a day and will close at 1:00 a.m., Central Time, on August 6, 2013. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

If you submit your proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, as your proxies, will vote your shares of Company

Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company Common Stock should be voted on a matter, the shares of Company Common Stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

It is important that you submit a proxy for your shares of Company Common Stock promptly. Whether or not you plan to attend the special meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or via the Internet, prior to the special meeting to ensure that your shares of Company Common Stock will be represented at the special meeting if you are unable to attend.

If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

Revocation

If you are a shareholder of record, you have the right to revoke a proxy, whether delivered via the Internet, or by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company Common Stock in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Voting by Fisher’s Directors and Executive Officers

As of the close of business on the record date, the directors and executive officers of Fisher beneficially owned and were entitled to vote, in the aggregate, 241,782 shares of Company Common Stock, excluding shares of Company Common Stock issuable upon the exercise of stock options and restricted stock units as of such date, representing 2.73% of the outstanding shares of Company Common Stock at the close of business on the record date.

The directors and executive officers have informed Fisher that they currently intend to vote all of their shares of Company Common Stock (other than shares of Company Common Stock as to which such holder may not have discretionary authority) “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

Householding

Beneficial owners, but not record holders, of Company Common Stock who share a single address may receive only one copy of this proxy statement, unless their bank, brokerage firm or other nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding”, is designed to reduce printing and mailing expenses. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of future proxy statements and annual reports to shareholders, or commence householding and receive a single copy of future proxy statements and annual reports to shareholders, such beneficial owner should notify his, her or its bank, brokerage firm or other nominee. Beneficial owners sharing an address to which a single copy of this proxy statement was delivered can also request, orally or in writing, prompt delivery of a separate copy of this proxy statement by contacting us by mail at Fisher Communications, Inc., Attention: Investor Relations, 140 4th Avenue North, Suite 500, Seattle, Washington 98109, or by telephone at (206) 404-7000.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare Limited who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement or if less than a quorum is present in person or represented by proxy at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Fisher’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Dissenters’ Rights

Shareholders that do not vote for the approval of the Merger Agreement are entitled to dissenters’ rights under the WBCA in connection with the Merger. This means that you are entitled to receive payment in the amount the surviving corporation estimates to be the fair value of your shares of Company Common Stock in lieu of the amount provided for in the Merger Agreement. The ultimate amount you receive as payment for your shares of Company Common Stock pursuant to your dissenters’ rights may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To assert your dissenters’ rights, you must deliver to Fisher, before the shareholder vote is taken on the Merger Agreement, notice of your intent to demand payment for your shares of Company Common Stock if the Merger is completed, you must not submit a proxy or otherwise vote in favor of the proposal to approve the Merger Agreement and you must follow the statutory procedures for perfecting dissenters’ rights. Your failure to follow exactly the procedures specified under the WBCA will result in the loss of your dissenters’ rights. See the section entitled “Dissenters’ Rights” beginning on page 95 of this proxy statement and the text of the dissenters’ rights provisions of the WBCA reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to assert dissenters’ rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for payment for your shares of Company Common Stock by such bank, brokerage firm or nominee. In view of the complexity of Chapter 23B.13 of the WBCA, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors promptly.

Payment of Solicitation Expenses

Fisher may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Company Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies via electronic or regular mail, by telephone, by facsimile, by press release, via the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

As of the date of this proxy statement, the Fisher Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Georgeson Inc. by mail at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, by telephone at (800) 509-0983 (toll-free) or by e-mail at Fisher@georgeson.com.

THE MERGER (PROPOSAL 1)

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger.

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Fisher. Following the Effective Time, the separate corporate existence of Merger Sub will cease and Fisher will continue as the surviving corporation and as an indirect wholly owned subsidiary of Sinclair. As a result of the Merger, Fisher will cease to be a publicly traded company. You will not own any shares of capital stock of the surviving corporation.

Merger Consideration

In the Merger, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock owned by Sinclair or Merger Sub, shares of Company Common Stock held by any subsidiaries of Fisher or Sinclair (other than Merger Sub) and shares of Company Common Stock that are held by shareholders, if any, who are entitled to and have properly demanded dissenters’ rights in accordance with Chapter 23B.13 of the WBCA and have not withdrawn or lost such rights) will be automatically converted into the right to receive the Merger Consideration of $41.00 per share, net to the holder in cash, without interest and less any applicable withholding taxes.

Background of the Merger

As part of its ongoing strategic planning process, the Fisher Board, together with senior management of Fisher, regularly reviews and evaluates Fisher’s business, operations, financial performance, competitive position and strategic initiatives with a goal of maximizing shareholder value, including evaluation of the strategic environment in the broadcasting industry and consideration of potential value maximizing transactions, such as leveraged recapitalizations, acquisitions, dispositions, business combinations, share repurchases and third party investments. Such evaluation resulted in the payment of a special cash dividend of $10.00 per share on October 19, 2012 to holders of Company Common Shares, the implementation of a quarterly cash dividend policy commencing with the fourth quarter of 2012, the sale of Fisher Plaza in Seattle, Washington in December 2011, the repurchase of the Company’s outstanding senior notes and the implementation of a share repurchase program. In addition, from time to time, certain of Fisher’s shareholders have encouraged Fisher to explore, among other things, a sale transaction, a leveraged recapitalization or an equity investment in Fisher as alternatives to a sale transaction. In March 2011, the Fisher Board retained Moelis as Fisher’s financial advisor to assist the Fisher Board in connection with its evaluation of various strategic matters, including its evaluation of alternatives for maximizing the value of Fisher Plaza and other potential financial and strategic alternatives to enhance Fisher’s shareholder value.

From time to time, Fisher has been the subject of actual or threatened contested director elections by certain of its shareholders, which have resulted in the election of such shareholders’ nominees to the Fisher Board, and unsolicited indications of interest relating to a potential sale transaction.

In March 2011, a representative of Sinclair contacted a representative of Fisher to explore Fisher’s interest in engaging in a potential strategic transaction involving Fisher and Sinclair. Preliminary discussions did not result in any progress towards a transaction. In July 2011, a representative of Sinclair contacted a representative of Fisher to revisit Sinclair’s earlier interest in exploring a transaction involving Fisher and Sinclair. During the March 2011 and July 2011 communications, Sinclair did not indicate specific transaction terms, including a price per Company Common Share at which Sinclair would be willing to engage in a transaction, and the communications did not progress any further. In October 2011, Fisher received an unsolicited letter indicating the interest of a third party in acquiring the outstanding Company Common Shares for $36.00 in cash per share

(prior to the date of the $10.00 per share special dividend). In June 2012, Fisher received an unsolicited letter indicating the interest of another third party in acquiring the outstanding Company Common Shares for $40.00 in cash per share (prior to the date of the $10.00 per share special dividend). In each case, after careful consideration, the Fisher Board determined not to explore a transaction with the applicable party on the terms outlined in such party’s letter, and neither party revised the terms set forth in such indications of interest. Nevertheless, in January 2013, such parties were invited to participate in the sales process described below.

From time to time, Fisher’s largest shareholder has encouraged Fisher in writing to explore a leveraged recapitalization as an alternative to a sale transaction. In connection with the Fisher Board’s consideration of potential value maximizing transactions and such shareholder’s particular focus on a leveraged recapitalization, the Fisher Board, together with its independent financial advisor and outside legal advisor, continued to explore potential terms of a leveraged recapitalization. In furtherance of the Fisher Board’s analysis, on August 9, 2012, at the invitation of the Fisher Board, representatives of such shareholder presented to the Fisher Board the key terms of such shareholder’s proposed leveraged recapitalization. Following such presentation, the representatives of such shareholder left the meeting and the Fisher Board, together with its independent financial advisor and outside legal counsel, discussed the key terms of the leveraged recapitalization proposed by such shareholder. After careful consideration, taking into account, among other things, prior consideration of a leveraged recapitalization proposed by such shareholder, the Fisher Board determined not to proceed with the leveraged recapitalization. However, as described below, from time to time, the Fisher Board continued to consider a leveraged recapitalization as a potential strategic alternative. For additional information regarding Fisher’s shareholders, see the section entitled “Security Ownership of Certain Beneficial Owners and Management—Beneficial Owners of 5% or More of the Company Common Stock” beginning on page 94 of this proxy statement.

In December 2012, Fisher received from its largest shareholder notice that such shareholder was evaluating its options, which included the submission of director nominations for election to the Fisher Board at Fisher’s 2013 Annual Meeting of Shareholders, referred to as the “2013 Annual Meeting” in this proxy statement. From January 2013 through March 2013, Fisher received written notices from such shareholder of its intention to nominate two persons for election as directors of the Fisher Board at the 2013 Annual Meeting, at which four directors were to be elected.

On January 9, 2013, the Fisher Board convened telephonically, together with members of Fisher’s management and representatives of Moelis and Fisher’s outside legal counsel, White & Case LLP, referred to as “White & Case” in this proxy statement. During the meeting, representatives of White & Case provided an overview to the Fisher Board of the Fisher Board’s fiduciary duties to Fisher’s shareholders, including the Fisher Board’s duties should the Fisher Board decide to enter into a process involving a sale of control of Fisher or other alternatives. Paul A. Bible, the Chairman of the Fisher Board, reported to the Fisher Board on recent discussions with certain of Fisher’s shareholders regarding suggestions made by such shareholders with respect to Fisher’s strategic alternatives. The Fisher Board then discussed various courses of action available to Fisher, including, among other things, a publicly announced strategic alternatives review process that could result in a sale of Fisher. Following such report, members of Fisher’s management and the Fisher Board discussed Fisher’s current valuation, business and prospects, the current state of the broadcast industry and the market for broadcasting companies and assets. In connection with the Fisher Board’s consideration of the merits of a strategic alternatives review process, representatives of Moelis reviewed with the Fisher Board the broadcast industry transactional environment and the various strategic alternatives available to Fisher, including, among other things, the continued operation of Fisher as a stand-alone entity and the implementation of a leveraged recapitalization. Members of Fisher’s management then commented upon broadcast industry trends and developments, the business and economic environment in the markets in which Fisher operates, the condition of the credit markets, the recent performance of Fisher’s stations and the potential disruption of Fisher’s operations in the event of another contested election of directors. After careful consideration, the Fisher Board determined to explore potential strategic alternatives, including a possible sale of Fisher, as a means to enhance shareholder value. The Fisher Board also determined that a working group of members of the Fisher Board would convene telephonic meetings to receive updates from the Fisher Board’s financial and legal advisors regarding the status of the strategic alternatives review process. From and after January 18, 2013, such working group convened periodically by telephone with members of Fisher’s management and its advisors, and other members of the Fisher Board who wished to do so participated in such status update calls.

On January 10, 2013, Fisher announced that the Fisher Board had determined to explore and evaluate potential strategic alternatives intended to enhance shareholder value, which could result in, among other things, a possible sale of Fisher. Fisher also announced that, due to the Fisher Board’s decision to explore and evaluate strategic alternatives, Fisher delayed the date of the 2013 Annual Meeting to a date that is not earlier than June 9, 2013.

On and after January 14, 2013, at the direction of the Fisher Board in furtherance of its determination to explore potential strategic alternatives, representatives of Moelis contacted 44 parties, consisting of 28 strategic and 16 financial parties, selected based on financial ability and current participation in Fisher’s industry sector or potential interest in Fisher or Fisher’s geographic areas of business operations, for participation in a potential sales process involving Fisher.

From on or about January 15, 2013 through February 15, 2013, representatives of White & Case negotiated the terms of non-disclosure agreements with potential participants in the sales process, including Sinclair. Of the 44 parties contacted by representatives of Moelis, Fisher ultimately executed 24 non-disclosure agreements with potential participants, including the Confidentiality Agreement, in addition to two non-disclosure agreements that were previously executed in connection with the Fisher Board’s consideration of potential strategic transactions involving Fisher. Of the 26 non-disclosure agreements, Fisher executed 17 non-disclosure agreements with strategic parties and nine non-disclosure agreements with financial parties. Fisher executed the Confidentiality Agreement with Sinclair on January 30, 2013. Each of the non-disclosure agreements, including the Confidentiality Agreement, contains, in addition to usual and customary limitations regarding the potential participants’ use and disclosure of Fisher’s confidential information, standstill provisions that prohibit the potential participants and certain of their respective representatives from taking certain actions during a specified period, including prohibitions on acquiring, agreeing to acquire or proposing to acquire securities of Fisher, rights to acquire securities of Fisher, any right to vote or direct the voting of securities of Fisher or any assets of Fisher. Each standstill provision also included a “don’t-ask/don’t-waive” provision prohibiting the potential participant from directly or indirectly requesting that Fisher or any of its representatives waive or amend the standstill provision during the specified standstill period. The standstill provisions, including the “don’t-ask/don’t-waive” provisions, were designed to provide the Fisher Board with control over the strategic alternatives review process, and any disclosures with respect to such process, and afford the Fisher Board the ability to maximize the value of any proposals received during the course of such process. During the course of negotiating and finalizing certain non-disclosure agreements, not including the Confidentiality Agreement, Fisher agreed that the standstill provisions contained in such non-disclosure agreements would terminate immediately upon the execution by Fisher of a definitive agreement with a third party that would result in such third party owning 50% or more of the outstanding voting securities of Fisher. However, any offer made after termination of such standstill provisions by the potential participants that are parties to such non-disclosure agreements would be subject to the satisfaction of certain conditions relating to the terms of such offer.

On and after January 29, 2013 and following the execution of the non-disclosure agreements with potential participants, Fisher granted to such participants access to summary descriptive materials discussing Fisher’s business, management and prospects and to a virtual data room that contained non-public legal, financial and operations related due diligence materials.

From time to time throughout the potential sales process, representatives of Moelis engaged in discussions with representatives of certain of the parties regarding the process and such parties’ interest in acquiring the Company. After the commencement of the process, one of the participants who was invited to participate in the process and who executed a non-disclosure agreement indicated that such participant would need to partner with a third party to provide equity financing in connection with its bid and indicated that such participant was working with a financial buyer to provide such equity financing. Certain other participants requested, pursuant to the terms of the non-disclosure agreement executed by such participants, that they be permitted to share Fisher’s confidential information with potential sources of debt or equity financing. Fisher consented to such requests. Unless otherwise deemed to be a representative of such requesting participant, Fisher received joinder agreements from such potential sources of debt or equity financing binding such persons to the terms of the non-disclosure agreement executed by such participant.

On February 21, 2013 and February 22, 2013, six participants out of the 26 parties who executed non-disclosure agreements submitted preliminary, non-binding indications of interest to acquire 100% of the outstanding Company Common Shares on a fully diluted basis. The six participants consisted entirely of strategic parties. The price per Company Common Share at which such participants indicated that they would be interested in engaging in such a transaction ranged from $29.69 per Company Common Share to $40.00 per Company Common Share. Five of such indications of interest indicated that the merger consideration would consist entirely of cash. Sinclair’s preliminary, non-binding indication of interest contemplated an acquisition of all of the outstanding Company Common Shares at a price per share of $37.00. The merger consideration was estimated by Sinclair to consist of two-thirds cash and one-third common equity of Sinclair, subject to adjustment based on, among other things, market conditions. Representatives of Sinclair, during subsequent conversations with representatives of Moelis regarding Sinclair’s indication of interest, stated that Sinclair would be willing to pay the entire merger consideration in cash. None of the six participants indicated an interest in a transaction other than an acquisition of 100% of the outstanding Company Common Shares.

On February 25, 2013, the Fisher Board convened telephonically, together with members of Fisher’s management and representatives of Moelis and White & Case. During the meeting, representatives of Moelis reviewed with the Fisher Board, among other things, the financial and other terms of the six preliminary, non-binding indications of interest received on February 21, 2013 and February 22, 2013, including preliminary financial analyses of each of the indications of interest, the profiles of each of the six participants and the transaction-related complexities and risks that could be relevant to each of the indications of interest as a result of the businesses and capitalization of each of the participants, such as financing risks. During such review, representatives of Moelis noted that one of the indications of interest contained an offer price that was significantly lower than Fisher’s then-current trading price and the offer prices contained in the other indications of interest. Representatives of Moelis also reviewed with the Fisher Board selected financial data of Fisher, the television broadcasting valuation environment, including selected financial metrics, the market performance of other industry participants and an illustrative leveraged recapitalization analysis. The Fisher Board then discussed the potential sales process to date. After careful consideration, the Fisher Board determined to invite Sinclair and four other participants to continue in the potential sales process and to exclude the party that submitted the indication of interest containing a below market offer price. The Fisher Board instructed representatives of Moelis to proceed on such basis.

On or about February 25, 2013, Fisher granted to Sinclair and the four other remaining participants access to another virtual data room containing additional non-public due diligence information of Fisher. Throughout the process leading to the execution of the Merger Agreement, the virtual data room was updated with new information, including information requested by Sinclair.

From March 6 through March 14, 2013, members of Fisher’s management held management presentations with the five remaining participants in the potential sales process, including a management presentation with Sinclair held telephonically on March 14, 2013.

On March 20, 2013 and March 21, 2013, two of the remaining participants informed representatives of Moelis that they would not participate further in the potential sales process, due to, among other reasons, such participants’ concern regarding their respective ability to remain competitive in the sales process.

On March 28, 2013, Sinclair and the two other remaining participants each submitted to Moelis a markup of Fisher’s draft merger agreement that previously had been distributed to the remaining participants.

On April 1, 2013, each of the three remaining participants in the potential sales process submitted revised indications of interest to acquire 100% of the outstanding Company Common Shares on a fully diluted basis. The price per Company Common Share at which such participants indicated that they would be interested in engaging in such a transaction ranged from $38.45 per Company Common Share to $40.00 per Company Common Share. Each of the revised indications of interest, including Sinclair’s revised indication of interest, provided for the merger consideration to consist entirely of cash. Sinclair’s revised indication of interest contemplated an acquisition of all of the outstanding Company Common Shares on a fully diluted basis at a price per share of $40.00.

On April 2, 2013, the Fisher Board convened telephonically, together with members of Fisher’s management and representatives of Moelis, White & Case and Brooks, Pierce, McLendon, Humphrey & Leonard LLP, outside FCC regulatory counsel to Fisher, referred to as “Brooks Pierce” in this proxy statement. During the meeting, representatives of White & Case provided an overview to the Fisher Board of the Fisher Board’s fiduciary duties to Fisher’s shareholders, including the Fisher Board’s duties in connection with a potential sales process involving Fisher. Also during the meeting, representatives of Moelis reviewed with the Fisher Board, among other things, the financial and other terms of the three revised indications of interest that were submitted on April 1, 2013, including a financial analysis of each of the revised indications of interest and the transaction-related complexities and risks that could be relevant to each of the revised indications of interest as a result of the businesses and capitalization of each of the participants, such as financing risks. Representatives of Moelis also presented to the Fisher Board an update regarding selected financial data of Fisher, the television broadcasting valuation environment, including selected financial metrics, the market performance of other industry participants and preliminary analyses of selected transactions and premiums paid. After such presentation, representatives of White & Case provided an overview for the Fisher Board of each of the markups of Fisher’s draft merger agreement received from the three remaining participants and any significant issues raised by such proposed merger agreements. Such overview included, among other things, a review of the limitations on Fisher’s ability to solicit alternative transaction proposals (including limitations on the ability of the Fisher Board to waive standstill covenants in the non-disclosure agreements executed by Fisher with the participants in the potential sales process), actions or failures to act that would constitute a recommendation change that is adverse to the transactions contemplated by such draft merger agreements, allocation of risk relating to obtaining regulatory approvals and other third party consents, any financing related covenants, closing conditions, termination rights and termination fees that would be available to such participants under such draft merger agreements. Representatives of Brooks Pierce also presented to the Fisher Board an analysis of certain regulatory issues relating to each proposal. After discussion, the Fisher Board authorized representatives of White & Case to negotiate each of the proposed merger agreements received from the three remaining participants to improve the terms and conditions of such merger agreements.

On April 3, 2013 through April 5, 2013, each of the three remaining participants in the potential sales process conducted physical inspections of Fisher’s facilities.

On April 4, 2013, one of the three remaining participants in the potential sales process notified representatives of Moelis that it had encountered difficulties in securing financing for a transaction. Later on April 4, 2013, representatives of Moelis distributed to Sinclair and one of the other remaining participants in the potential sales process a draft of such respective participants’ merger agreement received on March 28, 2013, as revised by representatives of White & Case after input and direction from representatives of Fisher.

On April 5, 2013, representatives of Moelis and White & Case received from Sinclair a revised draft of the merger agreement distributed to Sinclair on April 4, 2013, together with a summary of Sinclair’s position with respect to certain material issues as reflected in Sinclair’s proposed revised draft of the merger agreement, including Sinclair’s position relating to the interim operating covenants, the size of the termination fee, the obligation of Fisher to reimburse Sinclair for transaction related expenses in addition to payment of a termination fee, and the circumstances under which Sinclair would have the right to terminate the merger agreement and receive payment of a termination fee and reimbursement of transaction related expenses. Later that same day, representatives of White & Case and Sinclair convened telephonically to negotiate the terms and conditions of the revised draft of the merger agreement proposed by Sinclair. Also later that same day, representatives of White & Case and representatives of one of the other remaining participants’ legal counsel convened telephonically to negotiate the terms and conditions of the revised draft of the merger agreement distributed to such participant on April 4, 2013.

On April 6, 2013, the Fisher Board convened a meeting in person, in Los Angeles, California, together with certain members of Fisher’s management and representatives of Moelis, who participated in person, and representatives of White & Case and Brooks Pierce, and certain other members of Fisher’s management and representatives of Moelis, who participated by telephone. During the meeting, representatives of White & Case provided an overview to the Fisher Board of the Fisher Board’s fiduciary duties to Fisher’s shareholders, including the Fisher Board’s duties in connection with a potential sales process involving Fisher. Colleen B. Brown, President and Chief Executive Officer of Fisher, presented to the Fisher Board an update on Fisher’s second quarter performance to date and recent operational developments. Representatives of Moelis then informed the Fisher Board that one of the remaining participants had provided notice to them that such participant had encountered difficulties in securing financing for a transaction. Representatives of Moelis further noted that, during the evening of April 5, 2013, they had received a communication from representatives of such participant’s potential source of equity financing indicating that such participant and equity partner may be willing to increase their offer price to approximately $40.50 per Company Common Share if given additional time in the process. After carefully considering the uncertainties regarding such participant’s ability to secure financing for a transaction and the status of negotiations with Sinclair and the other remaining participant, the Fisher Board determined to terminate further discussions with such participant until such participant displayed an ability to finance a transaction. Representatives of Moelis then reviewed with the Fisher Board, among other things, a financial analysis of each of the revised indications of interest submitted on April 1, 2013 by Sinclair and the other remaining participant, progress of the process to date and potential next steps and timing. Representatives of Moelis also reviewed with the Fisher Board selected financial data of Fisher, the television broadcasting valuation environment, including selected financial metrics, the market performance of other industry participants and preliminary analyses of selected transactions and premiums paid.

Representatives of White & Case reviewed with the Fisher Board the most recent drafts of each of the revised merger agreements relating to the two remaining participants and any significant issues with respect to the terms and conditions of each such merger agreement. With respect to Sinclair, the Fisher Board, with the advice of representatives of White & Case, considered, among other issues, the restrictive nature of the interim operating covenants, the inability of the Fisher Board to waive standstill covenants in the non-disclosure agreements executed by Fisher with the participants in the potential sales process, the closing conditions, including the conditions relating to the accuracy of the representations and warranties and third party consents, the size of the termination fee, the obligation of Fisher to reimburse Sinclair for transaction related expenses in addition to payment of a termination fee and the circumstances under which Sinclair would have the right to terminate the merger agreement and receive payment of a termination fee and reimbursement of transaction related expenses.

With respect to the other participant, the Fisher Board, with the advice of representatives of White & Case, considered, among other issues, the restrictive nature of the interim operating covenants, the allocation of risk relating to obtaining regulatory approvals and other third party consents, the remedies available to Fisher in the event of a financing failure, the inability of the Fisher Board to waive standstill covenants in the non-disclosure agreements executed by Fisher with the participants in the potential sales process, the size of the termination fee, the obligation of Fisher to reimburse such participant for transaction related expenses under certain circumstances, and the circumstances under which such participant would have the right to terminate the merger agreement and receive payment of a termination fee.

Representatives of Brooks Pierce also presented to the Fisher Board an analysis of certain regulatory issues relating to each proposal. After careful consideration, the Fisher Board authorized representatives of White & Case to continue negotiating each of the proposed merger agreements relating to the two remaining participants to improve the terms and conditions of such merger agreements and authorized representatives of Moelis to request that each such participant submit revised indications of interest.

Later that same day, representatives of White & Case distributed to Sinclair a revised draft of the merger agreement received from Sinclair on April 5, 2013, after input and direction from representatives of Fisher.

On April 7, 2013, representatives of Moelis and White & Case received from Sinclair a summary of the outstanding issues relating to the revised draft of the merger agreement distributed by representatives of White & Case to Sinclair on April 6, 2013, which included issues relating to the interim operating covenants, the allocation of risk relating to obtaining third party consents, the condition relating to the accuracy of the representations and warranties, the size of the termination fee, the obligation of Fisher to reimburse Sinclair for transaction related expenses in addition to payment of a termination fee and the circumstances under which Sinclair would have the right to terminate the merger agreement and receive payment of a termination fee and reimbursement of transaction related expenses. Later that same day, representatives of Moelis and White & Case received from the other remaining participant in the potential sales process a revised draft of the merger agreement distributed by representatives of Moelis to such participant on April 4, 2013. Also later that same day, at the request of Sinclair, representatives of White & Case distributed to Sinclair a written response to the summary of issues received from Sinclair earlier that day after input and direction from representatives of Fisher.

On April 8, 2013, representatives of Moelis contacted representatives of Sinclair and the other remaining participant requesting revised indications of interest to acquire 100% of the outstanding Company Common Shares.

On April 8, 2013 and April 9, 2013, representatives of White & Case and representatives of Fisher continued to negotiate the respective proposed merger agreements with Sinclair and representatives of legal counsel for the other remaining participant in the potential sales process.

On April 9, 2013, Sinclair and the other remaining participant in the potential sales process submitted revised indications of interest to acquire 100% of the outstanding Company Common Shares. Sinclair’s revised indication of interest contemplated an acquisition of all of the outstanding Company Common Shares on a fully diluted basis at a price per share of $41.00. The other participant’s revised indication of interest contemplated an acquisition of all of the outstanding Company Common Shares on a fully diluted basis at a price per share of $40.65. Each of the revised indications of interest, including Sinclair’s revised indication of interest, continued to provide for the merger consideration to consist entirely of cash.

Later that evening, the Fisher Board convened telephonically, together with members of Fisher’s management and representatives of Moelis, White & Case and Brooks Pierce. Representatives of Moelis reviewed with the Fisher Board, among other things, the financial and other terms of the revised indications of interest that were submitted earlier that same day by Sinclair and the other remaining participant. Following such review, representatives of White & Case reviewed with the Fisher Board the current terms and conditions of the proposed merger agreements with each of Sinclair and the other remaining participant and highlighted the remaining issues. The Fisher Board, with the advice of representatives of White & Case and Brooks Pierce, considered, among other matters, the allocation of risk relating to obtaining regulatory approvals, including the increased regulatory risk of a transaction with the other remaining participant. After careful consideration, the Fisher Board authorized representatives of White & Case to continue negotiating the terms and conditions of the merger agreement with Sinclair and authorized representatives of Moelis to communicate to the other participant that Fisher would not be proceeding with them unless circumstances changed.

On April 10, 2013, representatives of White & Case and Sinclair continued to negotiate the terms and conditions of the proposed merger agreement and representatives of White & Case distributed to Sinclair revised drafts of the proposed merger agreement. Later that evening, the Fisher Board convened telephonically, together with members of Fisher’s management and representatives of Moelis, White & Case and Brooks Pierce to discuss the transaction documents negotiated with Sinclair and to consider the approval of the Merger Agreement. During the meeting, representatives of White & Case advised the Fisher Board of the Fisher Board’s fiduciary duties to Fisher’s shareholders, including the Fisher Board’s duties in connection with the sale of control of Fisher. Also at this meeting, representatives of Moelis reviewed with the Fisher Board Moelis’ financial analysis of the Merger Consideration and delivered to the Fisher Board an oral opinion, which was confirmed by delivery of a written opinion, dated April 11, 2013, addressed to the Fisher Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. Representatives of Moelis also noted that such representatives had contacted representatives of the participant who submitted the indication of interest at a price per share of $40.65, during which discussion the representatives of Moelis were notified that such participant would not further increase its proposed purchase price per Company Common Share at this time. Representatives of White & Case then led the Fisher Board in a discussion of the current terms and conditions of the Merger Agreement. After carefully considering the proposed purchase price, any risks related to the terms and conditions of the Merger Agreement, the prospects of continuing to operate Fisher as a stand-alone publicly-held entity and any views expressed by members of the Fisher Board during the meeting, the Fisher Board unanimously resolved that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders, and the Fisher Board approved the Merger Agreement and the Merger. The Fisher Board also recommended that the shareholders of Fisher approve the Merger Agreement at a meeting of Fisher’s shareholders and determined to waive the “don’t-ask/don’t-waive” standstill provisions contained in the 26 previously executed non-disclosure agreements (including with respect to any party who executed a joinder to any such non-disclosure agreement) in accordance with its fiduciary duties and as permitted by the finally negotiated Merger Agreement, regardless of the underlying terms of the standstill provision contained in such non-disclosure agreements, in order to ensure that all counterparties to such agreements and persons who subsequently joined as a party have the same opportunity to make an alternative transaction proposal and to pursue such alternative transaction proposal, including without the satisfaction of any terms relating to such alternative transaction proposal that may otherwise have been required to be satisfied pursuant to the terms of the applicable standstill provision.

On April 11, 2013, the parties executed the Merger Agreement and Fisher and Sinclair issued a joint press release announcing the execution of the Merger Agreement.

On and after April 18, 2013, in accordance with the Fisher Board’s determination during the April 10, 2013 meeting, representatives of White & Case distributed to each counterparty to the 26 previously executed non-disclosure agreements, and to each party who delivered to Fisher a joinder agreement to any such non-disclosure agreement, a letter waiving the standstill provision, including the “don’t-ask/don’t-waive” provision, in each such non-disclosure agreement solely to the extent necessary to permit such counterparty to make an alternative transaction proposal and pursue such alternative transaction proposal. Please see the description of “alternative transaction proposal” in the section entitled “The Merger Agreement—Terms of the Merger Agreement” beginning on page 68 of this proxy statement.

Reasons for the Merger; Recommendation of the Fisher Board

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Fisher Board consulted with Fisher’s senior management, White & Case and Brooks Pierce, its outside legal advisors, and Moelis, its independent financial advisor. In declaring that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Fisher and its shareholders and recommending that Fisher’s shareholders vote their shares of Company Common Stock in favor of approval of the Merger Agreement, the Fisher Board considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

Financial Terms; Certainty of Value

•	Historical market prices, volatility and trading information with respect to the Company Common Stock, including that the Merger Consideration of $41.00 per share of Company Common Stock:

•

represented a premium of 43.9% over the closing price per share of Company Common Stock on January 9, 2013, the last full trading day prior to the public announcement of the Fisher Board’s decision to explore strategic alternatives;

•	represented premiums of 47.3% and 64.4%, respectively, over the closing price per share of Company Common Stock one-week and one-month prior to January 9, 2013;

•

represented a premium of 5.3% over the closing price per share of Company Common Stock on April 10, 2013, the last full trading day prior to the announcement of the execution of the Merger Agreement; and

•	was greater than the highest closing price per share of Company Common Stock within the five years preceding the date of the Merger Agreement.

•	The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to Fisher’s shareholders while avoiding potential long-term business risk.

•

The belief of the Fisher Board that, at this time, the Merger Consideration of $41.00 per share is more favorable to Fisher’s shareholders than the potential value that might result from the alternatives reasonably available to Fisher (including the alternative of remaining a stand-alone publicly-held entity and other strategic or recapitalization strategies that might be pursued as a stand-alone publicly-held entity, including a leveraged recapitalization and acquisitions of other businesses by Fisher).

•

The Merger Agreement permits Fisher to continue to pay to Fisher’s shareholders regular quarterly cash dividends, which effectively increases the potential amount payable to Fisher’s shareholders through the Effective Time.

Prospects of Fisher

•

Fisher’s current and historical business, financial condition, results of operations, competitive position, strategic options, capital requirements and prospects, the nature of the industry and regulatory environment in which Fisher competes and the financial plan and prospects if Fisher were to remain a stand-alone publicly-held entity (including the potential disruption of Fisher’s operations in the event of another contested election of directors), and the potential impact of those factors on the trading price of the Company Common Stock (which cannot be quantified numerically).

•

The prospective risks associated with Fisher continuing as a stand-alone publicly-held entity, including the risks and uncertainties with respect to (i) achieving its growth, operating cash flow and profitability targets in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the television and radio broadcasting industry specifically, (ii) general market conditions and volatility, including the performance of broad-based stock market indices and exchanges and (iii) risks and uncertainties described in the “risk factors” set forth in Fisher’s Form 10-K for the fiscal year ended December 31, 2012, as amended.

•

The inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “The Merger—Certain Company Projections” beginning on page 50 of this proxy statement, and the fact that Fisher’s actual financial results in future periods could differ materially and adversely from the projected results.

Strategic Alternatives

•

In consultation with its financial and legal advisors, the Fisher Board reviewed the results of the comprehensive sales process conducted by Fisher, which began on January 10, 2013, when the Fisher Board announced its determination to explore potential strategic alternatives intended to enhance shareholder value. By the week of February 28, 2013, Moelis had contacted 44 parties, including potential financial and strategic parties, regarding their interest in a transaction with Fisher, which resulted in the execution of non-disclosure agreements by a total of 26 parties (including two non-disclosure agreements that were executed prior to the January 10, 2013 announcement).

•

Fisher’s sales process involved discussions with numerous third parties prior to the execution of the Merger Agreement with Sinclair, including submission by six parties (including Sinclair) of preliminary, non-binding indications of interest in a transaction involving Fisher. Of those six parties, five (including Sinclair) were selected by the Fisher Board to be invited to the next phase of the sales process, during which Fisher provided additional non-public due diligence materials, including access to Fisher’s management. At the conclusion of the final bid period, three parties (including Sinclair) submitted revised indications of interest to Fisher and, prior to execution of the Merger Agreement, the two remaining participants (including Sinclair) submitted further revised indications of interest.

•

The price proposed by Sinclair reflected extensive negotiations between the parties and their respective advisors, and represented the highest proposal that Fisher received for shares of Company Common Stock after a competitive solicitation of interest and the highest price per share to which the Fisher Board believed Sinclair was willing to agree.

•

As discussed below, the terms of the Merger Agreement permit Fisher to consider unsolicited alternative proposals and, in accordance with the terms of the Merger Agreement, to terminate the Merger Agreement and enter into an agreement with a third party that makes a “superior proposal”.

•

The Fisher Board’s consideration of the possibility of continuing as a stand-alone publicly-held entity and pursuing a leveraged recapitalization, minority equity investments and other strategic alternatives, and the perceived risks of these alternatives, the range of potential benefits to Fisher’s shareholders of these alternatives and the timing and execution risk in pursuing such alternatives, as well as the Fisher Board’s assessment that no alternatives were reasonably likely to create greater value for Fisher’s shareholders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risk.

Fairness Opinion

•

The opinion of Fisher’s financial advisor, Moelis, dated April 11, 2013, addressed to the Fisher Board, as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be received in the Merger by holders of Company Common Stock, as described below in the section entitled “The Merger—Opinion of Fisher’s Financial Advisor” beginning on page 44 of this proxy statement.

Merger Agreement Terms

•	The Merger Agreement contains deal protection provisions which, in the view of the Fisher Board, should not preclude third parties from making “superior proposals”.

•

At any time before the Merger Agreement is approved by Fisher’s shareholders, under certain circumstances, Fisher may furnish information to and conduct discussions and negotiations with a third party regarding an acquisition proposal.

•	At any time before the Merger Agreement is approved by Fisher’s shareholders, under certain circumstances, the Fisher Board may:

•

change its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger in connection with, or terminate the Merger Agreement in order to accept, a superior proposal; or

•	so change its recommendation in response to an intervening event (other than in connection with an acquisition proposal).

•

The size of the termination fee of $11.2 million that may be payable by Fisher to Sinclair under certain circumstances, including if Fisher terminates the Merger Agreement in order to accept a superior proposal or if the Merger Agreement is terminated by Sinclair after the Fisher Board has changed its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger. The Fisher Board believes that such termination fee would not likely deter any interested third party from making, or inhibit the Fisher Board from approving, a superior proposal and that the size of the termination fee is typical of fees in similar transactions.

•	The absence of any voting agreements with management or shareholders so that shareholders will have the right to approve or disapprove the Merger Agreement.

•

The ability of Fisher to waive the “don’t-ask/don’t-waive” standstill provisions contained in the non-disclosure agreements executed with the participants in the potential sales process in order to ensure that all such participants and any person that joined as a party to such agreements have the same opportunity to make an alternative transaction proposal and to pursue such alternative transaction proposal.

•

The Merger Agreement was the product of extensive arms-length negotiations, and Fisher’s senior management, legal and financial advisors were involved throughout the negotiations and updated the Fisher Board directly and regularly.

•	The availability of statutory dissenters’ rights under the WBCA in connection with the Merger.

•	The ability of Fisher to seek damages in the event of a willful or intentional breach by Sinclair of its obligations under the Merger Agreement.

Likelihood of Consummation

•	The Fisher Board considered a number of factors contributing to the probability that the Merger would be consummated, including:

•

(i) the limited and otherwise customary conditions to the parties’ obligations to complete the Merger, including the commitment by Sinclair to use its reasonable best efforts to obtain applicable regulatory approvals and assume risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such approvals up to a specified threshold, (ii) the absence of a financing condition and (iii) Sinclair’s representations and warranties related to availability of sufficient funds for the transaction, which the Fisher Board assessed, after consultation with its independent financial advisor and outside legal counsel, to be substantial assurances that the Merger ultimately should be consummated on a timely basis;

•	the fact that the conditions to completion of the Merger are not generally within the control or discretion of Sinclair or Merger Sub; and

•

the Fisher Board’s understanding, based on consultation with counsel and Fisher’s management, that the nature of the existing businesses of Fisher and Sinclair are such that the risk of the Merger not closing due to the failure to obtain necessary regulatory approvals or clearances would not be deemed material.

•	The business reputation and capabilities of Sinclair and its management and the financial resources of Sinclair.

The Fisher Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	Fisher’s current shareholders would not have the opportunity to participate in any possible growth and profits of Fisher following the completion of the Merger.

•

The costs involved in connection with entering into and completing the Merger and the time and effort of management required to complete the Merger and related disruptions to the operation of Fisher’s business.

•

The risk that the Merger might not be completed, or may be unduly delayed, and the potential material adverse effect of publicly announcing the resulting termination of the Merger Agreement on, among others:

•

the market price of the Company Common Stock, which could be affected by many factors, including (i) the reason for which the Merger Agreement was terminated and whether such termination resulted from factors adversely affecting Fisher, (ii) the possibility that the marketplace would consider Fisher to be an unattractive acquisition candidate and (iii) the possible disposition of shares of Company Common Stock by short-term investors following the announcement of termination of the Merger Agreement;

•

Fisher’s operating results, particularly in light of the significant costs incurred in connection with the strategic alternatives review process and the proposed transaction, including the potential obligation to pay the termination fee;

•	the ability to attract and retain key personnel; and

•	relationships with Fisher’s employees, customers, partners and others that do business with Fisher.

•

Completion of the Merger would require antitrust clearance and the satisfaction of certain other closing conditions that are not generally within Fisher’s control, including obtaining approval by the FCC to transfer control of Fisher’s FCC licenses to Sinclair and receipt of certain non-governmental third-party consents.

•

The terms of the Merger Agreement, including (i) the operational restrictions imposed on Fisher between signing and closing (which may delay or prevent Fisher from undertaking business opportunities that may arise pending the completion of the transaction or any other action Fisher otherwise would have taken with respect to the operations of Fisher absent the pending completion of the Merger) and (ii) the deal protection provisions, including the termination fee equal to $11.2 million (or approximately 3.0% of the equity value of the transaction) that could become payable by Fisher under certain circumstances, including if Fisher terminates the Merger Agreement to accept a superior proposal or the Fisher Board changes its recommendation that Fisher’s shareholders approve the Merger Agreement in a manner adverse to the Merger due to an “intervening event” unrelated to an acquisition proposal.

•

The interests of certain members of senior management in the Merger, including certain severance arrangements as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

•	The fact that the cash consideration paid in the transaction would be taxable to Fisher’s shareholders that are U.S. holders for U.S. federal income tax purposes.

•

The risk that Fisher may be unable to obtain shareholder approval for the transactions contemplated by the Merger Agreement, given that approval of the Merger Agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to be cast and the high concentration in ownership of outstanding shares of Company Common Stock by certain shareholders of Fisher.

The Fisher Board believed that, overall, the potential benefits of the Merger to Fisher’s shareholders outweighed the risks and uncertainties of the Merger.

The foregoing discussion of information and factors considered by the Fisher Board is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger, the Fisher Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Fisher Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

The foregoing discussion of the information and factors considered by the Fisher Board is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 22 of this proxy statement.

The Fisher Board recommends that you vote “FOR” the proposal to approve the Merger Agreement, thereby approving the Merger.

In considering the recommendation of the Fisher Board with respect to the proposal to approve the Merger Agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Fisher’s shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement. The Fisher Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Fisher.

Opinion of Fisher’s Financial Advisor

At the meeting of the Fisher Board on April 10, 2013 to evaluate and adopt the Merger Agreement, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 11, 2013, addressed to the Fisher Board, to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion, dated April 11, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Fisher’s shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Fisher Board (in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to holders of Company Common Stock and does not address Fisher’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Fisher. Moelis’ opinion does not constitute a recommendation to any shareholder of Fisher as to how such shareholder should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Fisher;

•

reviewed certain internal information relating to the business, including earnings, cash flow, assets, liabilities and prospects of Fisher furnished to Moelis by Fisher, including financial forecasts provided to or discussed with Moelis by the management of Fisher;

•	conducted discussions with members of senior management and representatives of Fisher concerning the matters described in the foregoing, as well as the business and prospects of Fisher generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Moelis deemed relevant;

•

considered the results of efforts by or on behalf of Fisher, including by Moelis at Fisher’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of Fisher;

•	reviewed an April 10, 2013 draft of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of Fisher and Sinclair and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Fisher Board, relied on such information being complete and accurate in all material respects. In addition, at Fisher’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Fisher, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Fisher Board, that the financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Fisher as to the future performance of Fisher.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion addressed only the fairness, from a financial point of view, of the per share Merger Consideration to be received in the Merger by holders of Company Common Stock, without regard to individual characteristics of specific holders or other rights or circumstances (including size of share ownership, voting power, board representation or otherwise) which may distinguish such holders or the shares of Company Common Stock held by such holders. Moelis’ opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, holders of any class of securities, creditors or other constituencies of Fisher, other than the fairness of the Merger Consideration from a financial point of view to holders of Company Common Stock. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. At the direction of the Fisher Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the Merger Consideration to the extent expressly specified in Moelis’ opinion. In rendering its opinion, Moelis assumed, with the consent of the Fisher Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement.

The following is a summary of the material financial analyses presented by Moelis to the Fisher Board at its meeting held on April 10, 2013, in connection with its opinion. Throughout the analyses, two-year average metrics were used to evaluate companies (including Fisher) in the television broadcasting services industry to normalize the impact of revenue derived from political advertising, which peaks during election years.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Financial Analyses of Fisher

Selected Public Companies Analysis. Moelis compared selected financial and stock market information of Fisher with similar information of the following six selected publicly traded companies whose primary business is television broadcasting services:

TEV ($mm)
Sinclair Broadcasting Group, Inc.	$4,494.6
Belo Corp.	1,801.3
LIN TV Corp.	1,615.7
Nexstar Broadcasting Group, Inc.	1,433.4
Gray Television, Inc.	1,115.8
Media General, Inc.	791.9

Moelis reviewed, among other things, total enterprise values, which Moelis refers to as “TEV” for purposes of its opinion, of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on April 9, 2013, plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt (including, as appropriate, pro forma adjustments for acquisitions or other material corporate events occurring since the relevant company’s most recently reported quarter end), less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available, of each of (i) its 2-Year Average Broadcasting Cash Flow, which Moelis refers to as “BCF” for purposes of its opinion (defined for purposes of Moelis’ opinion as EBITDA (defined below) plus corporate expenses), and (ii) its 2-Year Average EBITDA (defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, where applicable, non-cash gains/losses, and other non-recurring items), as reported for calendar years 2011 and 2012, which Moelis refers to as “’11-’12A” for purposes of its opinion, and as estimated for calendar years 2012 and 2013, which Moelis refers to as “’12-’13E” for purposes of its opinion. Financial data for the selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information and included, as appropriate, pro forma adjustments for acquisitions or other material corporate events occurring since the relevant period. Financial data for Fisher was based on financial forecasts and other information and data provided by Fisher’s management.

The following table summarizes the high, mean, median and low multiples for the results of the analyses of the selected companies:

	TEV / 2-Year Average BCF		TEV / 2-Year Average EBITDA
	‘11-‘12A	‘12-‘13E	‘11-‘12A	‘12-‘13E
High	7.8x	7.1x	9.4x	8.2x
Mean	7.2x	6.7x	8.2x	7.6x
Median	7.2x	6.7x	8.2x	7.6x
Low	6.7x	6.1x	7.5x	7.1x

Based on the foregoing selected companies analysis and its qualitative judgments, Moelis applied a range of selected multiples derived from the selected companies of 7.5x to 8.5x in the case of the ‘12-‘13E 2-Year Average EBITDA to corresponding financial data of Fisher. This analysis indicated an implied per share reference range of $23.33 to $26.13 per share of Company Common Stock, as compared to the $41.00 per share Merger Consideration.

Selected Transactions Analysis. Moelis reviewed financial information of the following selected transactions in the television broadcasting services industry since August 2011 involving targets whose primary business is television broadcast services:

Announce Date	Acquiror	Target	TEV of Target ($mm)
February 2013	Sinclair Broadcast Group	Barrington Broadcasting (eighteen stations)	$370

February 2013	Sinclair Broadcast Group	Cox Media Group (four stations)	99

February 2013	Nexstar Broadcasting Group	Granite Broadcasting (Fresno, CA station)	27

December 2012	Sinclair Broadcast Group	Newport Television (Rochester, NY assets)	60

November 2012	Roberts Media / Fisher	Newport Television (one station)	9

November 2012	Nexstar Broadcasting Group	Smith Media (two stations)	17

November 2012	Nexstar Broadcasting Group	Newport Television (three stations)	35

September 2012	Journal Communications	Landmark Media Enterprises (CBS-WTVF)	215

July 2012	Sinclair Broadcast Group	Newport Television (six stations)	413

July 2012	Nexstar Broadcasting Group	Newport Television (twelve stations)	286

July 2012	Cox Media Group	Newport Television (four stations)	N/A

July 2012	Shield Media / Young Broadcasting	Newport Television (Albany, NY station)	N/A

May 2012	LIN TV	New Vision	349

November 2011	Sinclair Broadcast Group	Freedom Communications (broadcast assets)	385

October 2011	The E.W. Scripps Company	McGraw-Hill Broadcasting	212

September 2011	Sinclair Broadcast Group	Four Points Media Group	200

Moelis noted that all of the selected acquisitions involved asset sales, except the Sinclair/Cox transaction, which involved the sale of both stock and assets, and the E.W. Scripps/McGraw-Hill transaction, which involved a stock sale but provided the acquiror the substantial benefits of asset purchase tax treatment. Moelis reviewed, among other things, the average of the total enterprise values of the selected transactions as a multiple, to the extent information was publicly available, of the average of the BCF for each of (i) the prior reported full calendar year, which Moelis refers to as “LTM” for purposes of its opinion, and (ii) the current full calendar year, which Moelis refers to as “NTM” for purposes of its opinion, as of the date of the transaction (except that (A) for the Sinclair Broadcast Group’s acquisitions of eighteen stations of Barrington Broadcasting and four stations of Cox Media Group, the multiples were based on the prior two reported full calendar years and (B) for the Sinclair Broadcast Group’s acquisition of broadcast assets of Freedom Communications and the E.W. Scripps Company’s acquisition of McGraw-Hill Broadcasting, the multiples were based on the current full calendar year and the next full calendar year, each as of the date of the transaction). Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction.

The following table summarizes the high, mean, median and low multiples for the results of the analyses of the selected transactions:

TEV / Average BCF
High	9.8x
Mean	8.2x
Median	8.3x
Low	6.2x

Based on the foregoing selected transactions analysis and its qualitative judgments, Moelis then applied a range of selected multiples derived from the selected transactions of 7.5x to 8.5x in the case of LTM-NTM 2-Year Average BCF to corresponding financial data of Fisher (for Fisher, in order to present its financial data on a comparable basis to that of its television broadcasting services industry peers, BCF was calculated less (1) operating rent of $4.7 million, which was the portion of the estimated average rent expense for Fisher Plaza during 2012-2013 allocated to broadcast operations based on square footage, and (2) shared services expenses of $1.1 million, which was the estimated average shared services expense allocated to broadcast operations). Financial data for Fisher was based on financial forecasts and other information and data provided by Fisher’s management. This analysis indicated an implied per share reference range of $38.49 to $43.26 per share of Company Common Stock, as compared to the $41.00 per share Merger Consideration.

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow analysis, which Moelis refers to as “DCF analysis” for purposes of its opinion, of Fisher using financial forecasts and other information and data provided by Fisher’s management (as described below in the section entitled “The Merger—Certain Company Projections” beginning on page 50 of this proxy statement) to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Fisher. In performing the DCF analysis of Fisher, Moelis utilized a range of discount rates of 10% to 12% to calculate estimated present values as of March 31, 2013 of (i) Fisher’s estimated after-tax unlevered free cash flows for the second quarter of 2013 through year-ended 2017 and (ii) estimated terminal values derived by applying a range of multiples of 6.5x to 8.5x to Fisher’s estimated average 2016 and 2017 EBITDA. For purposes of Moelis’ opinion, “free cash flow” refers to Fisher’s unlevered net income plus depreciation plus amortization less changes in net working capital, capital expenditures, cash outlay for Fisher’s pending acquisition of KMTR and the difference between cash and GAAP rent expense; “present value” refers to the current value of future free cash flows and is obtained by discounting those future free cash flows back to the present using a discount rate; and “terminal value”, as used above, refers to the value of all free cash flows from an asset for periods beyond the final forecast period. The foregoing DCF analysis indicated an implied per share reference range of $32.10 to $41.50 per share of Company Common Stock, as compared to the $41.00 per share Merger Consideration.

Other Information

Moelis also noted for the Fisher Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•

the historical closing trading prices for the Company Common Stock during the 52-week periods ended January 9, 2013 (one day prior to Fisher’s announcement of its strategic alternatives review process) and April 9, 2013, which reflected special dividend-adjusted low and high stock prices during such period ranging from (i) $18.05 to $28.49 per share, with respect to the period ended January 9, 2013, and (ii) $18.05 to $39.28 per share, with respect to the period ended April 9, 2013; and

•

premiums paid in selected transactions with transaction values greater than $50 million announced between January 1, 2003 and December 31, 2012 for targets with headquarters in the United States in transactions with disclosed deal value, excluding minority stake purchases, repurchases and spinoffs, excluding withdrawn offers and negative premiums, applying selected ranges of implied premiums paid derived from the selected transactions, based on comparing the per share acquisition price in each transaction to the closing stock prices (i) one day prior, (ii) one week prior and (iii) one month prior to announcement for each of the relevant transactions, respectively, to the closing price of the Company Common Stock for the corresponding time periods prior to January 10, 2013, the day Fisher announced its strategic alternatives review process, and April 9, 2013. The results of the premiums paid analysis were as follows:

	Premium to Stock Price Over:
	One Day	One Week	One Month
Mean	35.1%	38.5%	43.8%
Median	26.0%	28.2%	31.0%
Fisher—Pre-Announcement (1/9/2013)	43.9%	47.3%	64.4%
Fisher—Current (4/9/2013)	6.3%	5.0%	5.6%

Based on the foregoing, Moelis applied the mean and median premiums for each date set forth above to the per share price of the Company Common Stock for the corresponding date prior to Fisher’s announcement of its strategic alternatives review process and derived ranges of $32.68 to $35.90 per share and $35.85 to $38.55 per share of Company Common Stock, as compared to the $41.00 per share Merger Consideration.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to Fisher, Sinclair or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Fisher, nor Moelis nor any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms’ length negotiations between Fisher and Sinclair and was approved by the Fisher Board. Moelis did not recommend any specific consideration to Fisher or the Fisher Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as financial advisor to Fisher in connection with the Merger and will receive a fee for its services, currently estimated to be approximately $4.7 million in the aggregate, $750,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. In addition, Fisher has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities of Fisher and Sinclair. Moelis provided investment banking and other services to Fisher unrelated to the Merger and in the future may provide such services to Fisher and/or Sinclair and has received and may receive compensation for such services. In the past two years prior to the date of the opinion, Moelis acted as, among other things, financial advisor to Fisher in connection with (i) the contested election of Fisher’s directors in 2011, (ii) the sale of its Fisher Plaza real property in December 2011 and (iii) its special cash dividend in August 2012.

The Fisher Board selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with Fisher. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Company Projections

Fisher does not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, Fisher provided to the potential participants in the sales process who executed non-disclosure agreements with Fisher (including Sinclair), in connection with their due diligence review beginning in January 2013, certain prospective financial information concerning Fisher’s future financial condition and performance that had been prepared by management in connection with Fisher’s review of strategic alternatives, a summary of which five-year projections Fisher has included below. Fisher also provided these five-year projections to Moelis for its use in connection with the financial analyses that Moelis performed in connection with rendering its opinion to the Fisher Board, as described above beginning on page 44 of the proxy statement in the section entitled “The Merger—Opinion of Fisher’s Financial Advisor”.

The prospective financial information was prepared by, and is the responsibility of, Fisher’s management. The prospective financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement. PricewaterhouseCoopers LLP, Fisher’s independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the prospective financial information and does not express an opinion or any form of assurance related thereto. The summary of the prospective financial information is not being included in this proxy statement to influence a shareholder’s decision whether to approve the Merger Agreement and thereby approve the Merger, but is being included because the prospective financial information was provided to Moelis and the potential participants in the sales process who executed non-disclosure agreements with Fisher (including Sinclair).

The prospective financial information, while presented with numerical specificity, necessarily was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Fisher’s management. Because the prospective financial information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. The assumptions upon which the prospective financial information was based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Fisher’s control. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. In addition, the prospective financial information might be affected by Fisher’s ability to achieve strategic goals, objectives and targets over the applicable periods, by risks and uncertainties in the U.S. and global economy generally and the television and radio broadcasting industry specifically (including the regulatory environment) and by other risk factors described in Fisher’s Form 10-K for the fiscal year ended December 31, 2012, as amended, in more recent filings incorporated by reference in this proxy statement, including Fisher’s Form 10-Q for the quarter ended March 31, 2013, and in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 22 of this proxy statement. The prospective financial information also does not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. The prospective financial information should not be utilized as public guidance.

Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results may vary materially from those shown. The inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that Fisher or any of its affiliates, advisors, officers, directors or other representatives considered or consider the prospective financial information to be predictive of actual future events or events which have occurred since the date of such forecasts, and the prospective financial information should not be relied upon as such. Neither Fisher nor any of its affiliates, advisors, officers, directors or other representatives can give any assurance that actual results will not differ materially from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date the prospective financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. Fisher does not intend to make publicly available any update or other revision to the prospective financial information, except as otherwise required by law. Neither Fisher nor any of its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any shareholder of Fisher or other person regarding the ultimate performance of Fisher compared to the information contained in the prospective financial information or that the prospective financial information will be achieved. Fisher has made no representation to Sinclair, Merger Sub or their affiliates, in the Merger Agreement or otherwise, concerning the prospective financial information.

In light of the foregoing factors and the uncertainties inherent in the prospective financial information, shareholders are cautioned not to place undue, if any, reliance on the prospective financial information. Since the date the prospective financial information was prepared, Fisher has made publicly available its actual results of operations for the quarter ended March 31, 2013. You should review Fisher’s Current Report on Form 8-K filed on May 3, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 6, 2013, to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement.

Management of Fisher prepared the five-year projections based upon methodologies and factors used by Fisher in preparing projections for the Fisher Board’s consideration in connection with its review of strategic alternatives. The five-year projections reflect numerous estimates and assumptions with respect to industry performance and general business, economic, regulatory, market and financial conditions, as well as matters specific to management outlook and business circumstances existing at that time. The prospective financial information should not be utilized as public guidance. The following is a summary of the five-year projections:

Summary of the Five-Year Projections

	Fiscal Year Ending December 31,
	Historical			Projected
($ in millions)	2010PF(1)	2011PF(1)	2012A	2013E	2014E	2015E	2016E	2017E
Total Net Revenue(2)	$154.6	$144.3	$163.3	$165.8	$204.4	$198.6	$226.7	$211.6
% Even / Odd Growth			5.6%	14.9%	25.2%	19.7%	10.9%	6.5%

Operating Expenses (before Operating Rent)	$113.7	$108.1	$110.1	$119.3	$125.4	$131.9	$140.3	$144.4

Broadcast Cash Flow(3)	$41.0	$36.2	$53.2	$46.6	$79.0	$66.7	$86.4	$67.1
% of Net Revenue	26.5%	25.1%	32.6%	28.1%	38.7%	33.6%	38.1%	31.7%

Operating Rent Expense(4)	$4.4	$4.5	$4.6	$4.7	$5.0	$5.1	$4.6	$4.8
Shared Services Expense(5)		$0.5	$1.0	$1.2
Broadcast Cash Flow Less Operating Rent & Shared Services		$31.2	$47.5	$40.7
% of Net Revenue		21.6%	29.1%	24.5%

Corporate Expense(4)	$14.7	$15.5	$17.1	$19.3	$19.7	$20.0	$20.4	$20.8
Other Expenses / Adjustments(6)	$(5.5)	$(1.5)	$2.5	$0.5	—	—	—	—
EBITDA(7)	$27.3	$17.7	$29.0	$22.2	$54.3	$41.6	$61.4	$41.6
% of Net Revenue	17.7%	12.2%	17.8%	13.4%	26.6%	20.9%	27.1%	19.6%

(1)	Pro forma for the sale of Fisher Plaza which closed on December 15, 2011. Actual Fisher Plaza revenue, expenses and cash flow were excluded for the purpose of the projections.
(2)	Non-GAAP financial measure. Only broadcasting revenue was included for the purpose of the projections. For this purpose, total net revenue represents consolidated net revenue, plus intercompany revenue, less trade revenue and Fisher Plaza revenue. Reconciliation of this non-GAAP financial measure to GAAP basis consolidated net revenue is provided below.
(3)	Non-GAAP financial measure. For this purpose, broadcast cash flow represents EBITDA (as defined below) plus corporate expenses and other non-recurring items. Reconciliation of this non-GAAP financial measure to GAAP basis income from continuing operations is provided below.
(4)	Fisher Plaza rent was allocated between broadcast and corporate operations based on square footage. Fisher Plaza rent expense for fiscal years 2010 and 2011 was assumed.
(5)	Forecasts for shared services expenses for fiscal years 2014 through 2017 were not provided by Fisher management.
(6)	Includes non-cash gains/losses and other non-recurring items.
(7)	Non-GAAP financial measure. For this purpose, EBITDA represents earnings before interest, taxes, depreciation and amortization, and excludes Fisher Plaza income. Transaction related expenses were excluded from EBITDA for fiscal year 2013. Reconciliation of this non-GAAP financial measure to GAAP basis income from continuing operations is provided below.

Reconciliation of Non-GAAP to GAAP

Fisher’s financial projections included non-GAAP financial measures, including (i) “total net revenue”, which represents consolidated net revenue, plus intercompany revenue, less trade revenue and Fisher Plaza revenue, (ii) “EBITDA”, which represents earnings before interest, taxes, depreciation and amortization, and excludes Fisher Plaza income, and (iii) “broadcast cash flow”, which represents EBITDA (as defined above) plus corporate expenses and other non-recurring items. Fisher provided this information to Moelis and the potential participants in the sales process who executed non-disclosure agreements with Fisher (including Sinclair) because Fisher believed it could be useful in evaluating, on a prospective basis, Fisher’s potential operating performance and cash flow. This information should not be considered in isolation or in lieu of Fisher’s operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in these financial projections may not be comparable to similarly titled measures of other companies.

The following tables present a quantitative reconciliation of total net revenue to consolidated net revenue and broadcast cash flow and EBITDA to income from continuing operations for fiscal years 2010 through 2012 prepared by Fisher’s management.

	Fiscal Year Ending December 31,
($ in millions)	2010PF(1)	2011PF(1)	2012A
Consolidated Net Revenue (GAAP)	$174.4	$163.9	$168.2
Adjustments:
Plus: Intercompany revenue	$0.1	$0.2	$0.2
Less: Trade revenue	$(5.5)	$(5.6)	$(5.1)
Less: Fisher Plaza revenue	$(14.4)	$(14.2)	—
Total Net Revenue (Non-GAAP)	$154.6	$144.3	$163.3

(1)	Pro forma for the sale of Fisher Plaza which closed on December 15, 2011. Actual Fisher Plaza revenue in fiscal years 2010 and 2011 was excluded for the purpose of the projections.

	Fiscal Year Ending December 31,
($ in millions)	2010PF(1)	2011PF(1)	2012A
Income from Continuing Operations (GAAP)	$25.3	$62.6	$22.8
Adjustments:
Plus: Corporate expenses	$14.4	$15.1	$16.7
Plus: Depreciation and amortization	$14.4	$9.6	$7.0
Plus: Plaza rent expense	—	$0.1	$5.2
Plus: Strategic initiative costs	—	—	$1.5
Plus: Proxy contest costs	—	$1.6	—
Plus: Other	$0.4	$0.3	$0.2
Less: Gain on asset exchange, net	$(2.1)	—	—
Less: Gain on sale of Fisher Plaza, net	—	$(40.5)	—
Less: Plaza fire reimbursements, net	$(3.4)	$(0.2)	—
Less: Gain on sale of real estate, net	—	$(4.1)	$(0.2)
Less: Income from Fisher Plaza	$(8.0)	$(8.3)	—
Broadcast Cash Flow (Non-GAAP)	$41.0	$36.2	$53.2
Adjustments:
Plus: Gain on asset exchange, net	$2.1	—	—
Plus: Plaza fire reimbursements, net	$3.4	$0.2	—
Plus: Gain on sale of real estate, net	—	$4.1	$0.2
Plus: Other	$0.1	$0.3	$0.3
Less: Corporate expenses	$(14.4)	$(15.1)	$(16.7)
Less: Pro forma plaza rent expense	$(4.7)	$(4.9)	$(5.0)
Less: Strategic initiative costs	—	—	$(1.5)
Less: Proxy contest costs	—	$(1.6)	—
Less: Loss on extinguishment of debt, net	$(0.2)	$(1.5)	$(1.5)
EBITDA (Non-GAAP)	$27.3	$17.7	$29.0

(1)	Pro forma for the sale of Fisher Plaza which closed on December 15, 2011. Actual Fisher Plaza income for fiscal years 2010 and 2011 was excluded for the purpose of the projections.

The prospective financial information was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Fisher’s management and should be evaluated, if at all, in light of the assumptions made by Fisher and in conjunction with the historical financial statements and other information regarding Fisher contained elsewhere in this proxy statement and Fisher’s public filings with the SEC.

Financing of the Merger

We anticipate that total funds of approximately $390 million will be needed to purchase all of the issued and outstanding shares of Company Common Stock and to complete the Merger and the other transactions contemplated by the Merger Agreement, and to pay related fees and expenses. Sinclair intends to finance the Merger with cash on hand and borrowings under its existing credit facility. The Merger is not conditioned on Sinclair obtaining the proceeds of any financing.

Closing and Effective Time of the Merger

If the Merger Agreement is approved at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The Effective Time will occur as soon as practicable following the Merger closing upon the filing of the articles of merger with the Secretary of State of the State of Washington (or at such later date as Fisher and Sinclair may agree and specify in the articles of merger). The Merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of Fisher or Sinclair could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the Merger.

Payment of Merger Consideration and Surrender of Stock Certificates

As promptly as reasonably practicable after the Effective Time, each record holder of shares of Company Common Stock will be sent a letter of transmittal describing how such holder may exchange its shares of Company Common Stock for the per share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares of Company Common Stock are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares of Company Common Stock is not registered in the transfer records of Fisher, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the paying agent or the surviving corporation, as applicable, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Certain of Fisher’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Fisher’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Fisher, the Fisher Board was aware of these conflicts of interest and considered them, among other matters described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Fisher Board” beginning on page 39 of this proxy statement.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below and in the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

In connection with the Merger, no member of Fisher’s management has entered into an employment agreement or other agreement or commitment with Sinclair or its affiliates with respect to continuing employment, nor has any member of Fisher’s management entered into an equity rollover agreement or other agreement or commitment with Sinclair with respect to a co-investment with Sinclair in Fisher.

Cash Consideration Payable for Shares in the Merger

The executive officers and directors of Fisher who own shares of Company Common Stock will receive the same per share cash consideration on the same terms and conditions as the other shareholders of Fisher. As of June 14, 2013, the current executive officers and directors of Fisher beneficially owned, in the aggregate, 241,782 shares of Company Common Stock, excluding shares issuable upon the exercise or settlement of stock options and restricted stock units as of such date. The current executive officers and directors of Fisher who own shares of Company Common Stock would receive an aggregate amount of $9,913,062, without interest and less any applicable withholding taxes, in the Merger. For further information regarding the beneficial ownership of shares of Company Common Stock by the directors and executive officers of Fisher, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 93 of this proxy statement. For a further description of the treatment of stock options and restricted stock units held by the directors and executive officers of Fisher please see the section entitled “—Equity Awards” below.

To Fisher’s knowledge, as of June 14, 2013, based on Amendment No. 1 to Schedule 13D filed by David A. Lorber with the SEC on April 15, 2013, Mr. Lorber, who resigned as a member of the Fisher Board effective March 19, 2012, did not beneficially own any shares of Company Common Stock. To Fisher’s knowledge, as of June 14, 2013, Peter E. Murphy, who resigned as a member of the Fisher Board effective December 30, 2012, beneficially owned 226 shares of Company Common Stock. To Fisher’s knowledge, neither Mr. Lorber nor Mr. Murphy has a material interest in the Merger that differs from your interests generally.

Equity Awards

Stock Options

At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock (whether vested or unvested) will be fully vested, other than any such option granted during 2013, which will instead vest on a partial basis as provided in the applicable stock option agreement. Each such option will be canceled at the Effective Time, and the holder of such canceled option will be entitled to receive, promptly after the Effective Time, but, in any event, not later than the fifth business day after the Effective Time, an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option, multiplied by (ii) the number of shares of Company Common Stock subject to such option, or, in the case of any such option granted during 2013, the number of shares subject to the vested portion of such option.

Restricted Stock Units

At the Effective Time, each outstanding restricted stock unit issued by Fisher (whether vested or unvested) will be fully vested, other than any such restricted stock unit granted to Fisher employees during 2013 pursuant to a new award made in 2013, which will instead vest on a partial basis as provided in the applicable award agreement. Each such restricted stock unit will be canceled at the Effective Time, with the holder of such restricted stock unit becoming entitled to receive, promptly after the Effective Time, but, in any event, not later than the fifth business day after the Effective Time, an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock subject to such restricted stock unit, or, in the case of any restricted stock unit granted to Fisher employees during 2013 pursuant to a new award made in 2013, the number of shares subject to the vested portion of such restricted stock unit, in each case, held by such holder immediately prior to the Effective Time.

The following table shows the amount in cash that each current executive officer and director of Fisher is expected to receive (before deduction for any withholding taxes) pursuant to the Merger in consideration for options and restricted stock units held by such officer or director, assuming an Effective Time of September 30, 2013.

Name(1)	Vested Options ($)(2)	Unvested Options ($)(3)	Outstanding Restricted Stock Units ($)(4)	Total ($)
Executive Officers
Colleen B. Brown	1,891,581	259,450	1,423,938	3,574,969
Hassan N. Natha	149,611	67,646	345,679	562,936
Robert I. Dunlop	708,415	133,387	754,397	1,596,199
Christopher J. Bellavia	203,309	96,025	492,910	792,244

Directors
Paul A. Bible	—	—	44,649	44,649
Matthew Goldfarb	—	—	44,649	44,649
Donald G. Graham, III	—	—	44,649	44,649
Richard L. Hawley	—	—	44,649	44,649
Brian P. McAndrews	—	—	44,649	44,649
Joseph J. Troy	—	—	44,649	44,649
Frank P. Willey	—	—	44,649	44,649

(1)	Messrs. Lorber and Murphy, who were members of the Fisher Board during portions of fiscal year 2012, are no longer directors of Fisher and do not hold unvested equity awards. To Fisher’s knowledge, neither Mr. Lorber nor Mr. Murphy has a material interest in the Merger that differs from your interests generally.
(2)	Represents the product of (i) the excess of (A) $41.00 over (B) the applicable exercise price per share of Company Common Stock subject to options that vested prior to the Effective Time, without regard to the Merger, multiplied by (ii) the number of shares of Company Common Stock subject to such vested and unexercised portion of such option that is outstanding and that has an exercise price below $41.00.
(3)	Represents the product of (i) the excess of (A) $41.00 over (B) the applicable exercise price per share of Company Common Stock subject to unvested options that will become vested under the Merger Agreement at the Effective Time, multiplied by (ii) the number of shares of Company Common Stock subject to such vested and unexercised portion of such option that is outstanding and that has an exercise price below $41.00.
(4)	Represents the product of (i) $41.00, multiplied by (ii) the number of shares of Company Common Stock subject to outstanding restricted stock units, or, in the case of outstanding restricted stock units granted during 2013 pursuant to a new award made in 2013, the number of shares of Company Common Stock subject to the portion of such restricted stock units that will become vested under the Merger Agreement at the Effective Time.

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of Company Common Stock, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 93 of this proxy statement.

Management Short Term Incentive Plan

Each of Fisher’s executive officers participates in Fisher’s 2013 Management Short Term Incentive Plan, which we refer to as the “STI Plan” in this proxy statement. Payouts under the STI Plan generally depend upon Fisher’s achievement of a pre-established corporate performance goal, which for 2013 was Fisher’s Adjusted EBITDA (as such term is used in the STI Plan). The target annual bonus opportunity of each executive officer under the STI plan is set as a percentage of base salary, including any salary adjustments occurring during the year, as shown below:

Name	Target Bonus Opportunity as a Percentage of Base Salary
Colleen B. Brown	55%
Hassan N. Natha	35%
Robert I. Dunlop	45%
Christopher J. Bellavia	40%

In the event of a Company Transaction (as defined in the STI Plan) during 2013, each executive officer will earn a prorated portion of his or her 2013 target annual bonus opportunity for the period until the effective date of the Company Transaction. The proration is calculated based on the number of full weeks that the executive officer has worked during 2013 prior to the effective date of the Company Transaction. Payment of the prorated bonus is conditioned on the executive officer’s employment by Fisher as of the effective date of the Company Transaction. Any prorated bonuses will be paid within thirty days after the effective date of the Company Transaction. The Merger constitutes a Company Transaction within the meaning of each of the STI Plan.

For further information with respect to the STI Plan, see the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

Change of Control Agreements

Fisher has entered into Change of Control Agreements, dated as of August 24, 2009, with its President and Chief Executive Officer, Colleen B. Brown; its Senior Vice President, Chief Financial Officer and Principal Accounting Officer, Hassan N. Natha; its Executive Vice President, Operations, Robert I. Dunlop; and its Senior Vice President, General Counsel and Corporate Secretary, Christopher J. Bellavia. The form for each of these agreements is generally consistent. The agreements have a “double trigger”, which means that they only provide for payments to each executive if there is a change of control of Fisher followed by a termination of the executive’s employment under certain circumstances, as more fully described below. Each agreement provides for the continuing employment of the executive for eighteen months after a change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are payable only if the executive’s employment is terminated by Fisher or its acquiror without “Cause”, or by the executive for “Good Reason”, during the eighteen-month period after a change of control. The Merger constitutes a change of control within the meaning of each of these agreements.

In the event of a qualifying termination following the Merger, under his or her change of control agreement:

•	Ms. Brown would be entitled to a lump sum severance payment equal to two times her then current annual base salary, plus an amount equal to her then current target annual cash bonus; and

•

each of Messrs. Natha, Dunlop and Bellavia would be entitled to a lump sum severance payment equal to one times his then current annual base salary, plus an amount equal to his then current target annual cash bonus.

Under the change of control agreements, “Cause” generally means the occurrence of one or more of the following events:

•	the executive’s clear refusal to carry out his or her material lawful duties or directions that are reasonably consistent with the general duties of his or her position;

•

the executive’s persistent failure to carry out his or her lawful duties or directions that are reasonably consistent with the general duties of his or her position after reasonable notice and opportunity to correct such failure;

•	violation by the executive of a state or federal criminal law involving a crime against Fisher or other criminal act involving moral turpitude;

•

the executive’s current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive involving Fisher; or any incident materially compromising the executive’s professional reputation or ability to represent Fisher; or

•	any other material violation of the terms of the change of control agreement that is not cured by the executive within the required time periods.

Under the change of control agreements, “Good Reason” generally means the occurrence of one or more of the following events:

•	a material diminution in the executive’s authority, duties or responsibilities;

•	a material reduction in the executive’s annual base salary;

•	a relocation of the executive’s principal place of employment beyond 50 miles; or

•	any other material breach of the change of control agreement by Fisher.

None of the change of control agreements contains a “parachute” excise tax gross-up provision. Rather, each agreement provides that if it is determined that certain of an executive’s payments or benefits will be subject to any “parachute payment” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code” in this proxy statement, certain of the executive’s payments or benefits will be reduced by Fisher to the extent necessary to prevent any such payments or benefits from being an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code).

To receive any payments under his or her change of control agreement, an executive must execute a general release and waiver of any and all claims against Fisher.

For further information with respect to these change of control agreements, see the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

Employee Matters

Sinclair is obligated to provide, and to cause the surviving corporation and their respective subsidiaries to provide, each employee of Fisher and its subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) who continues as an employee of Sinclair, the surviving corporation or any of their respective subsidiaries after the Effective Time, for a period of twelve months following the Effective Time, (a) a base salary or hourly wage rate, and a cash incentive opportunity (including bonuses and/or commissions), that, in each case, is no less favorable than that provided to such employee immediately prior to the Effective Time and (b) employee benefits (including welfare plan benefits for spouses and dependents, but excluding any equity based compensation and defined benefit pension plan) that either, at Sinclair’s option, are no less favorable in the aggregate than those provided to such employee immediately prior to the Effective Time or no less favorable in the aggregate than those provided to similarly situated employees of Sinclair and its subsidiaries. Sinclair is also obligated to honor, or to cause the surviving corporation or any of their respective subsidiaries to honor, for a period of twelve months following the Effective Time, certain severance, retention and similar benefits and certain employee benefit plans provided to each continuing employee of Fisher and its subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) immediately prior to the Effective Time, including by recognizing all service recognized for such purposes under the applicable employee benefit plan (unless otherwise agreed to in writing by the affected Fisher employee). For those employees of Fisher and its subsidiaries represented by labor unions and/or covered by collective bargaining agreements who continue as employees of Sinclair, the surviving corporation or their respective subsidiaries, Sinclair is obligated to honor, and to cause the surviving corporation and their respective subsidiaries to honor, each applicable collective bargaining agreement in good faith in accordance with its terms. Nothing in the Merger Agreement confers any rights, benefits, remedies, obligations or liabilities upon any person other than the parties to the Merger Agreement and their respective successors and assigns.

Additional information about the benefits provided to Fisher’s named executive officers is set forth below in the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 89 of this proxy statement.

Indemnification and Exculpation of Directors and Officers

Section 23B.08.510 and Section 23B.08.570 of the WBCA provide that a Washington corporation may indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, unless such person failed to act in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was illegal. The indemnity may include expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

A Washington corporation may also indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, unless such person failed to act in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no such indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. In addition, such indemnity may include only expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit.

Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the corporation (i) if the director furnishes the corporation a written affirmation of the director’s good faith belief that the director acted in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal and (ii) upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified by the corporation.

Where an officer or director is wholly successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 23B.08.320 of the WBCA permits a corporation to provide for elimination or limitation of personal liability of a director to the corporation or its shareholders for monetary damages arising from his or her conduct as a director, except that such provisions may not eliminate or limit the liability of a director for any:

•	act or omission that involve intentional misconduct or knowing violation of law by such director;

•	voting for or assenting to a distribution to any shareholder in violation of Section 23B.06.400 of the WBCA or the corporation’s articles of incorporation;

•	transaction from which such director will personally receive a benefit in money, property, or services, to which the director is not legally entitled; or

•	act or omission occurring prior to the date when such provision becomes effective.

Fisher’s articles of incorporation provide that directors of Fisher will not be personally liable to Fisher or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such liability will not be eliminated for acts or omissions that involve intentional misconduct or a knowing violation of law, for conduct violating Section 23B.08.310 of the WBCA or for any transaction from which the existing or former director or officer-director will personally receive a benefit in money, property or services to which such person is not legally entitled. Fisher’s bylaws provide for the mandatory indemnification of Fisher’s directors and officers for all expense, liability and loss (including counsel fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid in settlement) actually and reasonably incurred or suffered in connection with an actual or threatened proceeding in which directors or officers are named parties or otherwise involved (including as a witness). Fisher’s bylaws also provide that each of Fisher’s officers and directors is entitled to payment of expenses incurred in defending any such proceeding, subject to delivery of an undertaking to repay amounts advanced if it is ultimately determined by a final, non-appealable court decision that he or she was not entitled to indemnification of such expenses. Indemnification is not available for acts or omissions finally adjudged to be intentional misconduct or knowing violation of law, for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, for any transaction with respect to which it was finally adjudged that the director or officer received a benefit in money, property or services to which he or she was not legally entitled, or if Fisher is otherwise prohibited by applicable law from providing indemnification.

In addition, Fisher has entered into indemnification agreements with its executive officers and directors which provide, among other things, that Fisher will indemnify such officer or director, under the circumstances and to the extent provided for in such agreements, for all damages, liabilities, claims, expenses or losses incurred in connection with any threatened, pending or completed claims, actions, suits or proceedings brought because of the director’s or executive officer’s service to Fisher or such individual’s service to any other entity provided at the request of Fisher, and otherwise to the fullest extent permitted under Washington law.

Under the Merger Agreement, Sinclair and the surviving corporation are obligated to indemnify and hold harmless, and advance expenses incurred by, in each case, to the fullest extent authorized or permitted by applicable law, each present or former director, officer, employee or agent of Fisher or any of its subsidiaries and each present or former director, officer or trustee of another entity (to the extent such person is or was serving in such capacity at Fisher’s request) in connection with any threatened, asserted, pending or completed action, suit or proceeding arising out of or pertaining to matters that relate to the fact that such person or entity is or was a director, officer, employee or agent of Fisher or any of its subsidiaries or is or was a director, officer or trustee of another entity (to the extent such person is or was serving in such capacity at Fisher’s request) and any judgments, fines, penalties and amounts paid in settlement resulting from any such action, suit or proceeding.

Fisher may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’, employed lawyers’ and fiduciary liability insurance covering each person who was covered by such policies held by Fisher on the date of the Merger Agreement and providing coverage for the six-year period following the Effective Time for claims arising in respect of any matter occurring prior to the Effective Time and claimed against any such person, in amount and scope no less favorable, in the aggregate, than those of such policies in effect on the date of the Merger Agreement and from an insurance carrier with the same or better credit rating as the insurance carrier providing such insurance to Fisher on the date of the Merger Agreement. However, the premium for such run-off policy or policies may not exceed 300% of the aggregate annual amounts paid by Fisher to maintain its directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies as of the date of the Merger Agreement. Sinclair is obligated to cause any such policy to be maintained in full force and effect for its full term and to cause all obligations under such policy to be honored by the surviving corporation. In the event Fisher for any reason does not obtain such run-off insurance policy or policies prior to the Effective Time, Sinclair is obligated to obtain, or to cause the surviving corporation to obtain, such run-off policy or policies. However, Sinclair or the surviving corporation, as the case may be, will not be required to pay any premium for such run-off policy or policies in excess of 300% of the aggregate annual amounts paid by Fisher to maintain its directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies as of the date of the Merger Agreement. In case such policy or policies cannot be obtained for such amount, Sinclair or the surviving corporation will only be required to purchase the greatest amount of coverage available for such amount.

Persons Retained, Employed, Compensated or Used

The Fisher Board retained Moelis as its financial advisor in connection with the Merger. Pursuant to an engagement letter between Fisher and Moelis, Fisher agreed to pay Moelis an aggregate fee based on a percentage formula of the aggregate consideration to be paid pursuant to the transaction. The aggregate fee will be determined and payable upon consummation of the Merger. Such fee, including $750,000 that became payable in connection with the delivery of Moelis’ opinion as described in the section entitled “—Opinion of Fisher’s Financial Advisor” beginning on page 44 of this proxy statement, is currently estimated to be approximately $4.7 million. In addition, Fisher agreed to indemnify Moelis for certain liabilities (including certain liabilities under the federal securities laws) arising out of, and to reimburse Moelis for certain expenses in connection with, its engagement.

Fisher has retained Georgeson Inc. to assist in the solicitation of proxies, for which Georgeson Inc. will be paid approximately $21,500. Fisher agreed to reimburse Georgeson Inc. for reasonable expenses incurred by Georgeson Inc. in connection with its services and will indemnify Georgeson Inc. for certain losses, costs and expenses.

Except as set forth above, neither Fisher nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the shareholders of Fisher on its behalf with respect to the Merger.

Accounting Treatment

The Merger will be accounted as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Company Common Stock upon the exchange of shares of Company Common Stock for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Company Common Stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment) and does not address tax considerations applicable to any holder of shares of Company Common Stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Company Common Stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•

a holder of shares of Company Common Stock that received the shares of Company Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a “United States Holder” (as defined herein) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares of Company Common Stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate or a former citizen or long term resident of the United States; or

•	any holder of shares of Company Common Stock that entered into a Support Agreement as part of the transactions described in the Merger Agreement.

This summary is based on the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code, and rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Company Common Stock who assert dissenters’ rights under the WBCA nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of shares of Company Common Stock. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company Common Stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

A “non-United States Holder” is any beneficial owner of shares of Company Common Stock that is not a United States Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a flow-through for United States federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the shares of Company Common Stock pursuant to the Merger.

United States Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company Common Stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company Common Stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the proceeds from the disposition of shares of Company Common Stock pursuant to the Merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund if the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

Payments with Respect to Shares of Company Common Stock

Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•

the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

Fisher is or has been a United States real property holding corporation, which we refer to as “USRPHC” in this proxy statement, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company Common Stock or the period that the non-United States Holder held shares of Company Common Stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company Common Stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether Fisher is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement does not require Fisher to deliver a certificate to Sinclair stating that Fisher has not been a USRPHC for United States federal income tax purposes during the time period described above. However, since the shares of Company Common Stock are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if Fisher constitutes a USRPHC, any gain realized on the receipt of cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax if the non-United States Holder owns (actually or constructively) five percent or less of the shares of Company Common Stock at all times during the five year period ending on the date of disposition.

Information Reporting and Backup Withholding

A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the proceeds from the exchange of shares of Company Common Stock pursuant to the Merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the Depositary. Information provided by a non-United States Holder may be disclosed to such non-United States Holder’s local tax authorities under an applicable tax treaty or a broad information exchange agreement. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of Company Common Stock. Holders of shares of Company Common Stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of Company Common Stock for cash in the Merger under any federal, state, foreign, local or other tax laws or tax treaties.

Regulatory Approvals

Antitrust Authorities. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements apply to the Merger.

Under the HSR Act, the Merger may not be completed until the expiration of a thirty-calendar day waiting period which began when Sinclair filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division, or unless extended by a Request for Additional Information. If the thirty-calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m., New York City time, on the following business day. Pursuant to the terms of the Merger Agreement, Fisher and Sinclair were obligated to file a Premerger Notification and Report Form within ten business days of April 11, 2013. Sinclair filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the Merger on April 25, 2013. Fisher filed its Premerger Notification and Report Form under the HSR Act on April 25, 2013.

At any time before or after the completion of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, rescinding the Merger or seeking the divestiture of substantial assets of Fisher or its subsidiaries or Sinclair or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances.

On May 15, 2013, the FTC notified Sinclair and Fisher that early termination of the waiting period applicable to the Merger under the HSR Act has been granted.

FCC. Under the Communications Act, Fisher and Sinclair may not complete the Merger unless they have first obtained FCC Consent. The FCC Consent is sought through the filing of transfer of control applications with the FCC, which are subject to public comment and objections from third parties. The FCC cannot grant the applications until they have been out on public notice for a minimum of thirty days. Pursuant to the Merger Agreement, Fisher, Sinclair and Merger Sub, as applicable, were obligated to file applications with the FCC seeking the FCC Consent within ten business days of April 11, 2013. Sinclair and Fisher filed applications for the FCC Consent on April 25, 2013. The FCC put the applications for Fisher’s Media Bureau and Wireless Telecommunications Bureau licenses on public notice on May 1, 2013. On May 8, 2013, the FCC put the applications for Fisher’s International Bureau licenses on public notice. The timing or outcome of the FCC Consent process cannot be predicted.

Fisher and Sinclair have agreed to use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, and any actions or nonactions by, any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, “reasonable best efforts” include, among others and subject to certain limitations, (i) executing settlements, undertakings, consent decrees, stipulations or other agreements, (ii) selling, divesting, holding separate or otherwise conveying any assets or businesses of Sinclair or its affiliates (other than Sinclair’s broadcast stations in markets in which Fisher’s stations do not operate), (iii) agreeing to sell, divest, hold separate or otherwise convey any assets or businesses of Fisher or any of its subsidiaries upon completion of the Merger (or permitting Fisher to sell, divest, hold separate or otherwise convey any of its or its subsidiaries’ assets or businesses prior to completion of the Merger), (iv) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Fisher of any of its subsidiaries upon completion of the Merger, (v) creating any relationships, ventures, contractual rights, obligations or other arrangements of Sinclair or its affiliates and (vi) agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of Fisher or any of its subsidiaries upon completion of the Merger. See the section entitled “The Merger Agreement—Terms of the Merger Agreement—Efforts to Consummate the Merger” beginning on page 79 of this proxy statement.

There can be no assurance that a challenge to the Merger on antitrust, FCC or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

Litigation Relating to the Merger

In connection with the Merger, on April 17, 2013, a purported class action lawsuit was filed against Fisher and the Fisher Board in King County Superior Court in the State of Washington, docketed as Halberstam v. Fisher Communications, Inc., et al., Case No. 13-2-17171-6 SEA. An amended complaint was filed on April 23, 2013, and a second amended complaint was filed on June 3, 2013.

The lawsuit alleges, among other things, that the Fisher Board breached its fiduciary duties to Fisher’s shareholders by failing to take steps to maximize shareholder value or to engage in a fair sales process before approving the proposed acquisition of Fisher by Sinclair. Specifically, the lawsuit alleges that the consideration to be paid by Sinclair is inadequate in light of Fisher’s growth prospects, that the use of certain deal protection devices chills any potential post-deal market check and ensures that no competing offers will emerge, and that this proxy statement omits and/or misrepresents material information regarding the Fisher Board’s process and evaluation of the Merger and other possible strategic alternatives.

The plaintiff seeks relief that includes, among other things, a determination that the Fisher Board breached its fiduciary duties, an injunction prohibiting the Merger and prohibiting the Fisher Board from implementing the disputed measures, compensatory damages, and payment of plaintiff’s attorneys’ fees and costs. Fisher and the Fisher Board believe the lawsuit is without merit and intend to defend against it vigorously. There can be no assurance, however, with regard to the outcome. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been provided solely to inform you of its terms. The Merger Agreement contains customary representations and warranties that Fisher, Sinclair and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement among Fisher, Sinclair and Merger Sub and may be subject to important qualifications and limitations not reflected in the text of the Merger Agreement agreed to by Fisher, Sinclair and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk among Fisher, Sinclair and Merger Sub rather than establishing matters as facts. For the foregoing reasons, you should not read the representations and warranties given by the parties in the Merger Agreement or any description of the Merger Agreement as characterizations of the actual state of facts or conditions of Fisher, Sinclair, Merger Sub or any of their respective subsidiaries or affiliates.

Terms of the Merger Agreement

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the WBCA, at the Effective Time:

•	Merger Sub will be merged with and into Fisher and the separate corporate existence of Merger Sub will cease;

•

Fisher will be the surviving corporation in the Merger and the separate corporate existence of Fisher with all its properties, rights, privileges, immunities, powers and franchises will continue unaffected by the Merger; and

•

all of the properties, rights, privileges, immunities, powers and franchises of Fisher and Merger Sub will vest in the surviving corporation, and all of the debts, liabilities and duties of Fisher and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless otherwise agreed upon by Fisher and Sinclair, the closing of the Merger will take place on the second business day after the fulfillment or waiver of all of the conditions precedent set forth in the Merger Agreement and described below in the section entitled “—Merger Closing Conditions” beginning on page 83 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions). The Merger will become effective upon the filing of the articles of merger as contemplated by the WBCA with the Secretary of State of the State of Washington or at such later date and time as Fisher and Sinclair may agree upon and as is set forth in such articles of merger.

Articles of Incorporation; By-Laws; Directors and Officers

At the Effective Time, subject to certain exceptions, Fisher’s articles of incorporation will be amended in their entirety to be in the form of the applicable exhibit to the Merger Agreement and, as so amended, such articles of incorporation will be the articles of incorporation of the surviving corporation. At the Effective Time, subject to certain exceptions, the by-laws of Merger Sub in effect immediately prior to the Effective Time will be the by-laws of the surviving corporation. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the surviving corporation.

Merger Consideration and Exchange of Share Certificates

At the Effective Time, by virtue of the Merger and without any action on the part of Fisher, Sinclair, Merger Sub or holders of any capital stock of Fisher or Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes, and will automatically be canceled and retired and will cease to exist and will thereafter represent only the right to receive the Merger Consideration, without interest and less any applicable withholding taxes, other than the following shares of Company Common Stock:

•	shares of Company Common Stock held by Sinclair or Merger Sub, which will cease to be outstanding and be canceled and retired without payment of any consideration and will cease to exist;

•

shares of Company Common Stock held by any subsidiary of either Fisher or Sinclair (other than Merger Sub), which will be converted into such number of shares of capital stock of the surviving corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the surviving corporation immediately following the Effective Time as such subsidiary owned in Fisher immediately prior to the Effective Time; and

•

shares of Company Common Stock the holder of which has not voted in favor of the Merger or consented to the Merger in writing, has demanded its rights to be paid the fair value of such shares of Company Common Stock in accordance with Chapter 23B.13 of the WBCA (see the section entitled “Dissenters’ Rights” beginning on page 95 of this proxy statement) and has not effectively withdrawn or lost its rights to be paid the fair value of such shares of Company Common Stock, which will be canceled and cease to exist with the holder of such shares of Company Common Stock ceasing to have any right with respect thereto except to receive the fair value of such shares of Company Common Stock in accordance with Chapter 23B.13 of the WBCA.

Payment Procedures

Prior to the Effective Time, Fisher will select a bank or trust company reasonably acceptable to Sinclair as the paying agent. At or prior to the Effective Time, Sinclair will deposit with the paying agent, for the benefit of holders of certificates representing shares of Company Common Stock and holders of shares of Company Common Stock represented by book-entry, cash in an amount sufficient to pay the aggregate Merger Consideration which such holders are entitled to receive pursuant to the Merger Agreement.

As promptly as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, the surviving corporation will cause the paying agent to mail (and to make available for collection by hand) to each holder of record of shares of Company Common Stock a letter of transmittal and instructions for effecting the surrender of the certificates representing such holder’s shares of Company Common Stock or transfer of such holder’s shares of Company Common Stock represented by book-entry, in each case, in exchange for the Merger Consideration. Upon surrender to the paying agent of certificates representing the shares of Company Common Stock together with such letter of transmittal and any other documents as may be required pursuant to such instructions, or compliance with the reasonable procedures established by the paying agent for delivery of shares of Company Common Stock represented by book-entry, each holder of such certificates or shares represented by book-entry will be entitled to receive the aggregate Merger Consideration in respect of such certificates or shares represented by book-entry.

In the event that any certificate representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Sinclair, the posting by such person of a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will issue, in exchange for such lost, stolen or destroyed certificate, the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate.

Payment of the Merger Consideration in respect of shares of Company Common Stock may be made to a person other than the person in whose name the certificates representing the shares of Company Common Stock so surrendered or shares of Company Common Stock represented by book-entry so transferred are registered only if the certificate representing such shares of Company Common Stock is properly endorsed or otherwise in proper form for transfer or such shares represented by book-entry are properly transferred and the person requesting such payment pays any transfer or other taxes to be paid by reason of the payment of the applicable Merger Consideration or establishes to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

If any cash deposited with the paying agent is not claimed within one year following the Effective Time, such cash will be delivered to the surviving corporation upon demand, and any holders of certificates representing shares of Company Common Stock or shares of Company Common Stock represented by book-entry who have not previously complied with the exchange procedures in the Merger Agreement may thereafter look only to the surviving corporation, and the surviving corporation will remain liable, for payment of any such holder’s claim for the Merger Consideration.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates representing shares of Company Common Stock or due transfer of shares of Company Common Stock represented by book-entry. Sinclair, the surviving corporation and the paying agent will each be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to the Merger Agreement any amounts that it is required to deduct and withhold under applicable law.

Treatment of Stock Options

At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock (whether vested or unvested) will be fully vested, other than any such option granted during 2013, which will instead vest on a partial basis as provided in the applicable stock option agreement. Each such option will be canceled at the Effective Time, and the holder of such canceled option will be entitled to receive, promptly after the Effective Time, but, in any event, not later than the fifth business day after the Effective Time, an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option, multiplied by (ii) the number of shares of Company Common Stock subject to such option, or, in the case of any such option granted during 2013, the number of shares subject to the vested portion of such option.

Treatment of Restricted Stock Rights and Restricted Stock Units

At the Effective Time, each outstanding restricted stock right or restricted stock unit issued by Fisher (whether vested or unvested) will be fully vested, other than any such restricted stock right or unit granted to Fisher employees during 2013 pursuant to a new award made in 2013, which will instead vest on a partial basis as provided in the applicable award agreement. Each such restricted stock right or unit will be canceled at the Effective Time, with the holder of such restricted stock right or unit becoming entitled to receive, promptly after the Effective Time, but, in any event, not later than the fifth business day after the Effective Time, an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock subject to such restricted stock right or unit, or, in the case of any restricted stock right or unit granted to Fisher employees during 2013 pursuant to a new award made in 2013, the number of shares subject to the vested portion of such restricted stock right or unit, in each case, held by such holder immediately prior to the Effective Time.

Dissenters’ Rights

Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to and have properly demanded dissenters’ rights in accordance with Chapter 23B.13 of the WBCA and has not withdrawn or lost such rights will not be converted into the right to receive the Merger Consideration. Instead, such shareholder will be entitled only to payment of the fair value of such shares of Company Common Stock in accordance with Chapter 23B.13 of the WBCA. In the event that any such shareholder fails to perfect or otherwise waives, withdraws or loses the right to dissent or its dissenters’ rights under Chapter 23B.13 of the WBCA, then the right of such shareholder to be paid the fair value of such shareholder’s shares of Company Common Stock will cease and shares of Company Common Stock held by such shareholder will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest and less any applicable withholding taxes) in accordance with the exchange procedures in the Merger Agreement. Fisher is obligated to notify Sinclair as promptly as reasonably practicable of any written demands received by Fisher for payment of the fair value of any shares of Company Common Stock and to provide Sinclair a reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. Except as required by applicable law, Fisher may not make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Sinclair (which consent may not be unreasonably withheld, conditioned or delayed).

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Fisher that are subject to specified exceptions and qualifications contained in the Merger Agreement and the confidential disclosure letter that Fisher delivered to Sinclair concurrently with the execution of the Merger Agreement. Fisher’s representations and warranties are, in certain cases, modified by “knowledge”, “materiality” and “material adverse effect” qualifiers. For purposes of the Merger Agreement, “material adverse effect” means, with respect to Fisher, any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of Fisher and its subsidiaries, taken as a whole, or prevents or materially impairs or delays the consummation by Fisher of the Merger or the other transactions contemplated by the Merger Agreement on a timely basis, but does not include any event, occurrence, fact, condition, change, development or effect resulting from any of the following:

•	general economic or regulatory conditions or changes in such conditions;

•	financial or security market fluctuations or conditions;

•	changes in or events affecting the industries or markets in which Fisher and its subsidiaries operate;

•	any effect arising out of a change in GAAP or applicable law;

•

the announcement or pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the impact of such announcement or pendency on contractual or other relationships with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators (including the FCC);

•	changes in the market price or trading volume of shares of Company Common Stock on NASDAQ or any failure by Fisher to meet any estimates or outlook of revenues or earnings or other financial projections (except that any change, event, circumstance or effect underlying such changes or failure may, if not otherwise excluded from the definition of “material adverse effect”, be taken into account in determining that there has been a material adverse effect);

•	natural disasters;

•

national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of the Merger Agreement;

•	compliance by Fisher with the terms and conditions of the Merger Agreement or any action taken at the request or with the consent of Sinclair or any of its affiliates;

•	any action by Sinclair or any of its affiliates or the omission of an action that was required to be, or reasonably should have been, taken by Sinclair or any of its affiliates;

•	damage or destruction of any real property of Fisher or any of its subsidiaries to the extent covered by insurance;

•	labor conditions in the industry in which Fisher or any of its subsidiaries operate;

•

any loss (including through non-renewal of expiring contracts) of business from customers, suppliers, vendors, licensors and licensees and similar persons that conduct business with Fisher or any of its subsidiaries; or

•	changes, effects or circumstances arising from or relating to the identity of, or any facts or circumstances relating to, Sinclair, Merger Sub or their respective affiliates;

except, in the case of the first three bullets above, to the extent Fisher and its subsidiaries, taken as a whole, are materially disproportionately affected by such event, occurrence, fact, condition, change, development or effect as compared with other participants in the geographic markets in which Fisher and its subsidiaries operate. In addition, any determination as to whether any event, occurrence, fact, condition, change, development or effect has a material adverse effect will be made only after taking into account all effective insurance coverage, third-party indemnification and tax benefits with respect to such event, occurrence, fact, condition, change, development or effect.

Fisher’s representations and warranties under the Merger Agreement relate to, among other things:

•	corporate matters related to Fisher and its subsidiaries, such as organization, standing and corporate power;

•	Fisher’s capitalization, including the number of shares of Company Common Stock issued and outstanding;

•

corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (subject to the approval of the Merger Agreement by holders of at least two-thirds of the shares of Company Common Stock entitled to vote in accordance with the WBCA), and that the Merger Agreement constitutes a valid and binding agreement of Fisher, enforceable against Fisher in accordance with its terms;

•

resolutions of the Fisher Board (i) determining that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Fisher and its shareholders, (ii) adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) directing that the Merger Agreement be submitted to Fisher’s shareholders for approval and (iv) recommending that Fisher’s shareholders approve the Merger Agreement;

•

required regulatory filings, consents and approvals in connection with the execution and delivery by Fisher of the Merger Agreement and the performance by Fisher of its obligations under the Merger Agreement;

•

absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws, in each case, arising out of the execution and delivery by Fisher of the Merger Agreement and the performance by Fisher of its obligations under the Merger Agreement;

•	compliance with laws;

•	permits and certain FCC related matters;

•	SEC filings and financial statements;

•	compliance of this proxy statement with the applicable requirements under the Exchange Act and the accuracy of the information contained in this proxy statement;

•	absence of a material adverse effect on Fisher;

•	absence of certain undisclosed liabilities;

•	litigation matters;

•	tax matters;

•	title to property;

•	environmental matters;

•	certain material contracts of Fisher and its subsidiaries;

•	employee benefit matters;

•	labor and employment matters;

•	rights with respect to the intellectual property owned or used by Fisher and its subsidiaries;

•	maintenance of certain insurance policies by Fisher and its subsidiaries;

•	inapplicability of state takeover laws and regulations to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	matters relating to multi-channel video programming distributors;

•	receipt by the Fisher Board of a fairness opinion from Moelis with respect to the fairness of the Merger Consideration, from a financial point of view, to holders of Company Common Stock; and

•	brokerage, financial, finders’ and similar fees and commissions.

The Merger Agreement also contains customary representations and warranties made by Sinclair and Merger Sub that are subject to specified exceptions and qualifications contained in the Merger Agreement and the confidential disclosure letter that Sinclair delivered to Fisher concurrently with the execution of the Merger Agreement. Sinclair’s and Merger Sub’s representations and warranties are, in certain cases, modified by “knowledge”, “materiality” and “material adverse effect” qualifiers. For purposes of the Merger Agreement, “material adverse effect”, with respect to Sinclair, means any event, occurrence, fact, condition, change, development or effect that would prevent or materially impair or delay consummation of the Merger or the other transactions contemplated by the Merger Agreement or otherwise materially adversely affect the ability of Sinclair or Merger Sub to perform their respective obligations under the Merger Agreement.

Sinclair’s and Merger Sub’s representations and warranties under the Merger Agreement relate to, among other things:

•	corporate matters related to Sinclair and Merger Sub, such as organization, standing and corporate power;

•	corporate power and authority of each of Sinclair and Merger Sub to execute and deliver the Merger Agreement, to perform its obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and that the Merger Agreement constitutes a valid and binding agreement of Sinclair and Merger Sub, enforceable against Sinclair and Merger Sub in accordance with its terms;

•

required regulatory filings, consents and approvals in connection with the execution and delivery by Sinclair and Merger Sub of the Merger Agreement and the performance by Sinclair and Merger Sub of their obligations under the Merger Agreement;

•

absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws, in each case, arising out of the execution and delivery by Sinclair and Merger Sub of the Merger Agreement and the performance by Sinclair and Merger Sub of their obligations under the Merger Agreement;

•	information supplied for inclusion or incorporation by reference in this proxy statement;

•	litigation matters;

•

absence of certain agreements between Sinclair, Merger Sub or any of their affiliates, on the one hand, and any member of Fisher’s management or the Fisher Board, on the other hand, or any agreement pursuant to which any shareholder of Fisher would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of Fisher agrees to vote to approve the Merger Agreement or to vote against any superior proposal;

•	availability of sufficient funds to pay the aggregate Merger Consideration and to perform the other obligations of Sinclair and Merger Sub contemplated by the Merger Agreement;

•	ownership of shares of Company Common Stock;

•	operation and ownership of Merger Sub;

•

qualification of Sinclair to be the licensee of, and to acquire, own, operate and control, Fisher’s television and radio broadcast stations and to be the transferee of control of Fisher’s FCC licenses, under the Communications Act and certain other laws; and

•	brokerage, financial, finders’ and similar fees and commissions.

None of the representations and warranties contained in the Merger Agreement will survive beyond the Effective Time.

Conduct of Business by Fisher Pending the Merger

The Merger Agreement contains certain covenants restricting the conduct of business by Fisher between the date of the Merger Agreement and the Effective Time. In general, Fisher has agreed that, unless Sinclair gives its written consent or except as required by applicable law, as permitted by or provided for in the Merger Agreement or as disclosed in the confidential disclosure letter that Fisher delivered to Sinclair concurrently with the execution of the Merger Agreement, Fisher will and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice, including operating, in all material respects, in compliance with the communications laws; and

•

use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with any customers, suppliers, vendors, licensors and licensees with which it has material business relations.

Fisher has also agreed that, except as permitted by or provided for in the Merger Agreement or required by applicable law, or as disclosed in the confidential disclosure letter that Fisher delivered to Sinclair concurrently with the execution of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Sinclair, Fisher will not, and will not permit any of its subsidiaries to, take certain actions (subject to certain exceptions specified in the Merger Agreement), including, among others:

•	adopt or propose any change in its organizational documents;

•	declare, set aside or pay any shareholder dividend or other distribution, other than the payment of regular quarterly cash dividends;

•	acquire or agree to acquire any person or entity or any assets that would be material to Fisher and its subsidiaries, taken as a whole;

•	sell, lease, license, subject to a lien or otherwise dispose of any assets or property;

•	issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities or amend any material term of any of its outstanding securities;

•	incur, guarantee or assume any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any person or entity;

•	grant any increase in the base salary of employees;

•

establish or enter into or materially amend or modify any benefit plan, hire or terminate the employment of any executive officer of Fisher or enter into or modify the terms of any collective bargaining agreement covering employees of Fisher or any of its subsidiaries;

•	change any method of accounting or accounting principles or practices;

•

pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim, which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of Fisher or any of its subsidiaries in any material respect, or would require the payment by Fisher or any of its subsidiaries of an amount in excess of $100,000 in the aggregate, after taking into account any available insurance proceeds, except that Fisher may settle or compromise any litigation in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement without Sinclair’s prior written consent to the extent such settlement or compromise does not require the payment by Fisher or any of its subsidiaries of an amount in excess of $500,000 in the aggregate, after taking into account any available insurance proceeds;

•	terminate or cancel any material insurance policy;

•	enter into, amend, cancel, or extend certain material contracts;

•

make or authorize any new capital expenditures other than capital expenditures set forth in the 2013 budget materials provided to Sinclair and any other capital expenditures not in excess of $1,000,000 in the aggregate in order to address exigent circumstances;

•

by act or failure to act, adversely modify, or fail to maintain in full force and effect in accordance with their respective terms and conditions, any of the FCC licenses or take or fail to take any action that would reasonably be expected to cause the FCC or any other governmental entity to institute proceedings for the suspension, revocation or adverse modification of any of the FCC licenses in any material respect or enter into any FCC consent decree with respect to any of the stations or any of the FCC licenses if such FCC consent decree will survive the closing date of the Merger Agreement or if such FCC consent decree involves the payment by Fisher and/or any of its subsidiaries of more than $50,000;

•

make or change any material tax election, adopt or change any material period in respect of taxes or any material method of tax accounting, file any material amended tax return or settle, compromise or surrender any material tax liability, claim or refund, enter into any closing agreement relating to material taxes, file any material tax return that is inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (except extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	write down any of its material consolidated assets, except pursuant to applicable law or GAAP; or

•	agree or commit to do any of the foregoing actions.

Conduct of Business by Sinclair and Merger Sub Pending the Merger

From the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or with the prior written consent of Fisher, Sinclair and Merger Sub have agreed not to, directly or indirectly, take or cause to be taken:

•

any action that could be expected to delay or impair the consummation of the transactions contemplated by the Merger Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action; or

•

any action that would cause any of the representations or warranties of Sinclair and Merger Sub contained in the Merger Agreement to become inaccurate in any material respect or any of the covenants of Sinclair and Merger Sub to be breached in any material respect or result in the failure of any of the conditions to Fisher’s obligation to close the Merger to be satisfied.

Fisher Shareholder Meeting

Fisher is obligated to hold a meeting of its shareholders for the sole purpose of seeking the approval of Fisher’s shareholders of the Merger Agreement as promptly as reasonably practicable following the date upon which this proxy statement is cleared by the SEC. Fisher is obligated to recommend approval of the Merger Agreement by Fisher’s shareholders and include in this proxy statement such recommendation, except as otherwise provided in the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement (see below the section entitled “—Changes in the Recommendation of the Fisher Board” beginning on page 78 of this proxy statement). Unless the Fisher Board has issued an adverse recommendation change, Fisher is obligated to use commercially reasonable efforts to solicit the approval of Fisher’s shareholders of the Merger Agreement. If Fisher is unable to obtain a quorum of Fisher’s shareholders at such meeting of Fisher’s shareholders, Fisher may adjourn the shareholders’ meeting if necessary in order to obtain a quorum of Fisher’s shareholders.

No Solicitation

Fisher has agreed not to (including not authorizing or knowingly permitting its subsidiaries or any of its or their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives to), directly or indirectly:

•

solicit, initiate or knowingly encourage the making of any alternative transaction proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an alternative transaction proposal; or

•

other than with Sinclair, Merger Sub or their respective directors, officers, employees or other representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information in connection with, any alternative transaction proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an alternative transaction proposal.

Notwithstanding the foregoing, if, at any time prior to the receipt of the approval of Fisher’s shareholders of the Merger Agreement, Fisher or any of its subsidiaries receives an alternative transaction proposal that did not result from a breach of the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement, Fisher and the Fisher Board may (directly or through their representatives):

•

contact such person or entity and its advisors for the purpose of clarifying the proposal and any material terms of the proposal and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a superior proposal; and

•

if the Fisher Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such alternative transaction proposal is, or is reasonably likely to lead to, a superior proposal:

•

furnish information with respect to Fisher and Fisher’s subsidiaries to the person or entity making such alternative transaction proposal (and its representatives) pursuant to an executed confidentiality agreement with confidentiality provisions no less favorable in the aggregate to Fisher than those contained in the confidentiality agreement between Fisher and Sinclair then in effect; and

•	participate in discussions or negotiations with the person or entity making such alternative transaction proposal (and its representatives) regarding such alternative transaction proposal.

Fisher has agreed it will, within one business day, provide Sinclair with all non-public information regarding Fisher that has not previously been provided to Sinclair that is provided to any person or entity making such alternative transaction proposal.

In addition, Fisher has agreed it will, within one business day of receipt of any alternative transaction proposal (or request for information that expressly contemplates, or that Fisher believes would reasonably be expected to lead to, an alternative transaction proposal), advise Sinclair of the material terms and conditions of such proposal and the identity of the person or entity making such proposal or request, and keep Sinclair reasonably informed of the status of any such proposal (including any changes to the material terms and conditions of any such proposal).

For purposes of the Merger Agreement, an “alternative transaction proposal” means any inquiry, proposal or offer from any person or entity (other than the Merger and the other transactions contemplated by the Merger Agreement) relating to:

•

any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Fisher or any of Fisher’s subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting “25 percent” for reference to “10 percent” therein);

•

any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any of Fisher’s subsidiaries, of assets or properties that constitute 25% or more of the assets of Fisher and Fisher’s subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Fisher; or

•

any tender offer or exchange offer in which any person, entity or “group” (as defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of Company Common Stock.

For purposes of the Merger Agreement, a “superior proposal” means an alternative transaction proposal (except with the references to “25%” in the above definition deemed to be references to “50%”) made after the date of the Merger Agreement and not resulting from a breach of the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement and having terms which the Fisher Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) would result in a transaction that is reasonably likely to be consummated on the terms proposed and, if consummated, is more favorable from a financial point of view to holders of shares of Company Common Stock than the Merger (taking into account any changes to the terms of the Merger Agreement as may be proposed by Sinclair in response to such superior proposal pursuant to the Merger Agreement).

Changes in the Recommendation of the Fisher Board

Fisher has agreed that the Fisher Board will not, directly or indirectly:

•

withdraw (or amend or modify in a manner adverse to Sinclair) or publicly propose to withdraw (or amend or modify in a manner adverse to Sinclair) the approval, adoption, recommendation or declaration of advisability of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative transaction proposal (any of the foregoing actions constituting an “adverse recommendation change” under the Merger Agreement) (with a “stop, look and listen” communication by the Fisher Board to holders of shares of Company Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act or the taking of a neutral or no position with respect to any alternative transaction proposal not constituting an adverse recommendation change); or

•

approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Fisher or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement permitted under the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement) that constitutes, or could reasonably be expected to lead to, any alternative transaction proposal or that requires Fisher to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding the foregoing, but subject to Fisher’s compliance in all material respects with the other provisions of the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement, at any time prior to obtaining the approval of Fisher’s shareholders of the Merger Agreement, the Fisher Board may make an adverse recommendation change if there exist material events or changes in circumstance not related to an alternative transaction proposal that were not known by the Fisher Board as of the date of the Merger Agreement and, as a result of such events or changes, the Fisher Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the Fisher Board’s fiduciary duties to the shareholders of Fisher under applicable law. However, Fisher is obligated to provide Sinclair with no less than three business days’ advance notice of any such adverse recommendation change and, if and so long as Sinclair requests, to negotiate in good faith with Sinclair during such three business day period regarding any revisions to the terms of the Merger proposed by Sinclair, the purpose of which is to render such adverse recommendation change unnecessary.

In addition, subject to Fisher’s compliance in all material respects with the other provisions of the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement, at any time prior to obtaining the approval of Fisher’s shareholders of the Merger Agreement, the Fisher Board may make an adverse recommendation change relating to an alternative transaction proposal if the Fisher Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such alternative transaction proposal is, or is reasonably likely to lead to, a superior proposal. However, Fisher is obligated to provide Sinclair with notice prior to the Fisher Board making any such adverse recommendation change, and the Fisher Board may not make such adverse recommendation change if, within the three business day period following Sinclair’s receipt of such notice, Sinclair makes a proposal setting forth revised terms and conditions of the Merger Agreement that would, in the good faith judgment of the Fisher Board after consultation with its independent financial advisor and outside legal counsel, cause the offer previously constituting a superior proposal to no longer constitute a superior proposal. If Sinclair makes such a proposal, then prior to the expiration of such three business day period, Fisher is obligated to negotiate in good faith with Sinclair (if and so long as Sinclair and its outside legal counsel are negotiating in good faith) regarding any revisions to the terms and conditions of the Merger Agreement set forth in such proposal. In the event of an adverse recommendation change in connection with a superior proposal, any material changes to the material terms of such superior proposal occurring prior to the making of such adverse recommendation change by the Fisher Board will require Fisher to provide to Sinclair a new notice and a new period of three business days.

In addition, at any time prior to obtaining the approval of Fisher’s shareholders of the Merger Agreement, Fisher may terminate the Merger if:

•	the Fisher Board has received a superior proposal;

•

Fisher is in compliance in all material respects with the covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement (including its obligations with respect to the same notice and matching rights of Sinclair described in the immediately preceding paragraph); and

•	concurrently with or prior to such termination, Fisher pays to Sinclair the termination fee described below in the section entitled “—Termination Fee” beginning on page 86 of this proxy statement.

However, Fisher may not so terminate the Merger Agreement unless Fisher has given to Sinclair advance notice of such termination and has given Sinclair the ability to renegotiate the terms and conditions of the Merger Agreement as described above.

Nothing in the Merger Agreement prohibits Fisher or the Fisher Board from complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to Fisher’s shareholders a position with respect to a tender offer by a third party, or waiving any “standstill” or similar provision in order to permit a person or entity to make an alternative transaction proposal, if, in each case, in the good faith judgment of the Fisher Board, after consultation with its independent financial advisor and outside legal counsel, failure to so comply or waive would be inconsistent with the Fisher Board’s fiduciary duties to Fisher’s shareholders under applicable law. See the section entitled “The Merger—Background of the Merger” beginning on page 32 of this proxy statement for information relating to the waiver by the Fisher Board of the “don’t-ask/don’t-waive” provision.

Efforts to Consummate the Merger

Subject to certain exceptions described below, Fisher, Sinclair and Merger Sub are obligated to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and cooperate with each other in order to do, all things necessary or appropriate to consummate the transactions contemplated by the Merger Agreement as soon as practicable, including obtaining as promptly as practicable any necessary consents, approvals, waivers and authorizations of and actions or nonactions by, and making as promptly as practicable all necessary filings and submissions with, any governmental entity or third party necessary in connection with the consummation of the transactions contemplated by the Merger Agreement.

For purposes of the foregoing, “reasonable best efforts” include, among others:

•	diligently prosecuting the applications with the FCC seeking the FCC Consent;

•

vigorously defending, contesting and objecting to any claims, lawsuits, petition to deny, objections, actions or other proceedings by or before any governmental entity challenging the Merger Agreement or the transactions contemplated by the Merger Agreement or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order vacated or reversed;

•	executing settlements, undertakings, consent decrees, stipulations or other agreements;

•

selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Sinclair or its affiliates (other than Sinclair’s broadcast stations in markets in which Fisher’s stations do not operate);

•

agreeing to sell, divest, hold separate or otherwise convey any assets or businesses of Fisher or any of its subsidiaries upon completion of the Merger (or permitting Fisher to sell, divest, hold separate or otherwise convey any of its or its subsidiaries’ assets or businesses prior to completion of the Merger);

•

agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Fisher or any of its subsidiaries upon completion of the Merger;

•	creating any relationships, ventures, contractual rights, obligations or other arrangements of Sinclair or its affiliates upon completion of the Merger;

•	agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of Fisher or any of its subsidiaries upon completion of the Merger; and

•

otherwise taking or committing to take actions that after the closing date would limit the freedom of action of Sinclair or its affiliates (including the surviving corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets.

Notwithstanding the foregoing, none of Fisher or any of Fisher’s subsidiaries is required to (and neither Sinclair nor Merger Sub is permitted to) take any of the foregoing actions which would bind Fisher or any of Fisher’s subsidiaries in respect of any matter if the closing of the Merger does not occur. In addition, the Merger Agreement does not require, and may not be construed to require, Fisher, Sinclair, Merger Sub or any of their respective affiliates to take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain, or make changes in, any such businesses, assets, licenses, services or operations of Sinclair, Fisher or the surviving corporation (or any of their respective affiliates) that, individually or in the aggregate, is reasonably expected to have a material adverse effect on Fisher or Sinclair (with “material adverse effect” with respect to Sinclair, in this instance, meaning any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of Sinclair and its subsidiaries, taken as a whole, with the same exceptions to the term “material adverse effect” as it relates to Fisher (see above the section entitled “—Representations and Warranties” beginning on page 71 of this proxy statement)).

In furtherance of the foregoing, on April 25, 2013, Fisher and Sinclair made the required filings with the FTC and the Antitrust Division pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement. On May 15, 2013, the FTC notified Sinclair and Fisher that early termination of the waiting period applicable to the Merger under the HSR Act has been granted.

On April 25, 2013, Fisher and Sinclair also filed applications for the FCC Consent. In order to avoid disruption or delay in the processing of the FCC applications, Sinclair is required to agree, and to cause its affiliates to agree, to the following:

•

as part of the FCC applications, request that the FCC apply its policy of permitting the assignment of the FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any FCC license; and

•

make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any such pending renewal application and to assume the corresponding regulatory risks relating to any such renewal application.

In addition, to the extent reasonably necessary to expedite the grant by the FCC of any renewal application with respect to any of Fisher’s stations and thereby to facilitate the grant of the FCC Consent with respect to any such station, Fisher (or any applicable subsidiary of Fisher) is permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such station in connection with any pending complaints or other enforcement matters against such station.

If the original effective period of the FCC Consent expires prior to the closing of the Merger and neither party has terminated the Merger Agreement, Sinclair and Fisher will jointly request an extension of the effective period of the FCC Consent.

Employee Matters

Sinclair is obligated to provide, and to cause the surviving corporation and their respective subsidiaries to provide, each employee of Fisher and its subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) who continues as an employee of Sinclair, the surviving corporation or any of their respective subsidiaries after the Effective Time, for a period of twelve months following the Effective Time, (a) a base salary or hourly wage rate, and a cash incentive opportunity (including bonuses and/or commissions), that, in each case, is no less favorable than that provided to such employee immediately prior to the Effective Time and (b) employee benefits (including welfare plan benefits for spouses and dependents, but excluding any equity based compensation and defined benefit pension plan) that either, at Sinclair’s option, are no less favorable in the aggregate than those provided to such employee immediately prior to the Effective Time or no less favorable in the aggregate than those provided to similarly situated employees of Sinclair and its subsidiaries. Sinclair is also obligated to honor, or to cause the surviving corporation or any of their respective subsidiaries to honor, for a period of twelve months following the Effective Time, certain severance, retention and similar benefits and certain employee benefit plans provided to each continuing employee of Fisher and its subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) immediately prior to the Effective Time, including by recognizing all service recognized for such purposes under the applicable employee benefit plan (unless otherwise agreed to in writing by the affected Fisher employee).

For purposes of determining eligibility to participate, vesting, benefit accrual and entitlement to benefits under any benefit plan or arrangement of Sinclair, the surviving corporation or any of their respective subsidiaries providing benefits to any continuing employee of Fisher or its subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) after the Effective Time, such employee will receive service credit for service with Fisher and its subsidiaries to the same extent such service credit was granted under Fisher’s benefit plans (including with respect to vacation time, sick time and recognized holidays, except for benefit accrual under any defined benefit pension plan or to the extent any such service credit would result in the duplication of benefits).

With respect to any benefit plan or arrangement of Sinclair, the surviving corporation or any of their respective subsidiaries providing benefits to any continuing employee of Fisher or its subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) after the Effective Time, Sinclair is further obligated to:

•	render such employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements;

•

for purposes of such benefit plan or arrangement providing medical, dental, pharmaceutical and/or vision benefits, waive all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to such employee and his or her covered dependents, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable benefit plan or arrangement of Fisher immediately prior to the Effective Time; and

•	for purposes of such benefit plan or arrangement providing medical, dental, pharmaceutical and/or vision benefits, credit such employee for any deductible, coinsurance, maximum out-of-pocket requirements and similar expenses incurred by such employee and his or her covered dependents prior to the Effective Time under the terms of the new benefit plans for the purpose of satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements for the plan year in which the Effective Time occurs as if such amounts had been paid in accordance with such new benefit plan or arrangement.

For those employees of Fisher and its subsidiaries represented by labor unions and/or covered by collective bargaining agreements who continue as employees of Sinclair, the surviving corporation or their respective subsidiaries, Sinclair is obligated to honor, and to cause the surviving corporation and their respective subsidiaries to honor, each applicable collective bargaining agreement in good faith in accordance with its terms. Under the Merger Agreement, Fisher will take or cause to be taken such actions as are required pursuant to the terms of any applicable collective bargaining agreement covering employees of Fisher or any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement. Further, Fisher, Sinclair and Merger Sub will cooperate between the date of the Merger Agreement and the closing of the Merger to facilitate the assumption, as applicable, of the obligations under such collective bargaining agreements by the surviving corporation or its subsidiaries.

Nothing in the Merger Agreement confers any rights, benefits, remedies, obligations or liabilities upon any person other than the parties to the Merger Agreement and their respective successors and assigns.

Indemnification, Exculpation and Insurance

Sinclair and the surviving corporation are obligated to indemnify and hold harmless, and advance expenses incurred by, in each case, to the fullest extent authorized or permitted by applicable law, each present or former director, officer, employee or agent of Fisher or any of its subsidiaries and each present or former director, officer or trustee of another entity (to the extent such person is or was serving in such capacity at Fisher’s request) in connection with any threatened, asserted, pending or completed action, suit or proceeding arising out of or pertaining to matters that relate to the fact that such person or entity is or was a director, officer, employee or agent of Fisher or any of its subsidiaries or is or was a director, officer or trustee of another entity (to the extent such person is or was serving in such capacity at Fisher’s request) and any judgments, fines, penalties and amounts paid in settlement resulting from any such action, suit or proceeding.

Fisher may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’, employed lawyers’ and fiduciary liability insurance covering each person who was covered by such policies held by Fisher on the date of the Merger Agreement and providing coverage for the six-year period following the Effective Time for claims arising in respect of any matter occurring prior to the Effective Time and claimed against any such person, in amount and scope no less favorable, in the aggregate, than those of such policies in effect on the date of the Merger Agreement and from an insurance carrier with the same or better credit rating as the insurance carrier providing such insurance to Fisher on the date of the Merger Agreement. However, the premium for such run-off policy or policies may not exceed 300% of the aggregate annual amounts paid by Fisher to maintain its directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies as of the date of the Merger Agreement. Sinclair is obligated to cause any such policy to be maintained in full force and effect for its full term and to cause all obligations under such policy to be honored by the surviving corporation. In the event Fisher for any reason does not obtain such run-off insurance policy or policies prior to the Effective Time, Sinclair is obligated to obtain, or to cause the surviving corporation to obtain, such run-off policy or policies. However, Sinclair or the surviving corporation, as the case may be, will not be required to pay any premium for such run-off policy or policies in excess of 300% of the aggregate annual amounts paid by Fisher to maintain its directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies as of the date of the Merger Agreement. In case such policy or policies cannot be obtained for such amount, Sinclair or the surviving corporation will only be required to purchase the greatest amount of coverage available for such amount.

State Takeover Laws

If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, Fisher, Sinclair and Merger Sub will use commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and to otherwise eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 16 of the Exchange Act

Prior to the Effective Time, the Fisher Board, or an appropriate committee of non-employee directors of the Fisher Board, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of any of Fisher’s equity securities (including derivative securities) pursuant to the Merger Agreement by any officer or director of Fisher who is a covered person of Fisher for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of such section.

Transfer Taxes

All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with the transactions contemplated by the Merger Agreement, including the Merger (other than such taxes required to be paid by reason of the payment of the Merger Consideration to a person or entity other than the holder of record of the shares of Company Common Stock with respect to which such payment is made), will be borne and paid by either Merger Sub or the surviving corporation (regardless of the person or entity liable for such taxes under applicable law).

Shareholder Litigation

Fisher is obligated to give Sinclair the opportunity to participate in the defense or settlement of any shareholder litigation against Fisher or its directors arising after the date of the Merger Agreement as a result of the Merger and the other transactions contemplated by the Merger Agreement. Fisher may not settle any such shareholder litigation without Sinclair’s prior written consent, except that Fisher may settle or compromise any such litigation without Sinclair’s prior written consent to the extent such settlement or compromise does not require the payment by Fisher or any of its subsidiaries of an amount in excess of $500,000 in the aggregate, after taking into account any available insurance proceeds.

Other Covenants

The Merger Agreement contains other customary covenants and agreements, including, but not limited to, covenants relating to public announcements and access and confidentiality.

Merger Closing Conditions

The respective obligations of Sinclair, Merger Sub and Fisher to effect the Merger are subject to the satisfaction (or waiver in writing by Sinclair and Fisher) at or prior to the Effective Time of the following conditions:

•

any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act has expired or been terminated and any approval required under the HSR Act has been obtained;

•	the FCC Consent has been granted and is in full force and effect;

•

no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any governmental entity having jurisdiction which makes illegal, prohibits, restrains or enjoins consummation of the Merger is in effect; and

•	the approval of Fisher’s shareholders of the Merger Agreement has been obtained.

The obligation of Fisher to effect the Merger is subject to the satisfaction (or waiver by Fisher in writing) at or prior to the Effective Time of the following conditions:

•

certain representations and warranties of Sinclair and Merger Sub relating to corporate status, authority and brokers’ fees are true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty need only be true and correct as of such date);

•

all other representations and warranties of Sinclair and Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty need only be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Sinclair;

•

Each of Sinclair and Merger Sub has performed or complied with, in all material respects, each of its obligations, agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

•	Sinclair has delivered to Fisher a certificate, dated as of the closing date, signed by an officer of Sinclair and certifying as to the satisfaction of the foregoing conditions.

The obligations of Sinclair and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Sinclair in writing) at or prior to the Effective Time of the following conditions:

•

certain representations and warranties of Fisher relating to corporate status, capitalization, authority and brokers’ fees are true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty need only be true and correct as of such date), except for any inaccuracy in the representations and warranties relating to Fisher’s capitalization that results in de minimis liability, cost or expense to Sinclair or Merger Sub;

•

all other representations and warranties of Fisher set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty need only be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Fisher;

•

Fisher has performed or complied with, in all material respects, each of its obligations, agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Fisher has delivered to Sinclair a certificate, dated as of the closing date, signed by an officer of Fisher and certifying as to the satisfaction of the foregoing conditions; and

•	Fisher has received certain third-party consents.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the approval of Fisher’s shareholders of the Merger Agreement, or any adjournment or postponement of the meeting of Fisher’s shareholders to obtain such approval (except as otherwise expressly noted in the Merger Agreement):

•	by mutual written consent of Sinclair and Fisher;

•	by either Sinclair or Fisher:

•

if the Merger has not been consummated on or before April 11, 2014, except that the right to terminate the Merger Agreement in this circumstance will not be available to Sinclair or Fisher if the failure of Sinclair or Fisher, as applicable, to fulfill any of its obligations under the Merger Agreement materially contributed to the failure of the Merger to be consummated on or before such date, and that Sinclair will have no right to terminate the Merger Agreement in this circumstance during the pendency of a legal proceeding by Fisher for specific performance pursuant to the Merger Agreement;

•	if the approval of Fisher’s shareholders of the Merger Agreement has not been obtained at the meeting of Fisher’s shareholders to obtain such approval or at any adjournment or postponement thereof; or

•

if any governmental entity of competent jurisdiction has issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or has become final and non-appealable, but only if the party seeking to terminate the Merger Agreement in this circumstance has not taken any action or failed to take any action that would cause it to be in material violation of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

•	by Sinclair:

•	prior to receipt of the approval of Fisher’s shareholders of the Merger Agreement, if an adverse recommendation change has occurred; or

•

if prior to the closing date there has been a breach of or inaccuracy in any of Fisher’s representations or warranties contained in the Merger Agreement or Fisher has failed to perform or comply with any of its covenants or agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of any condition to Sinclair’s and Merger Sub’s obligations to effect the Merger and (ii) is incapable of being cured prior to April 11, 2014 or, if curable, is not cured on or before the earlier of (A) April 11, 2014 or (B) the date that is thirty days following the receipt by Fisher of written notice from Sinclair of such breach, inaccuracy or failure to perform or comply, unless Sinclair or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

•	by Fisher:

•

if prior to the closing date there has been a breach of or inaccuracy in any of Sinclair’s or Merger Sub’s representations or warranties contained in the Merger Agreement, or Sinclair or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of any condition to Fisher’s obligation to effect the Merger and (ii) is incapable of being cured prior to April 11, 2014 or, if curable, is not cured on or before the earlier of (A) April 11, 2014 or (B) the date that is thirty days following the receipt by Sinclair of written notice from Fisher of such breach, inaccuracy or failure to perform or comply, unless Fisher is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

if, at any time prior to receipt of the approval of Fisher’s shareholders of the Merger Agreement, the Fisher Board has received a superior proposal, Fisher is in compliance in all material respects with covenants relating to the non-solicitation of acquisition proposals contained in the Merger Agreement and Fisher pays to Sinclair the termination fee described below concurrently with or prior to such termination.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms as described above, the Merger Agreement will become null and void and have no effect, and, subject to certain specified provisions of the Merger Agreement which will survive such termination, including among others, representations regarding brokers’ fees and the provisions relating to termination, confidentiality, specific performance and remedies, there will be no liability or obligation on the part of Sinclair, Merger Sub or Fisher. However, other than, with respect to Fisher, in the event that Sinclair is entitled to payment of a termination fee, no party is relieved of any liability or damages arising out of its willful or intentional breach of any provision of the Merger Agreement, which liability or damages will not be limited to reimbursement of expenses or out-of-pocket costs and will include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under the Merger Agreement, lost combination opportunities and the time value of money).

Termination Fee

Fisher is obligated to pay to Sinclair a termination fee of $11.2 million in the following circumstances:

•	if the Merger Agreement is terminated by Fisher in order to accept a superior proposal, in which case Fisher is obligated to pay the termination fee concurrently with or prior to such termination;

•	if the Merger Agreement is terminated by Sinclair upon an adverse recommendation change, in which case Fisher is obligated to pay the termination fee concurrently with or prior to such termination; or

•

if prior to the date of the meeting of Fisher’s shareholders to obtain their approval of the Merger Agreement, an alternative transaction proposal has been publicly made to Fisher or directly to Fisher’s shareholders generally and not publicly withdrawn, the Merger Agreement is terminated by Sinclair or Fisher due to the approval of Fisher’s shareholders of the Merger Agreement not having been obtained at such special meeting or any adjournment or postponement thereof and Fisher enters into a definitive agreement within twelve months of such termination to consummate, and within eighteen months of such termination consummates, the transactions contemplated by such alternative transaction proposal, in which case the termination fee must be paid within two business days of the consummation of such transaction. For purposes of determining whether the termination fee is payable under this circumstance, all references to “25%” in the definition of “alternative transaction proposal” will be deemed to be references to “50%”.

In the event that Sinclair is entitled to receive the termination fee:

•

the right of Sinclair to receive such amount will constitute the sole and exclusive remedy for, and such amount will constitute liquidated damages in respect of, any termination of the Merger Agreement for Sinclair, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees, regardless of the circumstances giving rise to such termination; and

•

if Fisher fails to pay to Sinclair any amounts of termination fee due, Fisher is obligated to pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

Specific Performance

Sinclair, Merger Sub and Fisher have agreed that they will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the parties’ obligations to consummate the Merger and Sinclair’s obligation to pay, and the right of Fisher’s shareholders to receive, the Merger Consideration) in any court of competent jurisdiction. This right to specific performance or other equitable relief is in addition to any other remedy to which the parties are entitled at law or in equity.

Costs and Expenses

All costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, with certain exceptions expressly set forth in the Merger Agreement, including, among others, the FCC filing fees related to the transactions contemplated by the Merger Agreement (which will be paid by Sinclair) and reimbursement for expenses and out-of-pocket costs arising out of a willful or intentional breach of the Merger Agreement by the breaching party.

Amendment

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Fisher, Sinclair and Merger Sub.

Governing Law

The Merger Agreement is governed by the laws of the State of Washington.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

Adjournment of the Special Meeting

In the event that there are insufficient votes, in person or represented by proxy, at the time of the special meeting to approve the Merger Agreement, Fisher may move to adjourn the special meeting, if necessary or advisable, in order to enable the Fisher Board to solicit additional proxies in favor of the approval of the Merger Agreement. In that event, Fisher will ask its shareholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Recommendation of the Fisher Board

In order for the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting. If, however, less than a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. Provided a quorum is present, if you have given a proxy and abstained on this proposal, this will have no effect on the outcome of this proposal, and broker non-votes will have no effect on the outcome of this proposal. If, however, less than a quorum is present, your abstention will have the same effect as voting “AGAINST” this proposal, and broker non-votes, which are not entitled to vote, will have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

The Fisher Board recommends that shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 3)

Golden Parachute Compensation.

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act regarding the compensation for Colleen B. Brown, Hassan N. Natha, Robert I. Dunlop and Christopher J. Bellavia, whom we refer to collectively as the “named executive officers” in this proxy statement, that may be payable in connection with the consummation of the Merger under existing arrangements between Fisher and such officers. This compensation is referred to as the “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers, assuming the following:

•	the Merger closed on September 30, 2013; and

•	the named executive officers were terminated without cause or terminated for good reason immediately following a change of control on September 30, 2013.

Golden Parachute Compensation

Name	Cash Severance ($)(1)	Unvested Stock Options ($)(2)	Outstanding Restricted Stock Units ($)(2)	Prorated 2013 Target Annual Bonus ($)(3)	Total ($)
Colleen B. Brown	1,623,478	259,450	1,423,938	262,622	3,569,488
Hassan N. Natha	329,409	67,646	345,679	64,051	806,785
Robert I. Dunlop	475,110	133,387	754,397	110,586	1,473,480
Christopher J. Bellavia	343,325	96,025	492,910	73,570	1,005,830

(1)	This column includes cash severance entitlements of our named executive officers pursuant to their respective change of control agreements entered into in August 2009. The severance payments have double-triggers requiring the closing of the transaction contemplated by the Merger Agreement followed by a termination of the executive officer’s employment by Fisher without “Cause”, or by the executive officer for “Good Reason”, and such payments are equal to the sum of (a) two times, in the case of Ms. Brown, or one times, in the case of Messrs. Natha, Dunlop and Bellavia, the executive’s current annual base salary, plus (b) his or her current target annual cash bonus, at the time of termination. These components of the named executive officers’ severance are set forth in the following table:

Name	Base Salary ($)	Annual Target Bonus ($)
Colleen B. Brown	1,273,316	350,162
Hassan N. Natha	244,007	85,402
Robert I. Dunlop	327,662	147,448
Christopher J. Bellavia	245,232	98,093

(2)	Represents the value of unvested stock options and restricted stock units, respectively, that will become vested under the Merger Agreement. The payments with respect to stock options and restricted stock units are single-trigger payments contingent only upon the closing of the transactions contemplated under the Merger Agreement. Stock option amounts represent the product of (i) the excess, if any, of $41.00 over the applicable exercise price per share of Company Common Stock subject to such option, multiplied by (ii) the number of shares of Company Common Stock subject to such unexercised portion of such option that is outstanding and that has an exercise price below $41.00. Restricted stock unit amounts are determined by the product of (i) $41.00 multiplied by (ii) the number of shares of Company Common Stock subject to such restricted stock units that are outstanding. The table above quantifies the amounts of these payments with respect to unvested stock options and restricted stock units.

(3)	This column represents the amount of prorated 2013 target annual bonus payable to each named executive officer pursuant to the STI Plan. These payments under the STI Plan are single-trigger payments contingent only upon the closing of the Merger and the executive officer’s employment by Fisher as of the Effective Time.

Narrative to Golden Parachute Compensation Table

As Fisher previously reported in its proxy statements for Fisher’s 2010, 2011 and 2012 Annual Meetings of Shareholders, in August 2009, Fisher entered into Change of Control Agreements with Colleen B. Brown, Hassan N. Natha, Robert I. Dunlop and Christopher J. Bellavia. The agreements have a “double trigger”, which means that they only provide for severance payments to each executive if there is a change of control of Fisher followed by a termination of the executive’s employment by Fisher or its acquirer without “Cause”, or by the executive for “Good Reason”, during the eighteen-month period after a change of control. The Merger constitutes a change of control within the meaning of each of these agreements. The amount of severance is equal to the sum of (a) two times, in the case of Ms. Brown, or one times, in the case of Messrs. Natha, Dunlop and Bellavia, the executive’s current annual base salary, plus (b) his or her current target annual cash bonus, at the time of termination. Severance payments under each named executive officer’s change of control agreements are conditioned on the executive executing a general release and waiver of any and all claims against Fisher. For further information regarding the details of these agreements, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Change of Control Agreements” beginning on page 58 of this proxy statement.

Under the terms of the Merger Agreement, all outstanding stock options and restricted stock units held by the named executive officers will be fully vested (other than any new awards of stock options granted during 2013 or any new awards of restricted stock units granted to Fisher employees during 2013, which will instead vest on a partial basis as provided in the applicable award agreement) and be canceled in exchange for the right to receive a cash payment in the Merger. For further information regarding the vesting and cash-out of stock options and restricted stock units, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page 56 of this proxy statement.

Each of Fisher’s executive officers participates in the STI Plan. The STI Plan provides that in the event of a Company Transaction (as defined in the STI Plan) during 2013, each executive officer will earn a prorated portion of his or her 2013 target annual bonus opportunity for the period until the effective date of the Company Transaction. The proration is calculated based on the number of full weeks that the executive officer has worked during 2013 prior to the effective date of the Company Transaction. Payment of the prorated bonus is conditioned on the executive officer’s employment by Fisher as of the effective date of the Company Transaction. The Merger constitutes a Company Transaction within the meaning of each of the STI Plan. For further information with respect to the STI Plan, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Management Short Term Incentive Plan” beginning on page 58 of this proxy statement.

Vote Required and Recommendation of the Fisher Board

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act requires Fisher to provide its shareholders with the opportunity to cast an advisory (non-binding) vote on the “golden parachute” compensation that may be payable to its named executive officers in connection with the consummation of the Merger. As required by those rules, Fisher is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Fisher Communications, Inc.’s named executive officers in connection with the Merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED”.

The vote on this proposal is a vote separate and apart from the vote on the proposal to approve the Merger Agreement. Accordingly, you may vote to approve this proposal on “golden parachute” compensation and vote not to approve the Merger Agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either Fisher or Merger Sub if the Merger Agreement is approved. As Fisher is contractually obligated to pay the compensation to named executive officers disclosed in this proxy statement, such compensation will be paid, subject only to the conditions applicable thereto, if the Merger Agreement is approved by shareholders and completed, regardless of the outcome of the advisory vote.

In order for the advisory resolution on “golden parachute” compensation to be approved, the votes cast “FOR” such proposal by the shares of Company Common Stock entitled to vote on such proposal must exceed the votes cast “AGAINST” such proposal by the shares of Company Common Stock entitled to vote on such proposal, provided a quorum is present in person or represented by proxy at the special meeting. Provided a quorum is present in person or represented by proxy at the special meeting, if you have given a proxy and abstained on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation, your abstention will have no effect on the outcome of this proposal. If there are broker non-votes on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation, such broker non-votes will have no effect on the outcome of this proposal.

The Fisher Board recommends that shareholders vote “FOR” the proposal to approve, on an advisory basis, the “golden parachute” compensation that may be payable to Fisher’s named executive officers in connection with the consummation of the Merger as presented in this proxy statement.

MARKET PRICE OF COMPANY COMMON STOCK

The Company Common Stock is listed for trading on NASDAQ under the symbol “FSCI”. The table below shows, for the periods indicated, the high and low sale prices for Company Common Stock, as reported on NASDAQ.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2011
First Quarter ended March 31, 2011	$31.37	$22.15
Second Quarter ended June 30, 2011	$32.48	$25.37
Third Quarter ended September 30, 2011	$30.38	$21.93
Fourth Quarter ended December 31, 2011	$31.00	$21.90

Fiscal Year Ended December 31, 2012
First Quarter ended March 31, 2012	$31.56	$28.10
Second Quarter ended June 30, 2012	$34.15	$27.78
Third Quarter ended September 30, 2012	$37.44	$28.52
Fourth Quarter ended December 31, 2012*	$37.43	$22.76

Fiscal Year Ending December 31, 2013
First Quarter ended March 31, 2013	$39.67	$27.34
Second Quarter (as of June 21, 2013)	$41.82	$36.66

*	On October 19, 2012, Fisher paid a special cash dividend in the amount of $10.00 per share. The October 19, 2012 closing price for Company Common Stock, as reported on NASDAQ, was $36.36. On October 22, 2012, the first trading day following payment of the special cash dividend, the opening price for Company Common Stock, as reported on NASDAQ, was $26.75.

On January 9, 2013, the last trading day before the public announcement of the Fisher Board’s decision to explore strategic alternatives, the high and low sale prices for Company Common Stock, as reported on NASDAQ, were $28.50 and $28.26 per share, respectively, and the closing price for Company Common Stock, as reported on NASDAQ, was $28.49 per share. On April 10, 2013, the last trading day prior to the public announcement of the Merger Agreement, the high and low sale prices for Company Common Stock, as reported on NASDAQ, were $39.02 and $38.68 per share, respectively, and the closing price for Company Common Stock, as reported on NASDAQ, was $38.92 per share. On June 21, 2013, the most recent practicable date before this proxy statement was mailed to our shareholders, the high and low sale prices for Company Common Stock, as reported on NASDAQ, were $41.26 and $41.04 per share, respectively, and the closing price for Company Common Stock, as reported on NASDAQ, was $41.08 per share. As of the close of business on the record date, Fisher had 8,872,713 shares of Company Common Stock issued and outstanding and had approximately 118 holders of record. You are encouraged to obtain current market quotations for Company Common Stock in connection with voting your shares of Company Common Stock.

Fisher paid a quarterly cash dividend of $0.15 per Company Common Stock on December 17, 2012, and on March 29, 2013. On May 23, 2013, the Fisher Board declared a quarterly cash dividend of $0.15 per share of Company Common Stock payable on June 28, 2013, to shareholders of record at the close of business on June 14, 2013. Future cash dividends, if any, will be at the discretion of the Fisher Board and can be changed or discontinued at any time, subject to any limitations in the Merger Agreement. Dividend determinations (including the size of the quarterly dividends) will depend on, among other things, Fisher’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the Fisher Board may deem relevant. The Merger Agreement permits Fisher to continue the payment of regular quarterly cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information as of June 14, 2013 (or such earlier date as indicated in the tables’ footnotes), with respect to the shares of Company Common Stock beneficially owned by (i) our current directors of the Company, (ii) the named executive officers and (iii) each person known by the Company to own beneficially more than 5% of Company Common Stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company Common Stock listed as owned by such person or entity.

Directors

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (%)(1)
Paul A. Bible	9,555	(2)	*
Colleen B. Brown	196,382	(3)	2.21
Matthew Goldfarb	6,630	(4)	*
Donald G. Graham, III	102,947	(5)	1.16
Richard L. Hawley	5,264	(6)	*
Brian P. McAndrews	11,319	(7)	*
Joseph J. Troy	5,922	(8)	*
Frank P. Willey	3,199	(9)	*

*	Less than 1%
(1)	Based on 8,872,713 shares of Company Common Stock outstanding on June 14, 2013.
(2)	Shares are owned by The Bible Family Trust, of which Mr. Bible and his spouse are co-trustees. Share amount includes 1,089 restricted stock units.
(3)	Share amount includes 38,270 restricted stock units and options to purchase 98,096 shares of Company Common Stock that are exercisable within sixty days of June 14, 2013.
(4)	Share amount includes 1,089 restricted stock units.
(5)	Share amount includes 1,089 restricted stock units and 64,848 shares owned by the Felecia A. Graham Trust U/W dated October 26, 1988, of which Mr. Graham is a co-trustee and beneficiary.
(6)	Mr. Hawley shares voting and investment power with respect to these shares with his wife. Share amount includes 1,089 restricted stock units.
(7)	Share amount includes 1,089 restricted stock units.
(8)	Share amount includes 2,723 shares owned by the Joseph J. Troy Revocable Trust and 1,089 restricted stock units.
(9)	Share amount includes 1,089 restricted stock units.

Named Executive Officers (excluding named executive officers who are also directors) and

Executive Officers and Directors as a Group

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (%)(1)
Hassan N. Natha	21,741	(2)	*
Robert I. Dunlop	85,104	(3)	*
Christopher J. Bellavia	31,328	(4)	*
All Executive Officers and Directors as a Group (11 persons)(5)	479,391		5.40

*	Less than 1%
(1)	Based on 8,872,713 shares of Company Common Stock outstanding on June 14, 2013.
(2)	Share amount includes options to purchase 4,934 shares of Company Common Stock which are exercisable within sixty days of June 14, 2013 and 9,626 restricted stock units.
(3)	Share amount includes options to purchase 37,861 shares of Company Common Stock which are exercisable within sixty days of June 14, 2013 and 20,715 restricted stock units.
(4)	Share amount includes options to purchase 7,267 shares of Company Common Stock which are exercisable within sixty days of June 14, 2013 and 13,217 restricted stock units.
(5)	Share amount includes options to purchase 148,158 shares of Company Common Stock which are exercisable within sixty days of June 14, 2013 and 89,451 restricted stock units.

Beneficial Owners of 5% or More of the Company Common Stock

Name and Address	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock (%)(1)
GAMCO Asset Management Inc., et al. One Corporate Center Rye, New York 10580	2,540,405	(2)	28.63
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	460,960	(3)	5.20

(1)	Based on 8,872,713 shares of Company Common Stock outstanding on June 14, 2013.
(2)	This information and the information in this footnote is based solely on Amendment No. 48 to Schedule 13D/A filed with the SEC on March 5, 2013 (“Amendment No. 48”) by Mario Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“Gabelli Securities”), Gabelli & Company, Inc., MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”) and MJG-IV Limited Partnership. These entities engage in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Certain of these entities may also make investments for their own accounts. Of the shares reported above (i) GAMCO has sole voting power over 1,718,107 shares and sole dispositive power over 1,848,444 shares; (ii) Gabelli Funds has sole voting power over 9,000 shares and sole dispositive power over 481,100 shares; (iii) Teton Advisors has sole voting and dispositive power over 191,261 shares; (iv) Foundation has sole voting and dispositive power over 11,000 shares; (v) MJG Associates has sole voting and dispositive power over 3,600 shares; and (vi) Gabelli Securities has sole voting and dispositive power over 5,000 shares. Other information on the beneficial ownership of these shares and voting and investment power can be found in Amendment No. 48. The address for MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06830. The address for the Foundation is 165 West Liberty Street, Reno, Nevada 89501.
(3)	This information is based solely on Amendment No. 1 to Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2013.

DISSENTERS’ RIGHTS

Under Chapter 23B.13 of the WBCA, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement and you do not vote for the approval of the Merger Agreement, you have the right to receive payment in cash for the fair value of your shares of Company Common Stock in lieu of the $41.00 per share to be paid in the Merger, together with interest. These rights are known as dissenters’ rights. Fisher’s shareholders who elect to assert dissenters’ rights must not vote in favor of the proposal to approve the Merger Agreement and must comply with the provisions of Chapter 23B.13 of the WBCA, in order to perfect their rights. Strict compliance with the statutory procedures in Chapter 23B.13 of the WBCA is required. Failure to follow precisely any of the statutory requirements will result in the loss of your dissenters’ rights.

This section is intended as a brief summary of the material provisions of the Washington statutory procedures that a shareholder must follow in order to properly demand and perfect dissenters’ rights. This summary, however, is not intended as a complete statement of all applicable requirements, and is qualified in its entirety by reference to Chapter 23B.13 of the WBCA, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders assert their dissenters’ rights under Chapter 23B.13 of the WBCA. All references in this summary to a “shareholder” are to the record holder of shares of Company Common Stock unless otherwise indicated.

Chapter 23B.13 of the WBCA requires that where a merger agreement is to be submitted for approval at a meeting of shareholders, the shareholders be notified that dissenters’ rights will be available not less than twenty days before the meeting to vote on the Merger. A copy of Chapter 23B.13 of the WBCA must be included with such notice. This proxy statement constitutes Fisher’s notice to our shareholders that dissenters’ rights are available in connection with the Merger, in compliance with the requirements of Chapter 23B.13 of the WBCA. If you wish to consider asserting your dissenters’ rights, you should carefully review the text of Chapter 23B.13 of the WBCA contained in Annex C. Failure to comply timely and properly with the requirements of Chapter 23B.13 of the WBCA will result in the loss of your dissenters’ rights under the WBCA.

If you wish to assert dissenters’ rights for your shares of Company Common Stock, you must (i) deliver to Fisher before the vote is taken by Fisher’s shareholders notice of your intent to demand payment for your shares of Company Common Stock if the Merger is effected, (ii) not vote such shares in favor of the Merger and the Merger Agreement and (iii) follow the statutory procedures for perfecting dissenters’ rights under Chapter 23B.13 of the WBCA.

If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Company Common Stock as provided for in the Merger Agreement, but you will have no dissenters’ rights with respect to your shares of Company Common Stock. Voting against or failing to vote for the proposal to approve the Merger Agreement by itself does not constitute your intent to assert your dissenters’ rights within the meaning of Chapter 23B.13 of the WBCA. A proxy that is submitted and does not contain voting instructions will, unless revoked, constitute a vote in favor of the Merger and the Merger Agreement, and it will constitute a waiver of your dissenters’ rights. Therefore, a shareholder who submits a proxy and who wishes to assert dissenters’ rights must either submit a proxy containing instructions to vote against the proposal to approve the Merger and the Merger Agreement or abstain from voting on the approval of the Merger and the Merger Agreement.

All notice of your intent to assert your dissenters’ rights should be addressed to Fisher Communications, Inc., Attention: Christopher J. Bellavia, Esq., General Counsel, 140 Fourth Ave North, Suite 500, Seattle, Washington 98109, and must be delivered before the vote is taken to approve the Merger and the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record shareholders of Company Common Stock. Your notice should specify your name and mailing address, the number of shares of Company Common Stock you own, and that you intend to demand cash payment for your shares of Company Common Stock if the Merger and the Merger Agreement are approved. Such notice must be separate from your proxy.

A shareholder who wishes to assert dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Fisher a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. To be effective, dissenters’ rights must be made by, or in the name of, the record shareholder, fully and correctly, as the shareholder’s name appears in Fisher’s records or by the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with Fisher. The beneficial shareholder may assert dissenters’ rights directly by submitting to Fisher the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to assert dissenters’ rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for payment pursuant to dissenters’ rights by the nominee.

Within ten days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of Fisher’s shareholders who has properly delivered a written notice of intent to demand payment and who did not vote in favor of the proposal to approve the Merger Agreement. The notice must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•

supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

•	set a date by which the surviving corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice is delivered; and

•	be accompanied by a copy of Chapter 23B.13 of the WBCA.

If you wish to assert dissenters’ rights, you must timely file the payment demand, certify whether you acquired beneficial ownership of the shares before the date set forth in the notice and deliver share certificates as required in the notice. Failure to do so by the date set in the notice will cause you to lose your dissenters’ rights. Your dissenters’ rights to obtain payment of the fair value of your shares of Company Common Stock will terminate if your demand for payment is withdrawn with Fisher’s consent.

Under Section 23B.13.250 of the WBCA, within thirty days of the later of the Effective Time or the date the payment demand is received, the surviving corporation must pay each dissenter who complied with the payment demand and related requirements of Section 23B.13.230 of the WBCA the amount the surviving corporation estimates to be the fair value of the shareholder’s shares of Company Common Stock, plus accrued interest (other than dissenters who acquired shares of Company Common Stock after the date set forth in the dissenters’ notice as the first announcement to the news media or to shareholders of the terms of the Merger, if the surviving corporation elects to withhold payment as described below). The payment must be accompanied by:

•

Fisher’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how the surviving corporation estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenters’ right to submit his, her or its own estimate of the fair value of the dissenter’s shares and demand payment under Section 23B.13.280 of the WBCA; and

•	a copy of Chapter 23B.13 of the WBCA.

The fair value of the dissenter’s shares is the value of the shares immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable. Accrued interest means interest from the Effective Time until the date of payment, at the average rate at which we currently pay our principal bank loans.

Under Section 23B.13.270 of the WBCA, the surviving corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the Merger. To the extent the surviving corporation elects to so withhold payment, after the Effective Time, the surviving corporation must estimate the fair value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The surviving corporation must send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under Section 23B.13.280 of the WBCA.

Within thirty days of the surviving corporation’s payment or offer of payment, a dissenting shareholder may deliver a notice of his, her or its own estimate of the fair value of such dissenter’s shares and amount of interest due, and demand payment of his, her or its estimate, less any payment made under Section 23B.13.250 of the WBCA, or reject our offer under Section 23B.13.270 of the WBCA and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

•

the dissenter believes that the amount paid under Section 23B.13.250 of the WBCA or offered under Section 23B.13.270 of the WBCA is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

•	the surviving corporation failed to make payment under Section 23B.13.250 of the WBCA within sixty days after the date set for demanding payment; or

•

we do not effect the Merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

If a dissenter wishes to submit his, her or its own estimate of the fair value of such dissenter’s shares, such dissenter must deliver the notice and demand payment within thirty days after Fisher made or offered payment for the dissenter’s shares. Failure to do so will cause such dissenter to waive this right to demand payment.

If the surviving corporation does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, the surviving corporation must commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation fails to petition an appropriate court within sixty days, it will be required to pay the dissenting shareholder’s estimated fair value of Company Common Stock. The surviving corporation must commence the proceeding in the superior court of the county where its principal office, or, if none in the state of Washington, its registered office, is located. The surviving corporation must make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

The surviving corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the surviving corporation, complied with the provisions of Chapter 23B.13 of the WBCA. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13 of the WBCA the shareholder will be dismissed as a party.

The jurisdiction of the court in which the proceeding is commenced under Chapter 23B.13 of the WBCA is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter made a party to such proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the surviving corporation, or the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the surviving corporation elected to withhold payment.

The court will determine all costs of such proceeding and will assess such costs against the surviving corporation, including the reasonable compensation and expenses of appraisers appointed by the court, except to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23B.13 of the WBCA. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against Fisher and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 23B.13.200 through 23B.13.280 of the WBCA; or

•

against either Fisher or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 of the WBCA.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Fisher, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Any shareholder who demanded dissenters’ rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. However, if the shareholder fails to perfect or otherwise withdraws or loses such holder’s dissenters’ right, then the right of that shareholder to be paid the fair value of such holder’s dissenting shares will cease and that shareholder will be entitled to receive the $41.00 per share cash payment (without interest and less any applicable withholding taxes) for his, her or its shares of Company Common Stock pursuant to the Merger Agreement. Failure to comply strictly with all of the procedures set forth in Chapter 23B.13 of the WBCA will result in the loss of a shareholder’s statutory dissenters’ rights.

In view of the complexity of Chapter 23B.13 of the WBCA, Fisher’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, the Company Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Fisher Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Shareholder Proposals and Nominations for the 2013 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of Fisher’s shareholders. If the Merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholders’ meetings, and we would expect to hold the 2013 Annual Meeting prior to the end of 2013.

If the Merger is not completed or we are otherwise required to hold the 2013 Annual Meeting, the date of such meeting will be more than thirty days after the one year anniversary of Fisher’s 2012 Annual Meeting of Shareholders, which was held on May 9, 2012. As such, in order to be considered for inclusion in the proxy statement distributed to shareholders prior to the 2013 Annual Meeting, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us a reasonable time before Fisher begins to print and send its proxy materials. In addition, in accordance with Fisher’s bylaws, nominations by shareholders for the election of directors of Fisher at the 2013 Annual Meeting, and notice of other proper business, will be due on the later of: (i) the 90th day prior to the 2013 Annual Meeting and (ii) the tenth day following the day on which the notice of the date of the 2013 Annual Meeting was mailed to shareholders or such public disclosure was made. Proposals should be submitted in writing to the Secretary at our principal executive offices at 140 4th Avenue North, Suite 500, Seattle, Washington 98109. We suggest that you mail your proposal by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.fsci.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (filed with the SEC on March 4, 2013).

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 (filed with the SEC on April 29, 2013).

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (filed with the SEC on May 6, 2013).

•	our Current Reports on Form 8-K (filed with the SEC on April 11, 2013, April 12, 2013, May 3, 2013, May 23, 2013 and June 7, 2013).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109, Attention: Investor Relations, telephone number (206) 404-4253 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of Company Common Stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 24, 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

FISHER COMMUNICATIONS, INC.,

SINCLAIR BROADCAST GROUP, INC.

and

SINCLAIR TELEVISION OF SEATTLE, INC.

Dated as of April 11, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 11, 2013, by and among Fisher Communications, Inc., a Washington corporation (the “Company”), Sinclair Broadcast Group, Inc., a Maryland corporation (“Parent”), and Sinclair Television of Seattle, Inc., a Washington corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned Subsidiary of Parent in accordance with the Washington Business Corporation Act (the “WBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and (iv) resolved to recommend that the shareholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted this Agreement and the board of directors of Parent, and a wholly-owned Subsidiary of Parent, as the sole shareholder of Merger Sub, in each case, has adopted this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person.

“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting “25 percent” for reference to “10 percent” therein), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute twenty-five percent (25%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or twenty-five percent (25%) or more of any class of equity securities of the Company or (iii) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty-five percent (25%) or more of the outstanding Common Shares, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“Applicable Law” means any applicable order, law, regulation, rule, ordinance, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York are permitted or obligated by law to be closed for regular banking business.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party hereto, any Governmental Entity or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Share” means one share of common stock, par value $1.25 per share, of the Company.

“Communications Act” means the United States (i) Communications Act of 1934, (ii) Telecommunications Act of 1996 and (iii) Children’s Television Act of 1990.

“Communications Laws” means the FCC Rules and the Communications Act.

“Company Benefit Plans” means each material employee benefit plan, program or arrangement, including any material “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other material plan, agreement or arrangement involving bonus, commission or other incentive compensation, deferred compensation, stock bonus, stock purchase, phantom stock, restricted stock, restricted stock unit, performance stock unit, stock option or stock appreciation rights, change of control, retention or severance benefits, life, accident or travel insurance coverage, disability benefits, supplemental unemployment benefits, health, medical, dental or vision benefits, employee assistance programs, vacation, holiday, sick leave, personal leave, tuition assistance, adoption assistance, fringe benefits, profit-sharing, employee stock ownership and post-retirement compensation, including defined benefit pension plans, in each case, for the benefit of any current or former officer, employee or director of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (i) is materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation by the Company of the Merger or the other transactions contemplated hereby on a timely basis, except, in each case, to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or regulatory conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in or events affecting the industries or markets in which the Company and the Company Subsidiaries operate, (d) any effect arising out of a change in U.S. GAAP or Applicable Law, (e) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators (including the FCC), (f) changes in the market price or trading volume of the Common Shares on NASDAQ (provided, that this clause (f) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a

Company Material Adverse Effect, unless such change, event, circumstance or effect is otherwise excepted by this definition), (g) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (provided, that this clause (g) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a Company Material Adverse Effect, unless such change, event, circumstance or effect is otherwise excepted by this definition), (h) natural disasters, (i) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (j) compliance by the Company with the terms and conditions of this Agreement, (k) (A) any action by Parent or any of its Affiliates or (B) the omission of an action that was required to be, or reasonably should have been, taken by Parent or any of its Affiliates, (l) any action taken by the Company at the request or with the consent of Parent or any of its Affiliates, (m) damage or destruction of any real property of the Company or any of the Company Subsidiaries to the extent covered by insurance, (n) labor conditions in the industry in which the Company and the Company Subsidiaries operate, (o) any loss (including through non-renewal of expiring contracts) of business from customers, suppliers, vendors, licensors and licensees and similar Persons that conduct business with the Company or any of the Company Subsidiaries or (p) changes, effects or circumstances arising from or relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, except, in the case of clauses (a), (b) and (c), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the geographic markets in which the Company and the Company Subsidiaries operate. Any determination as to whether any event, occurrence, fact, condition, change, development or effect has a Company Material Adverse Effect shall be made only after taking into account all effective insurance coverage, third-party indemnification and tax benefits with respect to such event, occurrence, fact, condition, change, development or effect.

“Company Option Plan” means the Amended and Restated Fisher Communications Incentive Plan of 2001, the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan and any other plan pursuant to which outstanding Options, Restricted Stock Rights or other equity based awards have been granted.

“Company Real Property Leases” means the real property leases, subleases or other occupancy agreements set forth in Section 5.13(a)(ii) of the Company Disclosure Letter pursuant to which the Company Leased Property subject to such leases, subleases or occupancy agreements are leased, subleased or occupied by the Company or any of the Company Subsidiaries.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity, or any similar organizational documents of such entity.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any mortgage, claim, security interest, encumbrance, license, lien, charge or other similar restriction or limitation.

“Environmental Law” means any Applicable Law relating to the protection of the environment, natural resources, safety or health of human beings or other living organisms (as such relates to exposure to any Hazardous Substance), or to the manufacture, distribution in commerce, use or Release of any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act and all regulations, orders, decisions, and decrees now or hereafter promulgated concerning any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any other organization which is a member of the same controlled group as, is under common control with or is an affiliated service group of such entity (within the meaning of Sections 414(b), (c), or (m) of the Code), or is required to be aggregated with such entity under Section 414(o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCC” means the United States Federal Communications Commission and any successor agency.

“FCC Consent” means the grant by the FCC of (i) consent to the transfer of control of the Company, the applicable Company Subsidiaries and South West Oregon Television Broadcasting Corporation and (ii) to the extent applicable, the Satellite Waiver.

“FCC Licenses” means all licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, (i) with respect to Stations KXPI-LD, KYUU-LD and KUNP-LD, issued by the FCC under Subpart G of Part 74 of Title 47 of the Code of Federal Regulations and granted or assigned to the Company or any Company Subsidiary, and (ii) with respect to any other Station, issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and granted or assigned to (a) the Company or any Company Subsidiary or (b) South West Oregon Television Broadcasting Corporation.

“FCC Rules” means the rules, regulations and published policies of the FCC.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Substances” means any of the following and any substance or material that contains any of the following: any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “extremely hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity, and specifically including asbestos, petroleum and any petroleum products or byproducts, polychlorinated biphenyls, urea formaldehyde, radon gas, methane gas, toxic mold, radioactive materials (including any source, special nuclear or by-product material) and chlorofluorocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter as of the date hereof.

“Knowledge of Parent” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter as of the date hereof.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“NASDAQ” means the NASDAQ Global Market.

“Option” means each option to purchase Common Shares granted pursuant to a Company Option Plan that is outstanding and unexercised as of the Effective Time.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would (i) prevent or materially impair or delay consummation of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Pension Plan” means a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents and other regulatory authorizations issued or granted by a Governmental Entity, including the FCC Licenses.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the Company’s books and records, (b) Encumbrances securing indebtedness or liabilities that are included in the Company Reports, (c) inchoate mechanics’ and materialmen’s Encumbrances, (d) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the ordinary course of business of the Company or any Company Subsidiary, (e) zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (f) interests of any lessor or lessee to any Company Leased Property, (g) Encumbrances and obligations arising under or in connection with the Company Contracts, (h) Encumbrances that would be disclosed on current title reports or surveys and any other Encumbrances of public record, (i) licenses of Intellectual Property, (j) transfer restrictions on any securities of the Company imposed by Applicable Law, (k) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, (l) Encumbrances which are set forth in any Permits and (m) any other Encumbrances (i) being contested in good faith in the ordinary course of business, (ii) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) or (iii) which are not reasonably likely to adversely interfere in any material respect with the use of the properties or assets encumbered thereby as presently used.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Program Rights” means all rights of the Stations to broadcast television programs or shows and other material as part of the Stations’ programming, including all rights of the Stations under all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission into the environment.

“Restricted Stock Right” means a restricted stock right or a restricted stock unit issued by the Company pursuant to a Company Option Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding as of the Effective Time, pursuant to which the holder has a right to receive Common Shares after the vesting or lapse of restrictions applicable to such restricted stock right or restricted stock unit.

“Satellite Waiver” means, collectively, requests filed as part of the FCC Applications seeking the FCC consent and authority to permit the continued operation, pursuant to 47 C.F.R. § 73.3555 and Note 5 thereto, of (i) KPIC(TV) and KCBY-TV as “satellites” of KVAL-TV and (ii) KEPR-TV and KLEW-TV as “satellites” of KIMA-TV.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stations” means those certain television and radio broadcast stations set forth on Section 5.6(c) of the Company Disclosure Letter.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means an Alternative Transaction Proposal made after the date hereof and not resulting from a breach of Section 8.4 and having terms which the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would result in a transaction that (i) if consummated, is more favorable from a financial point of view to holders of Common Shares than the Merger (taking into account any changes to the terms of this Agreement as may be proposed by Parent in response to such Superior Proposal pursuant to Section 8.4(b)) and (ii) is reasonably likely to be consummated on the terms proposed; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Taxes” means (i) any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges of any nature, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, environmental, customs duty, stamp, property, sales, use, occupancy, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, production ad valorem and value added taxes, (ii) all liability for the payment of any amounts of the type described in clause (i) above as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto) and (iii) all liability for the payment of any amounts as a result of (A) an express or implied obligation to succeed to or (B) to the extent the principal subject of the underlying agreement is Taxes, an express contractual obligation to indemnify or otherwise assume, the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii) above.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the imposition of such Tax.

“U.S. GAAP” means United States generally accepted accounting principles.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. When used in reference to the Company or the Company Subsidiaries, the term “material” shall be measured against the Company and the Company Subsidiaries, taken as a whole. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
2013 Option	Section 4.3(a)
2013 Restricted Stock Right	Section 4.3(b)
Adverse Recommendation Change	Section 8.4(b)
Agreement	Introduction
Articles of Merger	Section 2.3
Benefits Continuation Period	Section 8.7(a)
Book-Entry Shares	Section 4.1(b)
By-Laws	Section 3.2
CERCLA	Section 1.1
Certificate	Section 4.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Introduction
Company Board	Recitals
Company Contract	Section 5.15(a)
Company Employees	Section 8.7(a)
Company IP	Section 5.18(a)
Company Leased Property	Section 5.13(a)
Company Lessor Agreements	Section 5.13(a)

Company Owned Property	Section 5.13(a)
Company Real Property	Section 5.13(a)
Company Reports	Section 5.7(e)
Company Shareholder Approval	Section 5.4(a)
Company Shareholders’ Meeting	Section 8.3
Company Subsidiaries	Section 5.2(a)
Company Termination Fee	Section 10.3(a)
Confidentiality Agreement	Section 8.1
Dissenting Shares	Section 4.1(a)
Effective Time	Section 2.3
Electronic Data Room	Section 5.24
Excluded Shares	Section 4.1(a)
FCC Applications	Section 8.5(c)
Governmental Requirements	Section 5.5(a)
Indemnified Parties	Section 8.8(a)
Intellectual Property	Section 5.18(d)
Intervening Event Adverse Recommendation Change Merger	Section 8.4(b) Recitals
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)
Merger Sub	Introduction
New Plans	Section 8.7(b)
New York Courts	Section 11.5(b)
Outside Date	Section 10.1(b)
Parent	Introduction
Paying Agent	Section 4.2(a)
PBGC	Section 5.16(c)
Proxy Statement	Section 8.2(a)
Renewal Application	Section 8.5(d)
Representatives	Section 8.1
Section 16	Section 8.13
Superior Proposal Adverse Recommendation Change	Section 8.4(b)
Superior Proposal Notice	Section 8.4(b)
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Tax Return	Section 5.12(a)
Voting Company Debt	Section 5.3(b)
WBCA	Recitals

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (New York time) on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the articles of merger as contemplated by the WBCA (the “Articles of Merger”), together with any required related certificates, filings and recordings, with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the WBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington or at such later date and time as the Company and Parent may agree upon and as is set forth in such Articles of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Articles of Incorporation. Subject to Section 8.8, the articles of incorporation of the Company shall be amended in their entirety at the Effective Time to be in the form of Exhibit A, and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended as provided therein or by Applicable Law.

Section 3.2 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to contain such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”).

Section 3.3 Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by Parent or Merger Sub (“Excluded Shares”), (ii) Common Shares held by any Subsidiary of either the Company or Parent (other than Merger Sub) and (iii) Common Shares the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to be paid the fair value of such Common Shares in accordance with Chapter 23B.13 of the WBCA and (C) has not effectively withdrawn or lost its rights to be paid the fair value of such Common Shares (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article IV, $41.00 in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) Each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) or Common Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares, Dissenting Shares or Common Shares described in Section 4.1(b)(iii) below) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(iii) Each Common Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.2 Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Effective Time, the Company shall select a bank or trust company reasonably acceptable to Parent as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”). Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii) The Merger Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation.

(iii) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail

(and to make available for collection by hand) to each holder of record of Common Shares (A) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(v) In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s claim for the Merger Consideration.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any holder or former holder of Common Shares, Restricted Stock Rights or Options such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, Restricted Stock Rights or Options, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the holder or former holder of the Common Shares, Restricted Stock Rights or Options in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be. Parent, the Surviving Corporation and the Paying Agent shall, to the extent reasonable, cooperate with each other and with the former holders of the Common Shares, Restricted Stock Rights or Options in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.2, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the Common Shares formerly represented thereby.

Section 4.3 Treatment of Options and Restricted Stock Rights.

(a) Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option (whether vested or unvested) shall be fully vested; provided, however, that each Option granted during calendar year 2013 (a “2013 Option”) shall be vested to the extent provided in the stock option agreement applicable to such 2013 Option, and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (y) (i) the number of Common Shares subject to each such Option that is not a 2013 Option or (ii) the number of Common Shares subject to the vested portion of each 2013 Option, as applicable.

(b) Restricted Stock Rights. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Stock Rights, each Restricted Stock Right (whether vested or unvested) shall be fully vested; provided, however, that each Restricted Stock Right granted during calendar year 2013 pursuant to a new award made in calendar year 2013 (a “2013 Restricted Stock Right”) shall be vested to the extent provided in the award agreement applicable to such 2013 Restricted Stock Right, and shall be canceled, with the holder of each such Restricted Stock Right becoming entitled to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the product of (A) the Merger Consideration multiplied by (B) (i) the number of Common Shares subject to each such Restricted Stock Right that is not a 2013 Restricted Stock Right held by such holder immediately prior to the Effective Time or (ii) the number of Common Shares subject to the vested portion of each 2013 Restricted Stock Right held by such holder immediately prior to the Effective time, as applicable.

(c) Unless a later time for payment is expressly provided in this Section 4.3 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of Options and

Restricted Stock Rights the cash payments described in this Section 4.3 promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time.

(d) Except as may otherwise be permitted pursuant to Section 7.1, the Company shall not grant any Option or Restricted Stock Right award on or after the date hereof.

Section 4.4 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Chapter 23B.13 of the WBCA (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Chapter 23B.13 of the WBCA); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent or its dissenters’ rights under Chapter 23B.13 of the WBCA, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall notify Parent as promptly as reasonably practicable of any written demands received by the Company for payment of the fair value of any Common Shares and shall provide Parent a reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 4.5 Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to the Effective Time, the Company, subject to Section 7.1(d), changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as (i) disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company or (ii) incorporated by reference into any such document, in each case with respect to clauses (i) and (ii), on or after January 1, 2012 and prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Status. The Company (a) is a corporation duly organized and validly existing under the laws of the State of Washington, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date hereof.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of Twelve Million (12,000,000) Common Shares. At the close of business on April 9, 2013, (i) 8,839,833 Common Shares were issued and outstanding, (ii) no Common Shares were held in treasury by the Company and (iii) 115,487 Common Shares were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.3(a) of the Company Disclosure Letter. Except as set forth above, at the close of business on April 9, 2013, no Common Shares were issued, reserved for issuance or outstanding. All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(a) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. As of the date hereof, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.

Section 5.4 Authority for Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least two-thirds (2/3) of the outstanding Common Shares entitled to vote in accordance with the WBCA (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Shareholder Approval and the filing of the Articles of Merger pursuant to the WBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopting this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for their approval and (iv) recommending that the shareholders of the Company approve this Agreement.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the FCC Consent, (iv) the applicable requirements of NASDAQ, (v) the filing of the Articles of Merger pursuant to the WBCA, (vi) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (vi), collectively, the “Governmental Requirements”) and (vii) any such consent, approval, authorization, Permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Shareholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Shareholder Approval and all consents, approvals, authorizations and Permits contemplated in clauses (i) through (vi) in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.6 Compliance with Laws; Permits; FCC Matters.

(a) Neither the Company nor any Company Subsidiary is in violation of and, to the Knowledge of the Company, no written notice has been given of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. This Section 5.6(a) does not relate to any employee benefit plan, employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have all Permits required to conduct their respective businesses as now conducted and (ii) are in compliance with all such Permits.

(c) The Company Subsidiaries identified on Section 5.6(c) of the Company Disclosure Letter are the holders of the FCC Licenses, which constitute all of the FCC Licenses of the Stations. Such FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded, terminated or expired. The Company and the Company Subsidiaries have (i) operated each Station in compliance with the Communications Laws and the FCC Licenses in all material respects, (ii) timely filed all material registrations and reports required to have been filed with the FCC relating to the FCC Licenses, (iii) paid or caused to be paid all FCC regulatory fees due in respect to each Station and (iv) completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction Permits issued to modify the FCC Licenses. There are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or, to the Knowledge of the Company, threatened before the FCC relating to the Stations, other than proceedings affecting broadcast stations generally. None of the Company or the Company Subsidiaries, nor any of the Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding. There is not (i) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Stations, the Company or any Company Subsidiary with respect to the Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such FCC Licenses. Such FCC Licenses have been issued for the terms expiring as indicated on Section 5.6(c) of the Company Disclosure Letter and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 5.6(c) of the Company Disclosure Letter. To the Company’s Knowledge, there are no facts or circumstances relating to the Stations, the Company or any of its Affiliates, which would reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Parent, (b) materially delay the obtaining of the FCC Consent or (c) cause the FCC to impose any material condition on its granting of the FCC Consent. The Company has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Company, any Company Subsidiary, the Company’s or any Company Subsidiary’s operation of the Stations or the FCC Licensees.

Section 5.7 Company Financial Statements; SEC Reports.

(a) The consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such financial statements present fairly in all material respects the consolidated results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The accounting books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in a manner that permits the Company to prepare its consolidated financial statements in conformity with U.S. GAAP.

(b) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient in all material respects to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in reports the Company files under the Exchange Act is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(d) (i) The Company has not received any notice from the Staff of the SEC of any formal or informal investigations of the Company by the SEC (other than any such investigation that has been resolved prior to the date hereof) and (ii) to the Knowledge of the Company, as of the date hereof, there are no pending (A) formal or informal investigations of the Company by the SEC or (B) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. There are no pending investigations by the Audit Committee of the Company Board regarding any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, as of the date hereof, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(e) The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since December 31, 2011 (the “Company Reports”). As of its respective date, each Company Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.7(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by the Company to the SEC solely for the purpose of complying with Regulation FD promulgated under the Exchange Act.

(f) Since December 31, 2011, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

(g) The representations and warranties contained in this Section 5.7 shall be the exclusive representations and warranties with respect to such matters.

Section 5.8 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the shareholders of the Company, and at the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.9 Absence of Certain Changes. Except as contemplated hereunder, since December 31, 2012 through the date hereof, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course.

Section 5.10 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by U.S. GAAP to be reflected on the Company’s consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s financial statements, (b) liabilities incurred in the ordinary course of business since December 31, 2012, (c) liabilities arising under the terms of any contract or Permit binding upon the Company or any of the Company Subsidiaries, (d) liabilities permitted by, or incurred pursuant to, this Agreement and (e) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries do not have any indebtedness for borrowed money evidenced by a credit agreement, note, debenture, bond or similar security (and, for the avoidance of doubt, excluding any trade payables or other current liabilities or obligations), other than any intercompany indebtedness.

Section 5.11 Litigation. As of the date hereof, there (a) is no material suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries and (b) is no material judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries. This Section 5.11 does not relate to any employee benefit plan, employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

Section 5.12 Taxes.

(a) Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed (in each case, after giving effect to any valid extensions of time in which to make such filings) all material returns, statements, forms and reports for Taxes (including elections, declarations, disclosures, schedules, estimates and information returns) (each, a “Tax Return”) that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were complete and accurate in all material respects.

(b) Payment of Taxes. All material Taxes and Tax liabilities of the Company and the Company Subsidiaries due and payable (whether or not shown on any Tax Return) have been duly and timely (after giving effect to any valid extensions of time in which to make such payment) paid or contested in good faith and accrued on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP.

(c) Other Tax Matters.

(i) Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to material Tax Returns or to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending.

(ii) Neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency.

(iii) All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(d) None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group for tax purposes under state, local or foreign law (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.

(e) To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries (i) has transferee or successor liability for the unpaid material Taxes of any other Person, (ii) has granted any extension for the assessment or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which Taxes have not since been paid, (iii) is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities, (iv) has a permanent establishment within the meaning of Article 5 of the Organisation for Economic Co-operation and Development Model Tax Convention in any country other than the country of its organization or (v) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter.

(f) To the Knowledge of the Company, none of the Company or any Company Subsidiary has been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither the Company nor any of the Company Subsidiaries is a party to any contract providing for the allocation or sharing of Taxes with a Person other than the Company or a Company Subsidiary (other than customary Tax gross-up or Tax indemnification provisions in credit agreements, derivatives, leases and other commercial agreements entered into in the ordinary course of business).

(h) Neither the Company nor any of the Company Subsidiaries will be required to include any material amount in income for any taxable period as a result of a change in accounting method for any taxable period ending after the Effective Date or pursuant to any agreement with any Taxing Authority with respect to such taxable period.

(i) The representations and warranties of the Company made in this Section 5.12 and in Section 5.16 are the only representations and warranties made by the Company with respect to matters relating to Taxes.

Section 5.13 Title to Property.

(a) Section 5.13(a) of the Company Disclosure Letter identifies, as of the date hereof:

(i) all real properties (by name and location) owned by the Company or any Company Subsidiary (the “Company Owned Property”);

(ii) all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by the Company or any Company Subsidiary as lessee, sublessee or occupant (the “Company Leased Property”). The Company Owned Property and the Company Leased Property are referred to herein collectively as the “Company Real Property” and

(iii) all material leases, subleases and occupancy agreements for Company Real Property to which the Company or any Company Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Company Lessor Agreements”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries have good and valid title to the Company Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Company Leased Property, sufficient to allow each of the Company and the Company Subsidiaries to conduct their business as and where currently conducted, and (ii) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Company Real Property. With respect to each of the Company Real Property Leases and Company Lessor Agreements, (i) such Company Real Property Lease or Company Lessor Agreement is valid and binding on the Company or the Company Subsidiaries, as applicable, (ii) none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to such Company Real Property Lease or Company Lessor Agreement, is in material breach or material violation of, or in material default under, such Company Real Property Lease or Company Lessor Agreement and (iii) to the Knowledge of the Company, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Company Real Property Lease or Company Lessor Agreement.

(c) Each of the Company and the Company Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Company Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Encumbrances.

Section 5.14 Environmental Matters.

(a) There has been no Release of any Hazardous Substance at, on, under or from any Company Real Property or, during the period of ownership, lease or operation by the Company or any Company Subsidiary, any real property formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be likely to result in a material liability under any Environmental Law for the Company or any Company Subsidiary. The Company and each Company Subsidiary is in material compliance with, and for the past three (3) years has been in material compliance with, all applicable Environmental Laws, which compliance includes having all material Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted, and the Company and the Company Subsidiaries are in material compliance with all such Permits. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing asserting any material liability under Environmental Law against the Company or any of the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiary (i) has received any written notice, notification, demand, request for information, citation, summons, complaint or order with respect to any actual or alleged material violation of Environmental Law, any actual or alleged material Release of any Hazardous Substance, or been notified in writing that it is a responsible party or potentially responsible party for any material amount under CERCLA or any other Environmental Law, except, in each case of this clause (i), to the extent there are no ongoing obligations or liabilities of the Company or any Company Subsidiary, or (ii) is a party to or otherwise subject to any judgment, decree, order, or consent agreement relating to any material violation of Environmental Law or the cleanup of any Hazardous Substance.

(c) To the Knowledge of the Company, the Company Owned Property does not contain any underground storage tanks, or piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles, or the unauthorized or unpermitted presence of any Hazardous Substance that would reasonably be expected to result in a material liability under any Environmental Law for the Company or any Company Subsidiary.

(d) The Company is, and at all times has been, in compliance in all material respects with the consent decree entered in U.S. v. Port of Seattle, et al., (Civ. No. C95-1495Z) in the U.S. District Court for the Western District of Washington relating to the Harbor Island Superfund Site in Seattle, Washington, and with the 2010 Amended and Restated PRP Participation Agreement for the Harbor Island Superfund Site, effective October 1, 2010.

(e) The Company and the Company Subsidiaries have made available to Parent all Permits required under applicable Environmental Laws, and all material environmental reports, agreements, audits, studies, investigations, and other written environmental information created within the past five (5) years in its custody, possession or control concerning the Company, any Company Subsidiary, their respective businesses or operations, or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

(f) The representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

Section 5.15 Contracts.

(a) Except for this Agreement, any contract filed with the SEC by the Company as an exhibit to any report, schedule, form, statement and other document prior to the date of this Agreement but on or after January 1, 2013, and any contract set forth on Section 5.15(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any of the following:

(i) any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any contract containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area or with any Person;

(iii) Any contract for any acquisition or disposition pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of One Million Dollars ($1,000,000);

(iv) any contract that is a local marketing agreement, joint sales agreement or similar agreement;

(v) any contract relating to Program Rights that involves cash payments or cash receipts of One Hundred Thousand Dollars ($100,000) or more over the remaining term of such contract;

(vi) any contract with The Nielsen Company;

(vii) any retransmission consent or copyright indemnification agreements with MVPDs with more than ten thousand (10,000) subscribers with respect to each Station;

(viii) any contract for the acquisition, sale, lease or license of material properties or assets of the Company or the Company Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2012; or

(ix) any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business, (B) investments in marketable securities in the ordinary course of business and (C) any such contract pursuant to which there are no outstanding obligations).

Each of the contracts of the type described in this Section 5.15(a) is referred to in this Agreement as a “Company Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both), (iii) each Company Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iv) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 5.16 Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan (or a description of material terms if there is no written plan document) and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, (A) the most recent actuarial valuation reports, (B) the most recent Form 5500 filed with the Department of Labor and all schedules thereto, (C) all current summary plan descriptions, (D) all trust agreements, insurance contracts or other funding arrangements relating to any Company Benefit Plan, (E) any material correspondence with the IRS, the Department of Labor or another relevant Governmental Entity concerning any Company Benefit Plan, and (F) all amendments and modifications to any of the foregoing.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under the Code, copies of which have been made available to Parent.

(c) Liability; Compliance.

(i) Neither the Company, nor any ERISA Affiliate of the Company, has in the past six (6) years maintained, sponsored or been required to contribute to a Pension Plan, or any multiemployer pension plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) that is unsatisfied with respect to a Pension Plan (other than PBGC premiums) or the IRS under Title IV of ERISA or Section 412 of the Code that could reasonably be expected to result in the imposition of any material liability on Parent or any of its ERISA Affiliates or the imposition of any material lien on the assets of the Company.

(ii) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including but not limited to ERISA, the Code, the Social Security Act, the Securities Act and the Exchange Act. All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such plan, agreement or Applicable Law, except to the extent failure to do so, individually or in the aggregate, would not be reasonably likely to result in a material liability to the Company or any of the Company Subsidiaries.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant or beneficiary in any Company Benefit Plan, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will, pursuant to any Company Benefit Plan, (a) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, consultant or director of the Company or any Company Subsidiaries, (b) materially increase any benefits otherwise payable to any such individual or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(e) No Company Benefit Plan, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G (without regard to subsections (b)(4) or (b)(5) thereof) or Code Section 162(m) as a result of the consummation of the transactions contemplated hereby, alone or together with any other event. Each Company Benefit Plan that is a nonqualified deferred compensation arrangement subject to Code Section 409A complies in all material respects with the requirements thereof and the IRS guidance issued thereunder, in both form and operation, and no such arrangement or payment to be made under pursuant to any such arrangement has incurred or, to the Knowledge of the Company, would reasonably be likely to give rise to, a material Tax or penalty under Code Section 409A(a)(1) or Code Section 409A(b).

Section 5.17 Labor Matters.

(a) None of the Company or any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement with any labor union or other labor organization.

(b) To the Knowledge of the Company, no labor union is, or any employees of the Company or any Company Subsidiaries are, currently engaged in union organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. As of the date hereof, there is no strike, slowdown, picketing, work stoppage or other similar material labor activity pending or, to the Knowledge of the Company, threatened in writing with respect to any employees of the Company or any of the Company Subsidiaries and there has been no such activity in the last three (3) years. There are no material labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened in writing with respect to any employee of the Company or any of the Company Subsidiaries.

(c) None of the Company or any of the Company Subsidiaries has committed any unfair labor practice in any material respect and the Company and each of the Company Subsidiaries are in material compliance with all Applicable Laws respecting employment, employment practices, terms and conditions of employment, wrongful termination, negligent hiring, worker classification, affirmative action, drug testing, whistleblowing, prohibited discrimination, human rights, equal employment, pay equity, fair employment practices, meal and rest periods, invasion of privacy, defamation, immigration status, employee safety and health, workers’ compensation, wages (including overtime wages), compensation and hours of work.

(d) There are (i) no actions, suits, claims, audits, unfair labor practice complaints, administrative matters, labor disputes or grievances pending (or, to the Knowledge of the Company, threatened) and (ii) to the Knowledge of the Company, no investigations pending or threatened before or by any Governmental Entity, in each case with respect to clauses (i) and (ii), relating to any such matters concerning and/or affecting the current or former employees or independent contractors of the Company or any of the Company Subsidiaries that would be reasonably likely to result in a material liability to the Company or any of the Company Subsidiaries prior to the Effective Time or to Parent or any of its Subsidiaries on or after the Effective Time (including the Surviving Company).

Section 5.18 Intellectual Property Rights.

(a) Section 5.18 of the Company Disclosure Letter sets forth a true and complete list of Intellectual Property owned by the Company or the Company Subsidiaries that is registered or subject to pending applications for registration. The Company and the Company Subsidiaries own all right, title and interest in and to, free of all Encumbrances other than Permitted Encumbrances, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole as now being conducted (the “Company IP”). To the Knowledge of the Company, each of the Company IP set forth in Section 5.18 of the Company Disclosure Letter is valid, subsisting and enforceable.

(b) To the Knowledge of the Company, (i) no Company IP owned by the Company or a Company Subsidiary is being infringed, misappropriated or otherwise violated by any third party and (ii) neither the Company nor any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), that would reasonably be expected to result in a material liability for the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received written notice of any such claims (as set forth in subsections (i) and (ii) herein) during the past year and there are no claims against the Company or any Company Subsidiary presently pending or, to the Knowledge of the Company, threatened, alleging material infringement, misappropriation or other violation of any third-party Intellectual Property. There is no material outstanding consent decree, settlement, order, injunction, judgment or ruling restricting the use or ownership of any Company IP issued directly to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is a party to any such material outstanding consent decree, settlement, order, injunction, judgment or ruling and, to the Knowledge of the Company, the Company and the Company Subsidiaries are not otherwise subject to any such material outstanding consent decree, settlement, order, injunction, judgment or ruling.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding or disputing the ownership, registrability or enforceability of, or use by, the Company or any Company Subsidiary, of any Company IP owned by the Company or a Company Subsidiary, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied for Intellectual Property.

(d) For purposes of this Agreement, “Intellectual Property” means patents, trademarks, trade names, service marks, copyrights and all pending applications for and registrations of any of the foregoing, domain names, trade secrets and other proprietary intellectual property rights recognized under Applicable Law.

Section 5.19 Insurance.

Except where such breach or default or the failure to be so in force and effect, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, (b) no coverage under any insurance policy will be adversely affected in any material respect by the Merger and (c) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

Section 5.20 Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 23B.19.010 et. seq. of WBCA, and, accordingly, no such Section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.21 MVPD Matters. Section 5.21 of the Company Disclosure Letter contains, as of the date hereof, (i) a list of all retransmission consent agreements with MVPDs with more than 10,000 subscribers with respect to each broadcast television Station and (ii) a list of the MVPDs that, to the Knowledge of the Company, carry any broadcast television Station and have more than 10,000 subscribers with respect to each such Station outside its Market. To the Knowledge of the Company, the Company or the applicable Company Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 10,000 subscribers in any of the Stations’ Markets. Since December 31, 2011 and until the date hereof, (x) no such MVPD has provided written notice to the Company or any Company Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Company, sought any form of relief from carriage of a broadcast television Station from the FCC and (y) neither the Company nor any Company Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a broadcast television Station from carriage or to change such Station’s channel position.

Section 5.22 Opinion of Financial Advisor. The Company Board has received an opinion from Moelis & Company, dated as of the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares.

Section 5.23 Brokers. No Person other than Moelis & Company is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided or made available to Parent a copy of the engagement letter for Moelis & Company related to the transactions contemplated by this Agreement.

Section 5.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ or such other Person’s use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives or Affiliates or such other Person, including any information made available in the electronic data room for Project Flapjack run by Merrill Corporation and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Status. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and currently in effect.

Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by a wholly-owned Subsidiary of Parent as the sole shareholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except for (i) the Governmental Requirements and (ii) any such consent, approval, authorization, Permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and Permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which Parent or Merger Sub is subject.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the shareholders of the Company, and at the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 6.5 Litigation. As of the date hereof, there (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and (b) is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6 Absence of Certain Agreements. There are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate in any way to the Company or any of the Company Subsidiaries or the transactions contemplated hereby or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 6.7 Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 6.8 Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “acquiring person” of the Company, as such quoted term is defined in Section 23B.19.020 of the WBCA.

Section 6.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of One Thousand (1,000) shares of common stock, par value $0.01 per share, of which One Hundred (100) shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by a wholly-owned Subsidiary of Parent.

Section 6.10 Qualification. Parent is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. There are no facts or circumstances that would, under the Communications Laws or any other Applicable Law, disqualify Parent as the transferee of control of any of the FCC Licenses or as the owner and operator of the Stations. Except for the Satellite Waiver, no waiver of or exemption, whether temporary or permanent, from any provision of the Communications Laws, or any divestiture or other disposition by Parent or any of its Affiliates of any asset or property, is necessary for the FCC Consent to be obtained, and, to the Knowledge of Parent, there are no facts or circumstances related to Parent or any of its Affiliates, including their respective FCC qualifications, which might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Parent, (b) materially delay the obtaining of the FCC Consent or (c) cause the FCC to impose any material condition on its granting of the FCC Consent.

Section 6.11 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

Section 6.13 Acknowledgement of Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and the Company Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V, (x) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (y) no Person has been authorized by the Company or any of the Company Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room, via confidential memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned, or except as listed on Section 7.1 of the Company Disclosure Letter, otherwise permitted by or provided for in this Agreement or as may be required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice (including operating, in all material respects, in compliance with the Communications Laws) and (y) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with any customers, suppliers, vendors, licensors and licensees with which it has material business relations; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of this Section 7.1 shall be deemed a breach of clauses (x) or (y) unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, otherwise permitted by or provided for in this Agreement or as may be required by Applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent may be withheld or given in Parent’s sole discretion (except in the case of clauses (c), (d), (h)(iii), (j), (l), (m) and (o), with respect to which Parent shall not unreasonably withhold, delay or condition Parent’s prior written consent and in the case of clause (r), as may be applicable to the foregoing clauses), the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose, any change in its Constituent Documents;

(b) declare, set aside or pay any shareholder dividend or other distribution, except for (i) any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary and (ii) the payment of regular quarterly cash dividends;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in any Person, except that a Company Subsidiary may merge or consolidate with another Company Subsidiary, or (ii) any assets that would be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except, with respect to clause (ii), in the ordinary course of business consistent with past practice;

(d) sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) in the ordinary course of business consistent with past practice (including licenses of Intellectual Property) or (ii) pursuant to existing written contracts or commitments;

(e) (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares (A) in respect of Options outstanding on the date hereof and (B) in respect of Restricted Stock Rights outstanding on the date hereof), (ii) accelerate the vesting of any Options or Restricted Stock Rights (other than as required pursuant to preexisting contractual commitments), (iii) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or (iv) purchase or redeem any shares of capital stock of the Company or any Company Subsidiary or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than (A) as otherwise contractually required, (B) any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (C) in connection with the exercise of Options or the vesting of Restricted Stock Rights (including in connection with any required withholding Taxes related to such exercise or vesting);

(f) incur, guarantee or assume any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) in the ordinary course of business consistent with past practice or (ii) any intercompany indebtedness, loan, advance, capital contribution or investment;

(g) grant any increase in the base salary of their respective employees, other than increases pursuant to currently existing contractual arrangements or in the ordinary course of business consistent with past practice; provided, that except for increases required by currently existing contractual arrangements, any increases in base salary received by an employee of the Company or any Company Subsidiary prior to the Effective Time shall not in the aggregate exceed the lesser of (i) increases consistent with past practice and (ii) the then-effective Consumer Price Index for All Urban Consumers promulgated from time to time by the U.S. Department of Labor;

(h) (i) establish or enter into any new arrangement constituting a Company Benefit Plan or materially amend or modify any existing Company Benefit Plan (other than, in each case, with respect to agreements for new hires in the ordinary course of business consistent with past practice or as may be required by Applicable Law), (ii) other than in the ordinary course of business, hire or terminate the employment of any executive officer of the Company (other than (A) any hiring pursuant to an employment agreement terminable on less than thirty

(30) days’ notice without penalty (including severance) or in accordance with Applicable Law or (B) any termination as a result of “cause”) or (iii) enter into any new, or modify the terms of any existing, collective bargaining agreement covering employees of the Company or any of the Company Subsidiaries;

(i) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or Applicable Law;

(j) pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of the Company or any Company Subsidiary in any material respect, or would require the payment by the Company or any Company Subsidiary of an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, after taking into account any insurance payments available therefor; provided, that the Company may settle or compromise any litigation in connection with this Agreement or the transactions contemplated hereby without Parent’s prior written consent to the extent such settlement or compromise does not require the payment by the Company or any Company Subsidiary of an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, after taking into account any insurance proceeds available therefor;

(k) terminate or cancel any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, other than in the ordinary course of business;

(l) (i) enter into any new contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement or (ii) amend, cancel, extend or terminate any Company Contract, in each case, other than in the ordinary course of business consistent with past practice;

(m) make or authorize any new capital expenditures other than capital expenditures set forth in the 2013 budget materials provided to Parent and any other capital expenditures not in excess of One Million Dollars ($1,000,000) in the aggregate in order to address exigent circumstances;

(n) by act or failure to act, adversely modify, or fail to maintain in full force and effect in accordance with their respective terms and conditions, any of the FCC Licenses or take or fail to take any action that would reasonably be expected to cause the FCC or any other Governmental Entity to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses in any material respect or enter into any FCC consent decree with respect to any Station or any of the FCC Licenses if such FCC consent decree will survive the Closing Date or if such FCC consent decree involves the payment by the Company and/or any Company Subsidiaries of more than Fifty Thousand Dollars ($50,000);

(o) make or change any material Tax election, adopt or change any material period in respect of Taxes, adopt or change any material method of Tax accounting, file any material amended Tax Return or settle, compromise or surrender any material Tax liability, claim or refund, enter into any closing agreement relating to material Taxes, file any material Tax Return that is inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (except extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(q) write down any of its material consolidated assets, except pursuant to Applicable Law or U.S. GAAP; and

(r) agree or commit to do any of the foregoing.

Section 7.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken (a) any action that could be expected to delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) any action that would cause any of the representations or warranties of Parent and Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent and Merger Sub to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its books, records, properties, premises and personnel and all other financial, operating and other data and information as Parent may reasonably request; provided, that (i) the Company and the Company Subsidiaries shall not be obligated to provide access to (A) any information that is competitively sensitive, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege with respect to such information (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client privilege), (C) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party, (D) any information that, in the reasonable judgment of the Company after consultation with counsel, would violate any Applicable Law or (E) any information that is reasonably pertinent to any litigation in which the Company or any Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement and (iii) the Company and Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representatives to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company Real Property. Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable. Each party shall continue to abide by the terms of the confidentiality agreement between Sinclair Broadcast Group Inc. and the Company, dated January 30, 2013 (the “Confidentiality Agreement”). Prior to any entry upon or physical inspection of any Company Real Property pursuant to this Section 8.1, Parent shall execute and deliver to the Company an access and indemnity agreement in a commercially reasonable form to be provided by the Company and shall provide evidence of liability insurance coverage reasonably acceptable to the Company.

Section 8.2 Proxy Statement.

(a) As soon as reasonably practicable following the date hereof, the Company shall, with the assistance of Parent, prepare, and the Company shall file with the SEC, a proxy statement relating to the approval of this Agreement by the shareholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”). Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondences and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the shareholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent; provided, that the Company will no longer be required to comply with the foregoing if the Company Board has effected any Adverse Recommendation Change or shall have resolved to do so. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company. Each of the Company and the Parent shall give reasonable and good faith consideration to any comments made by the other or its counsel.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the shareholders of the Company.

Section 8.3 Company Shareholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law, promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) for the sole purpose of seeking the Company Shareholder Approval and shall (a) except as otherwise provided in Section 8.4(b), recommend approval of this Agreement and include in the Proxy Statement such recommendation and (b) unless an Adverse Recommendation Change shall have been issued, use commercially reasonable efforts to solicit such approval. Further, if the Company is unable to obtain a quorum of its shareholders at the Company Shareholders’ Meeting, the Company may adjourn the Company Shareholders’ Meeting if necessary in order to obtain a quorum of its shareholders.

Section 8.4 Acquisition Proposals.

(a) The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary or any of its or their respective directors, officers or employees or any Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective directors, officers, employees or other Representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to the receipt of the Company Shareholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal (other than as a result of a breach of this Section 8.4), the Company and the Company Board may (directly or through their Representatives) (i) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) if the Company Board determines in good faith after consultation with its outside legal counsel and independent financial advisor that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement with confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement then in effect; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. The Company will within one (1) Business Day provide Parent with all non-public information regarding the Company that has not previously been provided to Parent that is provided to any Person making such Alternative Transaction Proposal.

(b) The Company Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, adoption, recommendation or declaration of advisability of this Agreement or the Merger and the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) (it being understood that a “stop, look and listen” communication by the Company Board to the holders of Common Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act or the taking of a neutral or no position with respect to any Alternative Transaction Proposal shall not constitute an Adverse Recommendation Change) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 8.4(a)) (A) constituting or that could reasonably be expected to lead to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, that, in the case of this clause (ii), the Company shall not be prohibited from entering into an agreement if it concurrently terminates this Agreement pursuant to Section 10.1(h). Notwithstanding anything to the contrary contained herein, but subject to the Company’s compliance in all material respects with the other provisions of this Section 8.4, as applicable, at any time prior to obtaining the Company Shareholder Approval, the Company Board may (x) make an Adverse Recommendation Change if there exists material events or changes in circumstance not related to an Alternative Transaction Proposal that were not known by the Company Board as of the date of this Agreement and, as a result thereof, the Company Board determines in good faith, after consultation with the Company’s outside counsel and its independent financial advisor, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of the Company under Applicable Law (an “Intervening Event Adverse Recommendation Change”); provided, that the Company shall provide Parent with no less than three (3) Business Days’ advance notice of any Intervening Event Adverse Recommendation Change (and, if and for so long as Parent requests, during such three (3) Business Day period the Company and its legal counsel and independent financial advisor shall negotiate in good faith with Parent regarding any revisions to the terms of the Merger proposed by Parent, the purpose of which is to render the Intervening Event Adverse Recommendation Change unnecessary), or (y) (i) make an Adverse Recommendation Change related to an Alternative Transaction Proposal if the Company Board determines in good faith, after consultation with the Company’s outside counsel and its independent financial advisor, that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal (a “Superior Proposal Adverse Recommendation Change”) or (ii) in response to a Superior Proposal, resolve to accept such Superior Proposal and cause the Company to terminate this Agreement pursuant to Section 10.1(h); provided, that concurrently with such termination, the Company pays the fees required by Section 10.3; provided, further, that (A) no Superior Proposal Adverse Recommendation Change pursuant to this Section 8.4(b) may be made and (B) no valid termination of this Agreement pursuant to Section 10.1(h) may be made, unless the Company Board shall have first provided prior written notice to Parent that it is prepared to (1) make a Superior Proposal Adverse Recommendation Change or (2) terminate this Agreement pursuant to Section 10.1(h) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall (except to the extent prohibited by a confidentiality agreement entered into prior to the date of this Agreement) contain a description of the material terms and conditions of such Superior Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change), and Parent does not make, within three (3) Business Days after receipt of such notice, a proposal setting forth revised terms and conditions of this Agreement that would, in the good faith judgment of the Company Board, after consultation with its outside legal counsel and its independent financial advisor, cause the offer previously constituting a Superior Proposal no longer to constitute a Superior Proposal. If Parent has in good faith made such a proposal to the Company during the three (3) Business Day period prior to the Company Board making a Superior Proposal Adverse Recommendation Change pursuant to this Section 8.4(b) or the Company terminating this Agreement pursuant to Section 10.1(h), the Company agrees that the Company and its outside legal counsel and its independent financial advisor shall negotiate in good faith with Parent and its outside legal counsel (so long as Parent and such outside legal counsel are negotiating in good faith) until the expiration of such three (3) Business Day period regarding any such revisions to the terms and conditions of this Agreement set forth in such proposal. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the making of a Superior Proposal Adverse Recommendation Change pursuant to this Section 8.4(b) by the Company Board or the Company terminating this Agreement pursuant to Section 10.1(h) shall require the Company to provide to Parent a new Superior Proposal Notice and a new period of three (3) Business Days.

(c) Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to (i) comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to the shareholders of the Company a position with respect to a tender offer by a third party and (ii) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal, if, in the case of both clauses (i) and (ii), in the good faith judgment of the Company Board, after consultation with outside legal counsel and its independent financial advisor, failure to so comply or waive would be inconsistent with its fiduciary duties to the shareholders of the Company under Applicable Law.

(d) The Company shall advise Parent orally and in writing as promptly as reasonably practicable, and in all events within one (1) Business Day, after the receipt thereof of any Alternative Transaction Proposal or request for information that expressly contemplates or that the Company believes would reasonably be expected to lead to an Alternative Transaction Proposal, the material terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal or request. The Company shall keep Parent reasonably informed of the status (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal.

Section 8.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; provided, that in no event shall the Company or any of the Company Subsidiaries or Parent or Merger Sub be required to pay any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts, (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by Applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(b) For purposes of this Section 8.5, “reasonable best efforts” shall include (i) diligently prosecuting the FCC Applications, (ii) vigorously defending, contesting and objecting to any claims, lawsuits, petitions to deny, objections, actions or other proceedings, whether judicial or administrative, by or before any Governmental Entity challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iv) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its Affiliates other than broadcast stations of the Parent or its Affiliates in Markets other than the Stations’ Markets, (v) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (vi) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary prior to the Closing, (vii) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (viii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (ix) agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing and (x) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Affiliates (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; provided, however, that (a) the Company and the Company Subsidiaries shall not be required to take, and Parent and Merger Sub shall not take, any such actions contemplated in clauses (i) through (x) above which would bind the Company or the Company Subsidiaries in respect of any matter if the Closing does not occur, and (b) notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that this Section 8.5(b) shall not require, or be construed to require, any party hereto or their respective Affiliates to take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain, or make changes in, any such businesses, assets, licenses, services or operations of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates) that individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (provided, that, for such purposes, “Parent Material Adverse Effect” shall have the same meaning as Company Material Adverse Effect, disregarding clause (ii) thereof and substituting Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger).

(c) Without limiting the generality of Section 8.5(a) and Section 8.5(b) above:

(i) Within ten (10) Business Days of the date of this Agreement, the Company, Parent and Merger Sub, as applicable, shall file applications with the FCC seeking the FCC Consent (collectively, the “FCC Applications”). The Company, Parent and Merger Sub shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. Parent shall pay the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Without limiting the generality of Section 7.2, except as otherwise contemplated by Section 8.5(b), no party hereto shall take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of materially delaying the grant of the FCC Consent.

(ii) Within ten (10) Business Days of the date of this Agreement, the Company, Parent and Merger Sub shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Parent or Merger Sub, as applicable.

(d) In order to avoid disruption or delay in the processing of the FCC Applications, Parent shall, and shall cause its Affiliates to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the assignment of the FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any FCC License (a “Renewal Application”), and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. In addition, Parent and Merger Sub acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, the Company (or any applicable Company Subsidiary) shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit the Company (or any applicable Company Subsidiary) to enter into a tolling agreement.

(e) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, Parent and the Company shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 10.1.

Section 8.6 Public Announcements; Public Disclosures. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld); provided, that the Company shall be permitted (without consulting with, or obtaining the consent of, Parent) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary. Notwithstanding the foregoing, (a) nothing in this Section 8.6 shall limit the Company’s or the Company Board’s rights under Section 8.4, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has effected any Adverse Recommendation Change or shall have resolved to do so and (c) the requirements of this Section 8.6 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.7 Employee Matters.

(a) Until the twelve (12) month anniversary of the Effective Time (the “Benefits Continuation Period”), and subject to the last sentence of this Section 8.7, Parent shall provide, and shall cause the Surviving Corporation and their respective Subsidiaries to provide, for those employees of the Company and the Company Subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), (i) a base salary or hourly wage rate that is no less favorable than that provided to such Company Employee immediately prior to the Effective Time, (ii) a cash incentive opportunity (including bonuses and/or commissions) that is no less favorable than that provided to such Company Employee immediately prior to the Effective Time and (iii) employee benefits (including welfare plan benefits for spouses and dependents, as applicable, but excluding any equity based compensation and defined benefit pension plan) that either, at the option of Parent, are (A) no less favorable in the aggregate than those provided to such Company Employee immediately prior to the Effective Time or (B) no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. Without limiting the generality of the foregoing, for the Benefits Continuation Period, Parent shall honor, or shall cause the Surviving Corporation or any of their respective Subsidiaries to honor the severance, retention and any similar benefits and any Company Benefit Plan set forth on Section 8.7(a) of the Company Disclosure Letter provided to a Company Employee under an applicable Company Benefit Plan immediately prior to the Effective Time, including by recognizing all service recognized for such purposes under the applicable Company Benefit Plan (unless otherwise agreed to in writing by the affected Company Employee).

(b) For purposes of determining eligibility to participate, vesting, benefit accrual and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, including with respect to vacation time, sick time and recognized holidays, except for benefit accrual under any defined benefit pension plan or to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (x) all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such New Plan to be waived for such employee and his or her covered dependents, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Benefit Plan immediately prior to the Effective Time, and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the New Plan begins to be taken into account under such New Plan for the purpose of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar expenses applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of Section 8.7(a), from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms each Company Benefit Plan that continues to be in effect and operate and administer such Company Benefit Plan in good faith and accordance with its terms.

(d) For those employees of the Company and the Company Subsidiaries represented by labor unions and/or covered by collective bargaining agreements who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, honor in accordance with their terms each applicable collective bargaining agreement in good faith. The Company shall take or cause to be taken such actions as are required pursuant to the terms of any applicable collective bargaining agreement covering employees of the Company or any Company Subsidiary in connection with the transactions contemplated hereby, and the parties hereto shall cooperate between the date hereof and the Closing Date to facilitate the assumption, as applicable, of the obligations under such collective bargaining agreements by the Surviving Corporation or its Subsidiaries.

(e) Nothing in this Section 8.7 shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.8 Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law without regard to whether indemnification may be available to such Indemnified Party from another Person, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 8.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (C) an employee or agent of the Company or any Company Subsidiary after the date of this Agreement, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified

Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. Parent shall cause the Constituent Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.8.

(b) The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’, employed lawyers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’, employed lawyers’ and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time (but only in respect thereof) in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies. If such run-off policy or policies shall have been obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason fails to obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies (which aggregate premiums with respect to calendar year 2012 are hereby represented and warranted by the Company to be the amount set forth on Section 8.8(b) of the Company Disclosure Letter); provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount.

(c) If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.8.

Section 8.9 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 8.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.12 Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

Section 8.13 Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.14 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Common Shares with respect to which such payment is made), shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under Applicable Law).

Section 8.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors arising after the date of this Agreement as a result of the Merger and the other transactions contemplated hereby, and with respect to any settlement in connection therewith, no such settlement shall occur without Parent’s prior written consent, except as otherwise permitted under Section 7.1(j). It is understood and agreed that this Section 8.15 shall not give Parent the right to direct any such defense.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) (i) Any waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and any approvals required thereunder shall have been obtained and (ii) the FCC Consent shall have been granted and shall be in full force and effect;

(b) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction which makes illegal, prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

(c) The Company Shareholder Approval shall have been obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and Merger Sub in Section 6.1, Section 6.2 and Section 6.11 that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than those in Section 6.1, Section 6.2 and Section 6.11) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of the Company in Section 5.1, Section 5.3, Section 5.4 and Section 5.23 that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, except, in each case, for any inaccuracy in the representations and warranties of the Company in Section 5.3 that results in de minimis liability, cost or expense to Parent or Merger Sub. The representations and warranties of the Company contained in this Agreement (other than those in Section 5.1, Section 5.3, Section 5.4 and Section 5.23) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 5.9(a)), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a) and Section 9.3(b); and

(d) The Company shall have received the consents set forth on Section 9.3(d) of the Company Disclosure Letter.

Section 9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Shareholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or before the date that is twelve (12) months (the “Outside Date”) after the date hereof; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date; provided, further, the parties agree that Parent shall have no right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by the Company for specific performance pursuant to Section 11.11;

(c) By Parent, prior to receipt of the Company Shareholder Approval, if an Adverse Recommendation Change shall have occurred;

(d) By Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting or at any adjournment or postponement thereof;

(e) By Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall not have taken any action or failed to take any action that would cause it to be in material violation of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(f) By the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g) By Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (i) give rise to the failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided, that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(h) By the Company if, at any time prior to receipt of the Company Shareholder Approval, (i) the Company Board has received a Superior Proposal, (ii) the Company is in compliance in all material respects with Section 8.4 and (iii) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 concurrently with or prior to such termination.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.23, Section 6.11, the penultimate sentence of Section 8.1, this Section 10.2, Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 10.3(b), nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful or intentional breach of any provision of this Agreement.

Section 10.3 Company Termination Fees and Expenses.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 10.1(h);

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(c); or

(iii)(A) prior to the date of the Company Shareholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its shareholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(d) and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate, and within eighteen (18) months of such termination consummates, the transactions contemplated by such Alternative Transaction Proposal; provided, that references to “twenty-five percent (25%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay Parent an amount equal to Eleven Million Two Hundred Thousand Dollars ($11,200,000) (the “Company Termination Fee”). Any Company Termination Fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clauses (i) and (ii) above, concurrently with or prior to such termination or (B) in the case of termination pursuant to clause (iii) above, within two (2) Business Days of the consummation of the transactions referred to in clause (iii)(C) above.

(b) Each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive the Company Termination Fee pursuant to Section 10.3(a) of this Agreement, the right of Parent to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination.

(c) If the Company fails to pay Parent any amounts due under Section 10.3(a) of this Agreement, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Facsimile: (410) 568-1537
E-mail: bfaber@sbgtv.com
Attention: Barry Faber, General Counsel

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Facsimile: (202) 663-8007
E-mail: jeffreygrill@pillsburylaw.com
Attention: Jeffrey B. Grill, Esq

(b)	If to the Company, to:

Fisher Communications, Inc.
140 Fourth Ave North
Suite 500
Seattle, WA 98109
Facsimile: (206) 404-4885
E-mail: CBellavia@fsci.com
Attention: Christopher J. Bellavia, Esq., General Counsel

with a copy to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 354-8113
E-mail: mpierce@whitecase.com
cgong@whitecase.com
Attention: Morton A. Pierce, Esq.
Chang-Do Gong, Esq.

Section 11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Washington without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York or any court of the United States located in the County of New York in the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the New York Courts and (iii) agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that (i) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of Washington as such party’s agent for acceptance of legal process and (ii) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (i) or (ii) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of New York.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6 Expenses. Except as expressly set forth herein (including Section 8.5, Section 10.2 and Section 10.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 11.8 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions , in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except (a) as provided in Section 8.8, (b) following the Effective Time, for the provisions of Article IV and (c) for the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the right of the shareholders of the Company to receive, the Merger Consideration) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David D. Smith
Name: David D. Smith
Title: President & Chief Executive Officer

SINCLAIR TELEVISION OF SEATTLE, INC.

By:	/s/ David D. Smith
Name: David D. Smith
Title: President

FISHER COMMUNICATIONS, INC.

By:	/s/ Colleen B. Brown
Name: Colleen B. Brown
Title: President & Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

Articles of Incorporation

of the Surviving Corporation

FIRST: The name of the corporation (the “Corporation”) is “Sinclair Television of Seattle, Inc.”

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Washington is 505 Union Ave. SE Suite 120, Olympia, WA 98501; and the name of the registered agent of the Corporation in the State of Washington at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act (the “WBCA”).

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SIXTH: The personal liability of an existing or former director or officer-director to the Corporation or its stockholders, or to a subsidiary corporation or its stockholders, for monetary damages for conduct as a director or officer-director is hereby eliminated, provided that such liability shall not be eliminated for acts or omissions that involve intentional misconduct or a knowing violation of law, for conduct violating WBCA § 23B.08.310, or for any transaction from which the existing or former director or officer-director will personally receive a benefit in money, property, or services to which such person is not legally entitled. The Corporation shall indemnify an existing or former director or officer-director made a party to a proceeding by reason of the fact that such person is or was a director or officer-director and obligate itself to advance or reimburse expenses incurred in any such proceeding, all without regard to the limitations in WBCA §§ 23B.08.510 through 23B.08.550 and in WBCA § 23B.08.560(2), provided that no such indemnity, advance or reimbursement shall be provided from or on account of (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of WBCA § 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property, or services to which such person was not entitled. The board of directors of the Corporation, by resolution adopted at any regular or special meeting, shall make provisions in the by-laws of the Corporation for the matters set forth in this Article SIXTH.

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Annex B

April 11, 2013

Board of Directors

Fisher Communications, Inc.

140 4th Avenue N., Suite 500

Seattle, Washington 98109

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.25 per share (“Company Common Stock”), of Fisher Communications, Inc., a Washington corporation (the “Company”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Sinclair Broadcast Group, Inc., a Maryland corporation (the “Acquiror”), and Sinclair Television of Seattle, Inc., a Washington corporation and indirect wholly-owned subsidiary of the Acquiror (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) with the Company surviving the Transaction as an indirect wholly-owned subsidiary of the Acquiror, and each issued and outstanding share of Company Common Stock (other than excluded shares and dissenting shares) will be converted into the right to receive $41.00 in cash, without interest (the “Merger Consideration”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We have provided investment banking and other services to the Company and in the future may provide such services to the Company and/or the Acquiror and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as, among other things, financial advisor to the Company in connection with (i) the sale of its Fisher Plaza real property in December 2011 and (ii) its special cash dividend in August 2012.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Merger Consideration to the extent expressly specified herein. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted

B-1

discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vii) reviewed a draft, dated April 10, 2013, of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be received in the Transaction by holders of Company Common Stock, without regard to individual circumstances of specific holders or other rights or circumstances (including size of share ownership, voting power, board representation or otherwise) which may distinguish such holders or the shares of Company Common Stock held by such holders.

This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Merger Consideration from a financial point of view to the holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Merger Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.

Very truly yours,

MOELIS & COMPANY LLC

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Annex C

CHAPTER 23B.13 OF THE WASHINGTON BUSINESS COPORATION ACT

23B.13.010. DEFINITIONS.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020. RIGHT TO DISSENT.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. NOTICE OF DISSENTERS’ RIGHTS.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220. DISSENTERS’ RIGHTS—NOTICE.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230. DUTY TO DEMAND PAYMENT.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to *RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240. SHARE RESTRICTIONS.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. PAYMENT.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260. FAILURE TO TAKE CORPORATE ACTION.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW23B.13.220 and repeat the payment demand procedure.

23B.13.270. AFTER-ACQUIRED SHARES.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300. COURT ACTION.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. COURT COSTS AND COUNSEL FEES.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level, underground parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01OAWB 1 U PX + Special Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. 1. To approve the Agreement and Plan of Merger, dated as of For Against Abstain April 11, 2013, as it may be amended from time to time, by and among Fisher Communications, Inc., Sinclair Broadcast Group, Inc. and Sinclair Television of Seattle, Inc. 3. To approve, on an advisory (non-binding) basis, the compensation disclosed in the proxy statement that may be payable to Fisher Communications, Inc.’s named executive officers in connection with the consummation of the merger. 2. To adjourn the special meeting, if necessary or advisable, to For Against Abstain solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. IMPORTANT SPECIAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 6 8 0 1 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 6, 2013. Vote by Internet Go to www.envisionreports.com/FSCI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message . SPECIAL MEETING OF SHAREHOLDERS OF FISHER COMMUNICATIONS, INC. TO BE HELD ON AUGUST 6, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints Colleen B. Brown, Hassan N. Natha and Christopher J. Bellavia, and each of them (with full power to act alone), as proxies for the undersigned with full power of substitution, to act and vote, with all the powers the undersigned would possess if personally present, at the special meeting of shareholders of Fisher Communications, Inc., to be held at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, on August 6, 2013, at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority to vote or act as any of such proxies or their substitutes deem advisable on all other matters that may properly come before the meeting or any adjournment or postponement thereof. If no direction is made, the proxy will be voted “FOR” Item 1, “FOR” Item 2 and “FOR” Item 3. Please mark, sign, date and mail your proxy card in the envelope provided as soon as possible. (Continued and to be signed on the reverse side.) Proxy — FISHER COMMUNICATIONS, INC. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01OAXB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Special Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1. To approve the Agreement and Plan of Merger, dated as of For Against Abstain April 11, 2013, as it may be amended from time to time, by and among Fisher Communications, Inc., Sinclair Broadcast Group, Inc. and Sinclair Television of Seattle, Inc. 2. To adjourn the special meeting, if necessary or advisable, to For Against Abstain solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger. IMPORTANT SPECIAL MEETING INFORMATION A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. 3. To approve, on an advisory (non-binding) basis, the compensation disclosed in the proxy statement that may be payable to Fisher Communications, Inc.’s named executive officers in connection with the consummation of the merger. MMMMMMMMMMMM 1 6 8 0 1 2 2 MMMMMMMMM

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . SPECIAL MEETING OF SHAREHOLDERS OF FISHER COMMUNICATIONS, INC. TO BE HELD ON AUGUST 6, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints Colleen B. Brown, Hassan N. Natha and Christopher J. Bellavia, and each of them (with full power to act alone), as proxies for the undersigned with full power of substitution, to act and vote, with all the powers the undersigned would possess if personally present, at the special meeting of shareholders of Fisher Communications, Inc., to be held at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, on August 6, 2013, at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority to vote or act as any of such proxies or their substitutes deem advisable on all other matters that may properly come before the meeting or any adjournment or postponement thereof. If no direction is made, the proxy will be voted “FOR” Item 1, “FOR” Item 2 and “FOR” Item 3. Please mark, sign, date and mail your proxy card in the envelope provided as soon as possible. (Continued and to be signed on the reverse side.) Proxy — FISHER COMMUNICATIONS, INC.